PROSPECTUS	FILED PURSUANT TO RULE 424(b)(1) REGISTRATION NO. 333-105923

UP TO $55,000,000
CERTIFICATES OF INDEBTEDNESS
(2003 Series A, B, C and D)
FOUNDATION CAPITAL RESOURCES, INC.

          Foundation Capital Resources, Inc. is a Georgia corporation operating as a real estate investment trust, or "REIT." We invest primarily in the work of churches, colleges, schools and other non-profit organizations through making mortgage loans to such entities, purchasing mortgage loans to such entities and acquiring indebtedness secured by mortgages issued by such entities. The net proceeds from the sale of our Certificates of Indebtedness will fund the loans we make and the debt obligations we purchase.

          We are offering Certificates of Indebtedness ("Certificates") with maturities at either 3, 5, 7 or 10 years with current interest rates at 4.35%, 4.75%, 5.65% and 6.20%, respectively. Interest paid on the Certificates may be either simple or compound. Interest on the face value of simple interest Certificates will be paid semi-annually until maturity. Interest on compound interest Certificates will accrue on the face value from the date of purchase, will compound semi-annually each year and will be paid at maturity. We may change interest rates on unsold Certificates offered in the prospectus. Investors are required to invest a minimum of $5,000. Once a Certificate is sold, its interest rate will not change during its term. The Certificates are redeemable, prior to maturity, only at the option of Foundation Capital.

          We began offering and selling Certificates in November 2003. As of the date of this prospectus, an aggregate total principal amount of $230,000 of Series A Certificates, $36,000 of Series B Certificates, $0 of Series C Certificates, and $5,000 of Series D Certificates have been sold. Foundation Capital used the net proceeds to it from these sales to make or purchase mortgage loans. However, we have not yet identified mortgages in which we intend to invest with future proceeds of this offering; therefore, this offering may be considered a blind pool real estate program.

          There will be no public market for the Certificates as they are not being listed on any securities exchange or NASDAQ. Also, Certificate holders may have difficulty selling their Certificates when they want to and they may have difficulty reselling Certificates at the price at which they were purchased. The offering will terminate upon the earliest to occur of (1) approximately 21 months from the date of this prospectus, (2) the completion of the sale of all Certificates, or (3) the time limitation imposed by applicable state law. Investors generally will not receive a refund of their investment irrespective of the amount of funds raised.

          Foundation Capital will pay the Underwriter (defined below) a sales commission ranging from 1% to 2% of the purchase price of the Certificates and a renewal fee equal to .5% of the aggregate gross amount of Certificates. In addition, Foundation Capital will pay the Underwriter a fee of $10.00 for each transaction executed. The Underwriter may enter into one or more Selected Dealer Agreements with other broker-dealer firms. See "Plan of Distribution."

          The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in the Certificates is not permitted.

          The Certificates are not insured or guaranteed by the FDIC, or any other governmental agency, and are only general corporate obligations backed by the full faith of Foundation Capital.

          The Certificates are suitable only for investment by persons who have adequate financial means and can commit their investment for the full term of the Certificates purchased. See "Plan of Distribution-Suitability Standards for Investment."

          Investing in Certificates involves a high degree of risk. You should purchase Certificates only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 7.

          Risks relating to Foundation Capital and the offering include, but are not limited to, the following:
•

This is a "best efforts" offering which means the Underwriter is not required to sell any specific number or dollar amount of securities. Accordingly, there is no assurance we will sell all of the Certificates. The fewer Certificates that we sell, the fewer funds we will have available to make loans and conduct our other activities, which could adversely affect our cash flows.

•	We have a limited operating history, which may increase the risk of your investment in the Certificates.
•	Our Manager (defined below) has no experience in managing or operating a REIT other than Foundation Capital.
•

If the principal amount of Certificates reinvested at maturity is materially lower than expected, or if there is a material decrease in the amount of dividends and distributions reinvested by our shareholders, it would have a material adverse effect on the amount of liquid funds we would have available for the repayment of principal and interest due on the Certificates.

•	We are authorized to incur indebtedness of up to 300% of our net assets in order to increase amounts available for investment, which may adversely affect our ability to repay our Certificates.
•

We pay our Manager its actual costs in connection with this offering and an asset management fee which shall be payable monthly based on Average Invested Assets (see "Glossary") at the beginning of each month as follows: one-twelfth of 0.3% of cash and cash equivalents and 1.25% of Average Invested Assets.

•	If interest rates rise above the average interest rate our loans earn, our net income may be reduced or eliminated.
•	We may change our investment and other financing policies without notice or investor consent, which may increase the risk of loss on our investments.
•	Our success depends on our Manager, in whom we have no ownership interest, although our President and Chief Executive Officer indirectly owns 67% of its interest.
•

We may have conflicts due to our President and Chief Executive Officer owning a 60% indirect ownership interest in the Underwriter. We may be more inclined to utilize the Underwriter rather than other broker-dealers. We may make a bond collateralized loan or purchase bonds in an offering underwritten by the Underwriter, which may result in fee income to the Underwriter. Moreover, if we do so before the offering has been fully sold, there is a risk that the balance of the bond issue might not be sold. In that event, the project for which the bonds were to be sold may not be completed and the value of the collateral for the bonds may be less than anticipated. This risk increases when Foundation Capital makes a bond collateralized loan or purchases bonds before the minimum offering amount has been sold to other investors.

•

It may be necessary for us to raise additional funds in order to meet all of our financial obligations. However, there is no assurance that a financing source will be available, in which event it might be necessary for us to sell all or a portion of our loan portfolio.

•

We face exposure and risks with respect to the various loans we make as follows. With respect to construction loans, the land value may decline or the borrower may fail to complete the project, which could adversely affect the borrower's ability to repay the loan. Interim loans generally require a balloon payment within a short period of time. Therefore, the borrower may be unable to repay the loan at maturity. If a permanent loan matures before it is fully repaid a substantial principal amount is probably required to be repaid at maturity, and the borrower is at risk of defaulting on the loan. Mortgage bond loans generally depend upon the borrower's ability to make its sinking fund payments or pledge collateral with a value that is sufficient to secure the bonds. When Foundation Capital invests in bonds or makes bond collateralized loans before the bond offering has been fully sold, the value of the bond collateral could be adversely impacted if the balance of the bond issue is not sold.

•

Compound Certificate holders will be allocated income and realize taxable income obligations, but will not receive cash distributions for payment of associated taxes, which could result in their inability to pay the taxes.

•

We may have certain conflicts of interest with our Manager relating to the compensation structure and its fairness to Certificate holders; the Manager has certain conflicts in allocating management time, services and functions among existing and future programs it is involved in which may result in less than satisfactory performance with respect to Foundation Capital; the Independent Directors (see "Glossary") of Foundation Capital must, by a majority vote, approve all actions of the Manager which may result in the Manager being less effective; the size of a loan could impact the amount of compensation earned by the Manager which could result in Foundation Capital investing in loans that may be detrimental to its investing strategy; and the agreements between Foundation Capital and the Manager were not the result of arm's-length negotiation.

•	We will have no employees as long as the Management Agreement remains in force and all of our officers, who are also employed by the Manager, will devote less than full time to our business.

_______________

Total
Price to public(1)	$55,000,000
Selling commissions and issuance expenses (1)	$948,750
Proceeds, before offering expenses, to Foundation Capital(1)	$54,051,250

(1)   Assumes all Certificates are sold at par. See "Use of Proceeds."

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Rives, Leavell & Co., Inc.
January 29, 2004

TABLE OF CONTENTS

i

THE MANAGER	42
The Management Agreement	42
Compensation	43
COMPENSATION TABLE	43
PRINCIPAL SHAREHOLDERS	45
In General	45
Dividend Reinvestment Plan	47
FIDUCIARY RESPONSIBILITY OF DIRECTORS AND THE MANAGER AND INDEMNIFICATION	48
General	48
Limitation of Liability and Indemnification	48
CONFLICTS OF INTEREST	49
General	49
Competition for the Time and Service of the Manager	49
Process for Resolution of Conflicting Opportunities	49
Receipt of Compensation by the Manager	49
Non-Arm's-Length Agreements	49
Compensation to the Underwriter and Conflicts of Interest	50
Our Affiliates May Compete with Us	50
Foundation Capital and the Manager are Represented by the Same Law Firms	50
CERTAIN TRANSACTIONS WITH AFFILIATES	50
DESCRIPTION OF THE CERTIFICATES	50
Certificates of Indebtedness	50
Interest Rates and Maturity Schedule	51
Change in Rates	51
Payment of Principal and Interest	51
Security for Certificates	52
Certificate Payment Account	52
Redemption or Rollover of Certificates at Maturity	52
Early Redemption of Certificates by Investors	53
Early Redemption of Certificates by Foundation Capital	53
Registry and Transfer of Certificates	53
Book-Entry Only Registration	53
Purchase of Certificates by Payment to Escrow Agent	54
Investment Limits	54
TRUST INDENTURE	54
General	54
Default and Remedies	54
Trustee, Paying Agent, Registrar and Escrow Agent	57
Modification	60
Release of Collateral	61
Redemption of Certificates by Foundation Capital	61
PRIOR PERFORMANCE OF FOUNDATION CAPITAL AND ITS AFFILIATE	61
FEDERAL INCOME TAX CONSIDERATIONS	62
Tax Classification of the Certificates	63
Tax Consequences to Certificate Holders	63
Taxation as a REIT	64
Tax Classification of Foundation Capital	64
Requirements for Qualification as a REIT	65
STATE AND LOCAL TAX CONSIDERATIONS	68
ERISA INVESTORS	68
SUMMARY OF THE ORGANIZATIONAL DOCUMENTS	68
Certain Articles and Bylaws Provisions	68
Board of Directors	69
Amendment of the Organizational Documents	69
Dissolution or Termination of Foundation Capital	69

ii

Transactions with Affiliates	69
Restrictions on Borrowing	70
PLAN OF DISTRIBUTION	70
Subscription Process	70
Suitability Standards for Investment	71
EXPERTS	71
LEGAL MATTERS	72
WHERE YOU CAN FIND ADDITIONAL INFORMATION	72
SALES LITERATURE	72
GLOSSARY	72
INDEX TO FINANCIAL STATEMENTS	F-1
APPENDIX I	A-1

iii

PROSPECTUS SUMMARY

          The summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our Certificates. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements and any supplements, before making an investment decision.

FOUNDATION CAPITAL RESOURCES, INC.

          Foundation Capital was formed as a Georgia corporation on June 29, 2000, to invest primarily in the work of churches, colleges, schools and other non-profit organizations through making mortgage loans to such entities and acquiring indebtedness secured by mortgages issued by such entities. Foundation Capital operates as a REIT and intends to report 2003 taxable income as a REIT. REIT status is a benefit only to Foundation Capital shareholders. Foundation Capital lends funds primarily to churches and other non-profit organizations as funds from the sale of the Certificates become available for such purpose. Although Foundation Capital has the authority, in its Third Amended and Restated Articles of Incorporation (the "Articles"), to engage in the business of buying, selling and leasing of real estate, Foundation Capital currently focuses its business activities on: (1) direct mortgage lending to churches and other non-profit organizations and purchasing church mortgage loans to such entities; and (2) investing in mortgage bonds issued by churches and other non-profit organizations. Foundation Capital plans to use the proceeds of the offering primarily to engage in the business activities mentioned in clauses (1) and (2) of the immediately preceding sentence. See "Use of Proceeds." Foundation Capital has established policies and limitations regarding its investments. Subject to the supervision of Foundation Capital's Board of Directors, the business of Foundation Capital is managed by the Manager. See "Management-The Manager." Foundation Capital is responsible for repayment of the Certificates and will pledge certain assets such as mortgage loans as collateral with respect to such repayment. See "Description of the Certificates-Security for Certificates."

          Foundation Capital's principal executive offices are located at 1430 Lelia Drive, Jackson, Mississippi 39216, and its telephone number is (601) 321-1800. Foundation Capital's fiscal year is the calendar year ending December 31. For further information regarding Foundation Capital or the offering, contact the Underwriter at Rives, Leavell & Co., Inc., 1430 Lelia Drive, P.O. Box 4900, Jackson, Mississippi 39296, telephone (800) 748-8877.

          On November 19, 2003, Foundation Capital, Foundation Capital Partners I, LLLP ("FCPI") and Foundation Capital Partners II, LLLP ("FCPII") entered into an Agreement and Plan of Merger (the "Merger Agreement") whereby both FCPI and FCPII were merged with and into Foundation Capital, effective as of December 31, 2003. Foundation Capital was the surviving entity in these mergers. See "Business-The Limited Partnerships." Each of FCPI and FCPII had previously issued guaranties of the Certificates offered hereby. However, because the separate existence of FCPI and FCPII has ceased as a result of the mergers described above, these guaranties no longer exist. Instead, Foundation Capital, as the surviving entity in the mergers, has succeeded to all of the assets previously held by FCPI and FCPII. See the pro forma financial statements beginning on page F-28.

Risk Factors

          Prospective investors should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision regarding the Certificates offered hereby. An investment in the Certificates is highly speculative and involves a high degree of risk, including the risk of loss of an investor's entire investment. Some of the additional considerations include:
•

This is a "best efforts" offering which means the Underwriter is not required to sell any specific number or dollar amount of securities. Accordingly, there is no assurance we will sell all of the Certificates. If only a minimal number of Certificates are sold, then we will have fewer cash assets to apply towards providing mortgage financing to churches and other non-profit organizations, which would reduce our potential income and could adversely affect our ability to repay the Certificates.

•	Foundation Capital was organized on June 29, 2000 and has a limited earnings history.

•	The mortgage loans purchased or to be made by Foundation Capital are secured by real property; therefore, they are subject to all of the risks generally attendant to real estate investments.

•	There is currently no public trading market for the Certificates and no public market will develop as a result of this offering. Therefore, the Certificates are illiquid investments.

•

Fluctuations in interest rates or a default in payment by borrowers could adversely affect Foundation Capital's ability to repay the Certificates, to pay dividends to its shareholders and its ability to qualify or continue to qualify as a REIT because Foundation Capital may not have the cash available to make required distributions of its net income.

•

Foundation Capital's success depends, to a large extent, on the quality of management provided by our executive officers and Directors. While our officers and the Manager have experience in lending money to churches and other non-profit organizations, they have no previous experience in managing a REIT other than Foundation Capital.

•

If the principal amount of Certificates reinvested at maturity is materially lower than expected, or if there is a material decrease in the amount of dividends and distributions reinvested by our shareholders, it would have a material adverse effect on the amount of liquid funds we would have available for the repayment of principal and interest due on the Certificates.

•

Foundation Capital's qualification as a REIT involves the application of technical and highly complex provisions of the Code to various factual matters and circumstances, which are often not within Foundation Capital's control. Also, our qualification as a REIT depends upon our ability to meet, through actual operations, various tests imposed by the Code, and there can be no assurance that operating results will allow Foundation Capital to satisfy, or continue to satisfy, the Code requirements.

•	The Board of Directors has the ability to amend or revise the investment and financing policies of Foundation Capital without a vote of the shareholders or Certificate holders.

•	Taxation of Foundation Capital as a corporation, if it fails to qualify as a REIT, could adversely affect our ability to repay the Certificates or to make anticipated dividends to our shareholders.

•	We are authorized to incur indebtedness of up to 300% of our net assets in order to increase amounts available for investment, which may adversely affect our ability to repay our Certificates.

•

We intend to pay our Manager its actual costs in connection with this offering and an asset management fee payable monthly based on Average Invested Assets at the beginning of each month as follows: one-twelfth of 0.3% of cash and cash equivalents and 1.25% of Average Invested Assets.

•	Our success depends on our Manager, in whom we have no ownership interest, although our President and Chief Executive Officer has a 67% ownership interest in it.

•

We may have conflicts due to our President and Chief Executive Officer owning a 60% indirect ownership interest in the Underwriter. We may be more inclined to utilize the Underwriter rather than other broker-dealers. We may make a bond collateralized loan or purchase bonds in an offering underwritten by the Underwriter, which may result in fee income to the Underwriter. Moreover, if we do so before the offering has been fully sold, there is a risk that the balance of the bond issue might not be sold. In that event, the project for which the bonds were to be sold may not be completed and the value of the collateral for the bonds may be less than anticipated. This risk increases when Foundation Capital makes a bond collateralized loan or purchases bonds before the minimum offering amount has been sold to other investors.

•

It may be necessary for us to raise additional funds in order to meet all of our financial obligations; however, there is no assurance that a financing source will be available in which event it might be necessary for us to sell all or a portion of our loan portfolio.

•

We face exposure and risks with respect to the various loans we make as follows: with respect to construction loans, the land value may decline or the borrower may fail to complete the project which could adversely affect the borrower's ability to repay the loan; interim loans generally require a balloon payment within a short period of time, the borrower may be unable to repay the loan at maturity; if a permanent loan matures before it is fully repaid, a substantial principal amount is probably required to be repaid at maturity, and the borrower is at risk of defaulting on the loan; mortgage bond loans generally depend upon the borrower's ability to make its sinking fund payments or pledge collateral with a value that is sufficient to secure the bonds; or where Foundation Capital invests in bond collateralized loans before the bond offering has been fully sold, the value of the collateral could be adversely impacted if the balance of the bond issue is not sold.

•

Compound Certificate holders will be allocated income and realize taxable income obligations but they will not receive cash distributions for payment of associated taxes, which could result in the holder's inability to pay the taxes.

•

We have certain conflicts of interest with our Manager, which may impact the fairness of the Manager's compensation; the agreements between Foundation Capital and the Manager were not the result of arm's-length negotiation; the Manager has certain conflicts in allocating management time, services and functions among existing and future programs in which it is involved, which may result in less than satisfactory performance with respect to Foundation Capital; and the size of a loan could impact the amount of compensation earned by the Manager, which could result in Foundation Capital investing in loans that may be detrimental to its investing strategy.

Use of Proceeds

          The principal purpose of the offering is to use the proceeds to make mortgage loans primarily to churches, colleges, schools and other non-profit organizations and to fund the acquisition of mortgage loans to such entities. Proceeds may also be used for general working capital and other corporate purposes. See "Use of Proceeds."

Manager

          The manager (the "Manager") of Foundation Capital is One Capital Advisors, LLC, a Georgia limited liability company. The Manager's principal place of business is located at 1430 Lelia Drive, Jackson, Mississippi 39216. The Manager is compensated for managing the day-to-day operations and business of Foundation Capital and will be reimbursed for its out-of-pocket expenses in connection with the offering. The Manager will receive an annual asset management fee from Foundation Capital which shall be payable monthly based on Average Invested Assets at the beginning of each month as follows: one-twelfth of 0.3% of cash and cash equivalents and 1.25% of Average Invested Assets. Our success depends on our Manager and we will have no employees as long as the Management Agreement is in force. Additionally, all of our officers are employed by the Manager; therefore, they devote less than full time to Foundation Capital. See "Management" and "Glossary."

Tax Status of Foundation Capital

          Foundation Capital intends to make the election to be taxed as a REIT under Section 856(c) of the Code, commencing with its taxable period ending December 31, 2003. REIT status is a benefit only to Foundation Capital shareholders. As a REIT, Foundation Capital generally will not be subject to federal income tax on income it distributes to shareholders as long as it distributes at least 90% of its REIT taxable income currently and satisfies a number of organizational and operational requirements to which REITs are subject. If Foundation Capital fails to qualify as a REIT in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Risk Factors" and "Federal Income Tax

Considerations." Even if Foundation Capital qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed income. See "Federal Income Tax Considerations."

THE OFFERING

          Securities offered. This prospectus relates to up to $55,000,000 of Foundation Capital's Certificates of Indebtedness. The maximum principal amount outstanding at any time may not exceed 300% of the net assets of Foundation Capital. These Certificates are debt obligations of Foundation Capital and Certificate holders will receive a fixed rate of return and the repayment of their principal upon maturity. The Certificates do not represent an ownership interest in Foundation Capital. Certificate holders are not shareholders of Foundation Capital and will not participate with shareholders in any dividends.

          We began offering and selling Certificates in November 2003. As of the date of this prospectus, an aggregate total principal amount of $230,000 of Series A Certificates, $36,000 of Series B Certificates, $0 of Series C Certificates, and $5,000 of Series D Certificates have been sold. See "Use of Proceeds."

          Offering Price. 100% of the principal amount per Certificate.

          Term. The Certificates will have maturities ranging from 36 to 120 months from the date of issuance.

          Minimum denominations. $5,000.

          Interest. We will establish interest rates on the Certificates offered in this prospectus, from time to time, based on market conditions and our financial requirements. We expect that the primary market conditions that will affect the interest rates that we offer will be the rates of return that we anticipate receiving on our outstanding mortgages and other receivables. The interest rates we establish on the Certificates are intended to provide Foundation Capital with a positive spread over expenses. We reserve the right to issue Certificates at rates that are different from those initially set forth on the cover of this prospectus. Interest rates on Certificates issued prior to such an interest rate change will not be affected. Interest on the face value of simple interest Certificates is payable by check semi-annually. Interest on compound interest Certificates will accrue on the face value from the date of purchase, will compound semi-annually each year and will be paid at maturity. Certificates will bear an additional 25 basis points to those Certificate holders that make a single investment of at least $100,000 with the same maturity date.

          Collateral. The Certificates will be collateralized by mortgage loans, bond collateralized loans ("BCLs"), mortgage bonds, short-term money market instruments and cash with a face amount equal to the amount of the outstanding Certificates (the "Pledged Assets"). The Pledged Assets will be collaterally assigned to Reliance Trust Company ("Reliance") as Trustee. See "Description of the Certificates-Security for Certificates."

          The Trustee. Pursuant to the terms of a Trust Indenture, Reliance will serve as trustee and shall hold the Pledged Assets for the benefit of the Certificate holders.

          Redemptions. Certificates will be redeemed at the expiration of such Certificate's term by the payment of all principal and accrued and unpaid interest on the Certificate. Foundation Capital retains the right to redeem a Certificate prior to the date of its maturity.

          Form. Book-entry only.

CONFLICTS OF INTEREST

          A number of potential conflicts exist between, the Manager, the Underwriter and our Affiliates (see "Glossary"). These conflicts include:
•	we are managed by our Manager;

•	all of our officers are employees of the Manager;
•	our President and Chief Executive Officer is an employee of the Manager, in which he owns a 67% indirect ownership interest;
•	agreements between us and the Manager were not negotiated at arm's-length;
•	negotiations between us and the Manager during the organization and structuring of our operations were not at arm's-length;
•	the Management Agreement was not negotiated at arm's-length;
•	we may be more inclined to utilize our Affiliate, the Underwriter, of which our President and Chief Executive Officer owns a 60% indirect ownership interest in, to perform broker-dealer services;
•	we may be more inclined to engage in transactions with the various Assemblies of God entities due to their ownership interest in us;
•

we may make bond collateralized loans or purchase bonds in an offering underwritten by the Underwriter, which may result in fee income to the Underwriter; there is increased risk if we do this before the bond offering has been fully sold, since the balance of the bond issue may not be sold; this risk increases if we do so before the minimum offering amount has been sold to other investors; and

•	our Affiliates may compete with us.

INVESTMENT RESTRICTIONS

          Foundation Capital has established policies and limitations regarding its investments and it observes the following investment restrictions:
•	not more than 10% of Foundation Capital's total assets are invested in unimproved real property;
•	not more than 20% of the dollar value of Foundation Capital's mortgage loans are made to entities other than churches and non-profit organizations;
•	we may not invest in commodities or commodity futures contracts;
•	we can not invest in mortgage loans unless an appraisal of the underlying property is obtained from an independent, qualified appraiser;
•	mortgage loans and construction loans are generally limited to 85% of the appraised value of the property;
•	we may not make or invest in mortgage loans that are subordinate to any mortgage or equity interest of the Manager, Directors or Affiliates thereof;
•	we may not invest in any equity securities of any non-governmental company for a period in excess of 18 months; and
•	we will not make loans which exceed the greater of $5,000,000 or 10% of the total assets of Foundation Capital without the approval of Foundation Capital's Board of Directors.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table shows our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002	Fiscal Year Ended December 31, 2002	Fiscal Year Ended December 31, 2001

Fixed Charges

Interest Expense	$0	$0	$0	$0
Capital Expenses to Indebtedness	631,062	106,900	273,858	99,500
Total Adjusted Fixed Charges	631,062	106,900	273,858	99,500

Earnings:

Adjusted Earnings Before Preferred
Payments to Limited Partnership
Minority Interests and
Preferred Shareholders	$7,325,796	$5,200,139	$6,917,945	$4,273,729

Ratio of Earnings to Fixed Charges	1,161%	4,864%	2,526%	4,295%

Please note that the above calculation does not include the Certificates being offered by this prospectus. Our past ability to service our debt is not indicative of future ability to service our debt.

RISK FACTORS

          You should carefully consider the risks described below, as well as on the cover page and pages 1 through 3 of this prospectus, before making an investment decision. You should also refer to the other information in this prospectus, including our financial statements and accompanying notes appearing elsewhere in this prospectus. The risk and uncertainties described below are those that we currently believe may materially affect Foundation Capital. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect Foundation Capital.

          This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We have a limited operating history, which limits your ability to evaluate our business and may increase the risk of your investment.

          We were incorporated on June 29, 2000 and have a limited earnings history. At September 30, 2003, we had an accumulated deficit of $107,618 and we expect that our financial statements for the year ended December 31, 2003 will reflect an accumulated deficit of $0. Our limited operating history makes the prediction of future results difficult or impossible. We are subject to all the risks inherent in the establishment of a new business including the absence of an extensive operating history. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a newly organized company in the competitive environment in which we operate. Investors should be prepared to risk the loss of their investment in the Certificates offered hereby.

The success of Foundation Capital is dependent upon the success of the Manager, who is not experienced in operating or managing a REIT.

          Neither Foundation Capital nor the Manager has any prior experience either operating or managing a REIT. The officers of the Manager have experience in the business of lending to churches and other non-profit organizations. Certificate holders must rely upon the judgment of our Directors and the Manager for investment decisions. Our ability to accomplish our stated investment objectives depend, in part, on the success of the Manager in locating and negotiating our mortgage loans to qualified churches and other non-profit organizations throughout the United States. Foundation Capital does not currently have and it does not anticipate hiring any employees within the next 12 months; therefore, it is completely dependent upon the Manager's personnel and its office space.

We are not currently supervised or regulated.

          We are not supervised or regulated by any federal or state authority or regulatory agency. In addition, we are not insured or guaranteed by any federal or state authority or regulatory agency.

We have not engaged an independent counsel to protect your interests in connection with this offering.

          We have not engaged or retained any independent counsel to represent or protect your interests in the issuance of the Certificates. Our counsel represents us, not you or other Certificate holders. Accordingly, you may wish to engage your own counsel or other advisor to review your potential investment in Certificates and advise you with respect to it.

Our Certificates are unrated and your investment decision must be made without rating agency input.

          No rating agency or other third party has reviewed this transaction for the purpose of assessing the likelihood of our repaying the Certificates.

We expect that most Certificate holders will renew their Certificates upon maturity and that most of our shareholders will continue to reinvest their dividends and distributions. If these expectations prove incorrect, it would have an adverse effect on our ability to repay principal and interest on the Certificates.

          Many religious denominations have established programs in which they offer and sell debt securities on a continuous basis and use the proceeds from these securities sales to make loans to churches affiliated with the denomination. These programs are commonly referred to as "loan funds" or "church extension funds." A recent survey of 15 religious denominations that have engaged in such debt security offerings indicates that from 1999 to 2001 these organizations experienced renewal rates (i.e., the percentage of debt securities that were renewed rather than being paid at maturity) ranging from 50% to 91%. Although Foundation Capital anticipates experiencing a similar renewal rate for its Certificates, there can be no guarantee that the actual Certificate renewal rate will not be lower. In general, the lower the Certificate renewal rate, the greater the amount of liquid funds needed to repay the Certificates at maturity. Accordingly, there can be no guarantee that sufficient liquid funds will be available to repay all Certificates at maturity, especially if the Certificate renewal rate is materially lower than expected.

          In addition, Foundation Capital currently offers a Dividend Reinvestment Plan (see "Principal Shareholders-Dividend Reinvestment Plan") that allows shareholders to reinvest their dividends in additional shares of stock. Prior to the mergers of FCPI and FCPII with and into Foundation Capital, the limited partners in FCPI and FCPII also had the ability to reinvest their partnership distributions. As a result, 99.97% of all distributions to shareholders (including former limited partners of FCPI and FCPII) were reinvested during 2003. A material reduction in the rate at which shareholders reinvest their dividends and other distributions could have a material adverse effect on Foundation Capital's ability to repay principal and interest on the Certificates.

If the loans we make are not repaid, we may be unable to repay principal and interest on the Certificates.

          The loans made by Foundation Capital are made primarily to churches and other non-profit organizations whose ability to repay the loans depends mainly upon contributions from their members. Income of Foundation Capital may fluctuate from year to year. There is no assurance that churches and other borrowers will receive sufficient contributions to make timely payments on their loans. Thus, no assurance can be given that there will be amounts sufficient to pay the principal and interest on the outstanding Certificates as they mature.

We use leverage to increase assets available for investment, which may increase our exposure or risk of loss.

          We use leverage (borrowing of funds for lending purposes through issuance of these Certificates and other loans) to increase our assets available for investment. The resulting high level of debt obligations may increase our exposure or risk of loss. In order to repay such borrowing, we may be required to liquidate certain of our investments, which may have an adverse effect upon our operations. Our Board of Directors has authorized us to incur indebtedness not to exceed 300% of the net assets of Foundation Capital. Our assets may be pledged to secure such indebtedness.

Investing in the Certificates may result in negative United States federal income tax consequences to you.

          Holders of compound interest Certificates will be required, for federal income tax purposes, to include amounts in income, as original issue discount, in advance of cash such holder receives on a Certificate and to accrue interest on a constant yield to maturity basis at a rate equal to the interest rate of the Certificate. Holders are urged to consult their own tax advisors as to the United States federal income tax consequences of acquiring, owning and disposing of the Certificates. See "Federal Income Tax Considerations." Additionally, compound Certificate holders will be allocated income and realize taxable income obligations, but they will not receive cash distributions for payment of associated taxes, which could result in the holder's inability to pay the taxes.

A lack of geographic diversity in loans could adversely affect our business.

          There are no limits on the geographic location of the loans we make or acquire and currently we have a concentration of loans in Washington and California. To the extent that properties underlying such loans are located in the same geographical region, such loans may be subject to a greater risk of delinquency or default in the event of adverse economic, political or business developments and natural hazard risks that may affect such region.

There may be a delay in investing the proceeds of the offering which could impact our ability to pay the interest on the Certificates.

          All proceeds of this offering will be held and invested by Reliance pursuant to the terms of the Trust Indenture and the Escrow Agreement. Proceeds will be disbursed to pay the expenses of the offering. Additional proceeds in excess of the amount required to pay the expenses of the offering will be released to Foundation Capital. Before the proceeds can be released to Foundation Capital, however, it is required to collaterally assign and pledge to Reliance as Trustee for the benefit of the holders of the Certificates mortgage loans and other assets to secure the Certificates. Pending the funding of mortgage loans or the purchase of bonds, the yield from the investment of the proceeds will be substantially less than the interest accruing on the Certificate. Pending the use of the proceeds for such purposes, the net proceeds will be invested in short-term obligations, such as Treasury bills and money market funds. See "Use of Proceeds."

Under certain circumstances there may be a limited number of loans in which to invest, which would impact our ability to maximize our returns.

          Our earnings, and our ability to make payments on the Certificates, depends, in part, on our ability to make or purchase mortgage loans at favorable rates compared to our borrowing costs. In some instances, there may be a limit on the availability of loans in which to invest for some of the following reasons: (1) the loan would not meet our investment guidelines; (2) the loan may not be in a location that is geographically desirable at that time; or (3) general market conditions and perceived "high interest rates" may cause potential borrowers to defer borrowing activities. If there is a lack of availability of loans to invest in, then there can be no assurance that the favorable spreads we require can be attained.

We are obligated to redeem the Certificates only at maturity.

          You will have no right to require us to prepay or redeem any Certificate prior to its Maturity Date (as defined below). However, we may elect to redeem a Certificate, at your request, if you owned it for a period of not less than 1 year and upon a showing of exceptional need or hardship. Additionally, we have the right to call a Certificate for redemption, without premium, at any time on 30 days written notice to you by payment of the face amount or the principal balance, as applicable. Finally, in the event of an automatic rollover, you will have a period of 30 days after the Maturity Date to notify us of your desire to redeem your rollover Certificate and we will forward you your principal and accrued interest within 30 days after we receive your notification. See "Description of Certificates-Redemption or Rollover of Certificates at Maturity," "-Early Redemption of Certificates by Investors," and "-Early Redemption of Certificates by Foundation Capital."

We face loss exposure due to the risks of lending which could adversely affect our ability to make timely payments on the Certificates.

          Construction Loans. A mortgage loan made to a borrower or developer to finance a property that is being developed or under construction generally involves greater risks than a loan to finance property that has been fully constructed. There can be no assurance that the improvements to be constructed can be accomplished with available funds or in a timely manner. Although a project is usually refinanced upon completion, sale of the completed project sometimes provides the funds for repayment of the construction loan. Since market value cannot be accurately determined until a property is sold in the marketplace, the appraised value of a proposed project may be less than the actual value upon completion. In addition to the above, construction lending poses additional risk that:
•	land value may decline;

•	municipalities may place moratoriums on construction; or

•	developers may fail to complete the project.

Any of these conditions could negatively affect our financial condition.

          Interim Loans. Interim loans made to a borrower who has a short term or temporary need for capital generally involves greater risks than a loan that amortizes or fully pays out during the term of the loan. Interim loans might be made, for example, to acquire undeveloped real property, to permit a borrower to commence construction while other financing (including a bond program) is being obtained, or to proceed with capital expenditures prior to receipt of other funds from the sale of property or pledges from members. Because an interim loan requires repayment in full (balloon payment) within a short period of time, unless the borrower is successful in obtaining other financing, sales proceeds, pledges or other funds by the maturity date, the borrower may not be able to repay the loan at maturity which could negatively affect our financial condition.

          Permanent Loans. Permanent loans are made on completed buildings and require equal consecutive monthly payments of principal and interest over the term of the loan. Such loans may provide for an amortization period of from 10 to 30 years but often have maturities that are less than the amortization period. Because principal is being repaid with each monthly payment, the outstanding principal reduces over time. If the loan matures, before it is fully repaid, and a substantial principal amount must be repaid at maturity, the borrower may not be in a position to refinance the remaining principal balance or sell the real property and a risk of default is presented. If any of the above occurs, then it is unlikely that the borrower will be in a position to repay us, which could adversely affect our financial condition.

          Mortgage Bonds. A mortgage bond program is, in effect, a permanent fully amortizing loan with a term of from 15 to 25 years. The issuer pays monthly into a sinking fund maintained by the bond trustee and the bond trustee makes payments every 6 months (semi-annual payment date) of interest on simple interest bonds, interest and principal on compound bonds that mature on each semi-annual payment date, and principal on simple interest bonds that mature on each semi-annual payment date. The interest rate on the bonds often varies with the bonds having longer maturity dates generally bearing a higher interest rate. Foundation Capital generally does not buy bonds with maturities of longer than approximately 15 years. As of September 30, 2003, the weighted average maturity of bonds held by Foundation Capital was 12 years. Repayment of the bonds is dependent upon the ability of the issuer to make its sinking fund payments and the value of the collateral pledged to secure the bonds. A failure, on the part of the issuer, to make its sinking fund payments or if the value of the pledged collateral is inadequate to properly secure the bonds, the repayment of the bonds may be either delayed or may not occur at all. Any of these events could negatively affect our financial condition.

          Bond Collateralized Loans. The risks associated with a BCL are similar in many ways to the risks involved in purchasing mortgage bonds. In a BCL, Foundation Capital makes a loan that is secured by specific mortgage bonds issued by the borrower. The mortgage collateral for the bonds issued to Foundation Capital therefore also acts as the collateral for the BCL.

Our purchases of mortgage bonds or making of BCLs which enable an issuer to meet its minimum escrow requirements may result in the loss of anticipated collateral value, which could result in a loss of principal and/or interest in the event of an issuer's default.

          Foundation Capital may buy mortgage bonds or make a BCL before the bond issuer has fully sold the bond offering. Since church bonds are normally sold on a "best efforts" basis, many states require that a minimum amount of the bonds be sold before any of the bond proceeds may be released from escrow to be used by the issuer. The minimum offering amount varies and may be anywhere from 30% to 100%. Often the minimum is set at a level that allows for the purchase of real property, payment of existing indebtedness or accomplishment of the substantial purpose of the offering. If Foundation Capital invests before the offering has been fully sold, there is a risk that the balance of the bond issue might not be sold. In that event, the project for which the bonds were to be sold may not be completed and the value of the collateral for the bonds may be less than anticipated. Accordingly, there can be no assurance that the spread we anticipated will be attained. This risk increases when Foundation Capital buys mortgage bonds or makes a BCL before the minimum offering amount has been sold to other investors.

Although we had outstanding loan commitments totaling approximately $74,885,000 as of September 30, 2003, we have not identified specific mortgages in which we will invest the future proceeds of this offering (which may be considered a "blind pool" offering), and investors will have no means of recourse in the event that they disagree with the Manager's investment decision.

          Other than the outstanding commitments, the Manager has not identified any loans in which there is a reasonable probability that we will invest. Substantially all of the future proceeds of this offering will be invested in mortgage loans, mortgage bonds or other qualifying assets which have not been specifically identified. Such an offering is sometimes referred to as a "blind pool" offering. As of September 30, 2003, however, there were outstanding commitments totaling approximately $74,885,000, which consisted of bond collateralized, construction and permanent loans. The future proceeds of the offering, however, will not be used to invest in these loans. Investors must rely on the ability of the Manager with respect to such investments and will not have the opportunity to evaluate for themselves the relevant economic, financial and other information regarding the specific mortgage loans or other assets in which the proceeds of this offering will be invested. Accordingly, the risk of investing in the Certificates may be increased. No assurance can be given that we will close the loans for which there are outstanding commitments, that we will be successful in obtaining suitable investments or that our objectives will be achieved.

We have broad discretion in the allocation of the proceeds of the sale of the Certificates, which could result in a lower than expected return on capital or increased risk of loss on our investments.

          As discussed in "Use of Proceeds," the principal purpose of the offering is to use the proceeds to make mortgage loans primarily to churches, colleges, schools and other non-profit organizations and to fund the acquisition of mortgage loans to such entities. Pending use of the net proceeds for such purposes, the proceeds will be invested in short-term obligations, such as Treasury bills and money market funds. While it is intended that proceeds will be used primarily for making mortgage loans, and funding the acquisition of mortgage loans, a portion of the proceeds from the sale of the Certificates may be used for general working capital and/or general corporate purposes and might not, therefore, be invested in loans, BCLs or securities. To the extent that funds are used in such a manner, such use may reduce the anticipated investment return to Foundation Capital and may result in a reduction of income necessary to meet its principal and interest payment obligations to Certificate holders.

          The Manager might also use its broad discretion to invest in loans, BCLs or securities that have a lower rate of return or higher level of risk than is represented by Foundation's present assets. Any such change could result in a reduction of income necessary to meet the principal and interest payment obligations to Certificate holders. See "Use of Proceeds."

The risks and the general illiquidity of real estate investments may prohibit us from disposing of certain investments in response to changes in economic and other conditions.

          All real property investments are subject to some degree of risk. The mortgage loans and mortgage bonds in which we invest are not insured or guaranteed by any governmental or other entity. The ability of borrowers to repay loans and our resulting ability to repay the Certificates and to pay estimated dividends to shareholders may be adversely affected by the general economic climate, local conditions, zoning or other regulatory restrictions and increased operating costs. Furthermore, real estate loans and bonds are relatively illiquid; therefore, we have a limited ability to vary our portfolio promptly in response to changes in economic or other conditions.

General economic and financial conditions in mortgage and financial markets may negatively affect our results of operations and your investment.

          The performance of our mortgage loan portfolio depends on, among other things, the level of net interest income generated by our mortgage loans, the market value of such mortgage loans and the supply of and demand for such mortgage loans. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage loans, the geographic locations of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty.

In the event of foreclosure, we may not receive sufficient proceeds from the sale of single purpose properties, which are used as security for many of our mortgage loans, to recover outstanding principal and interest because of its limited marketability.

          A substantial portion of the properties or portions thereof that secure the mortgage loans that we make are designed as church and related facilities. In the event that we foreclose on any real property securing such loans, there is no assurance that a purchaser would pay a price equal to or greater than the outstanding balance of the loan or a price equal to its stated or appraised value because such facilities are generally single purpose facilities. As a result, the number of entities that would be interested in purchasing or leasing the facilities for other purposes could be extremely limited and our ability to lease or sell the facilities to a third party could be affected adversely. Therefore, there is no assurance that we could realize sufficient proceeds from foreclosures on any real property securing such loans and the sale of the facilities thereon to recover our investment or the anticipated earnings from such loans.

Changes in tax laws may adversely affect our operations.

          Increases in income taxes, service taxes or other taxes generally are not passed through to borrowers and may adversely affect our funds from operations and our ability to pay the Certificates.

Insurance on our real estate and real estate collateral may not cover all potential losses.

          The borrowers are generally required to maintain comprehensive liability, fire and extended coverage insurance with respect to each of the properties securing the mortgage loans with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to riots, acts of war or earthquakes. Should an uninsured loss occur, we could lose our cash flow from a mortgage loan, which could adversely affect our ability to pay the Certificates.

Environmental compliance costs and liabilities with respect to our real estate may affect our results of operations.

          Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property or a secured lender may be liable in certain circumstances for the cost of removal or remediation of certain hazardous or toxic substances or petroleum products disposed, stored, released, generated, manufactured or discharged from, on, at, into, below or in such property, as well as certain other potential costs relating to hazardous and toxic substances. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such contaminants. The presence of such contaminants, or the failure to properly remediate such contaminants, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. The cost of any required remediation and the liability of the owner therefore as to any property is generally not limited under such environmental laws and could exceed the value of the property and/or the aggregate assets of the owner. Persons who arrange for the disposal or treatment of hazardous or toxic substances or petroleum products may also be liable for the costs of removal or remediation of such contaminants at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Moreover, certain environmental laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. The improvements on the real property may also be operated in a manner that emits any number or amount of regulated substances into the air or storm water, thereby creating other potential liabilities for the owners and/or for us. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances or petroleum products and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. This is a changing area of law and courts have found both in favor and against lender liability in this area under various factual scenarios. Although Congress could enact legislation designed to limit or preclude mortgagee liability in this area, there can be no assurance that such legislation will become law or, if it does become law, that it will fully protect lenders from such liabilities.

In the event of borrower defaults or bankruptcies, we may not recover the principal and interest owed on the mortgage loan and our ability to repay the Certificates would be negatively affected.

          We are subject to the risk of loss due to borrower defaults and bankruptcies, to the extent there is any deficiency between the value of the mortgage collateral and insurance and the principal amount of the mortgage loans. In the event of a default by a borrower, it may be necessary for us to foreclose on the properties securing the mortgage loans or engage in negotiations which may involve further outlays to protect our investment. The mortgages securing our loans may be or become, in some cases, subordinate to mechanics' or materialmen's liens. In such cases, it may become necessary, in order to protect a particular investment, for us to make payments in order to maintain the current status of a prior lien or discharge it entirely. It is possible that the total amount we recover in such cases may be less than our total investment and would adversely affect our ability to repay the Certificates.

If our mortgage loan documentation is not sufficient, we may not be able to exercise all of the remedies needed to protect our interest and may be subject to legal action by borrowers.

          The mortgage loan documents may not be prepared by us and there is no guarantee that our mortgage loan documentation will comply with all laws and regulations or that a borrower will not have a cause of action based on improper loan documentation.

If interest rates rise above the average interest rates being earned by our loan portfolio, your investment may be adversely affected.

          We are exposed to the risks inherent in fixed rate debt, including the risk that a general rise in interest rates would make our yield on a particular mortgage loan lower than prevailing rates at a given time, which, in turn, could negatively affect our value and consequently the value of our Certificates. We cannot predict the direction, the extent or duration of interest rate changes, however, we attempt to reduce this risk by maintaining a balanced portfolio of short and medium-term loans, as well as some long-term mortgage loans. In addition, we attempt to reduce risk by offering variable or otherwise adjustable-rate loans to borrowers.

Statutes and our Articles of Incorporation may limit or prevent a change of control even if a change of control would increase our ability to repay the Certificates.

          The Code specifies that not more than 50% of the value of the outstanding shares of a REIT's capital stock may be owned, directly or indirectly, by 5 or fewer persons. Persons are defined in the Code to include certain exempt organizations. Foundation Capital's Bylaws provide that the Board of Directors may refuse to give effect to any transfer of shares that would result in any person owning or being deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the issued and outstanding stock of Foundation Capital. This ownership limit may discourage a change of our control.

If proceeds from this offering are less than we anticipate, our ability to execute our business plan and to repay the Certificates could be adversely affected.

          The Certificates are being sold on a "best efforts" basis whereby the Underwriter is only required to use its best efforts to locate purchasers of the Certificates on our behalf. Therefore, no assurance can be given as to the amount of proceeds that will be available to us for investment. In the event that less than all of the Certificates are sold during the offering, we would have fewer cash assets to apply toward our business plan of providing mortgage financing to churches and other non-profit organizations. In such event, our fixed operating expenses, as a percentage of gross income, would be higher and could adversely affect our ability to repay the Certificates. In addition, our assets invested would be less diversified.

We depend on our Manager and may not find a suitable replacement if our Manager terminates the Management Agreement.

          We are dependent upon the Manager for essentially all aspects of our business operations including, but not limited to, mortgage loan underwriting and services, marketing and advertising, generation and follow-up of business leads, maintaining business relationships with other persons in the business in which we are engaged, maintaining our goodwill, managing our operations, including bookkeeping, filing reports with state, federal tax and other regulatory authorities, and providing reports to shareholders.

We may change our investment and other financing policies without notice and without investor consent which may increase the risk of loss on our investments.

          Our investment and other financing policies and our policies with respect to certain other activities, including acquisitions, capitalization, distributions, REIT status and operating policies, are determined by our Board of Directors. Although our Board of Directors has no present intention to do so, it may amend or revise these policies from time to time without notice to our investors or a vote of our shareholders which could result in our making investments that are different from and possibly riskier than the investments described in the prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for investment and would adversely affect our ability to repay the Certificates.

          There are various federal income tax risks associated with an investment in our Certificates. Each potential investor is strongly urged to consult his or her own tax advisor concerning the effects of federal income tax law on an investment in our Certificates and on his or her individual tax situation. Investors should recognize that many of the advantages and economic benefits of an investment in our Certificates depend upon our treatment as a REIT for federal income tax purposes. If we are not taxed as a REIT, we will pay a corporate level tax on our income which would reduce our cash available for investment, repayments of the Certificates or distributions to shareholders. Our REIT status is dependent upon the law and regulations, which are subject to change, and on our ability to continue to satisfy a variety of objective tests set forth in the Code. See "Federal Income Tax Considerations."

          We currently operate as a REIT. However, no assurance can be given that we will be organized, or will be able to operate in a manner, so as to qualify or remain qualified as a REIT. We have not sought, nor do we intend to seek, a ruling from the Service that we qualify as a REIT. See "Federal Income Tax Considerations."

          Qualification as a REIT involves the satisfaction of numerous requirements established under highly technical and complex Code provisions, of which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. We are not aware, however, of any proposal to amend the tax laws that would significantly and adversely affect our ability to operate as a REIT. See "Federal Income Tax Considerations."

          If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will also be disqualified from treatment as a REIT for the 4 taxable years following the year during which qualification is lost. Such disqualification would reduce our net earnings available for investment, repayment of the Certificates, or distributions to shareholders due to our additional tax liability for the year or years involved. In addition, dividends to shareholders would no longer be required to be made. Although we currently operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax and other considerations may cause our Board of Directors to revoke the REIT election. See "Federal Income Tax Considerations."

          Even if we qualify as a REIT, we will be subject to certain federal, state and local taxes on our income and property. See "Federal Income Tax Considerations" and "State and Local Tax Considerations."

REIT distribution requirements could require us to borrow funds or liquidate investments on adverse terms, which might adversely affect our profitability.

          We may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest earned but not yet received. In such event, or if we are required to use available cash to pay liabilities, we could have taxable income without sufficient available cash to enable us to meet the distribution requirements of a REIT or to avoid being subject to a 4% excise tax. Accordingly, we could be required to borrow funds or liquidate investments on adverse terms in order to meet such distribution requirements. See "Federal Income Tax Considerations."

In the event that a borrower defaults and we are unable to recover amounts outstanding from a principal or an affiliate of a borrower that guaranteed the loan, we may be unable to recover the full amount of the loan, which would adversely affect our profitability.

          A small percentage of the loans we make may be guaranteed by individual members or directors of the non-profit or church organization to whom a loan is made. Since no financial statements of such individuals may be required, we may not know the ability of such guarantors to repay the loan in case of default. In the event it becomes necessary for us to foreclose upon the real estate securing a loan, such security would be sold at public or private sale as provided in the mortgage or deed of trust given to us. Should the proceeds from such sale be insufficient to pay in full the principal and interest upon the note together with all expenses of foreclosure, we may call upon the guarantors to pay any such deficiency pursuant to the terms of the guaranty agreement. Whether we would file suit against any or all of the individual guarantors of the note would depend upon certain factors existing at such time including, but not limited to, the following: the amount of deficiency, if any, existing after the individual guarantors were called upon to pay the same, the availability of the guarantors for judicial process, and the financial condition of the guarantors.

We make interim loans, which carry more risk of not being repaid on time and more risk that we will not recover our investment in such loans.

          We make interim loans to churches and other non-profit organizations which will have relatively short maturities and require little or no principal payments until maturity. Interim loans are made to facilitate the acquisition of real property, the commencement of construction, or for other reasons pending the issuance of mortgage bonds, closing of permanent financing or realization of pledges from members.

          If an interim loan is made in anticipation of a bond offering of the borrowers, the proceeds from the sale of the bonds are used to repay our interim loan. The timely repayment of these interim loans is primarily dependent upon the success of the borrower and/or its broker-dealer in selling its bonds. Since these bonds are generally sold on a best efforts basis, with no firm underwriting or commitment by the broker-dealer to purchase any of the bonds, there is no assurance that bonds in sufficient amounts will be sold in order to timely repay our interim loans.

          The timely repayment of these interim loans is often dependent upon the success of the borrower in obtaining gifts from its members or supporters. There is no assurance that a sufficient amount of gifts will be received by the borrower in order to timely repay our interim loans.

          If sufficient bonds have not been sold by the maturity date of the interim loan or sufficient gifts have not been received by the maturity date, the borrower may be forced to find other sources to repay the principal and interest of the loan. There is no assurance that such funds will be available. Should the borrower be unable to repay the interim loan, we would have the option to either foreclose on the real property or the mortgage bonds securing the interim loan, or to extend the term of the loan over a longer period.

There is no assurance that the Certificates may be resold since they will not be traded in the public market.

          The offering price of the Certificates and the interest rates are based on, among other factors, our expected results of operations, estimates of our future business potential and earnings prospects and the current state of the church mortgage lending and the economy as a whole. One of the factors that may influence the price of the Certificates is the annual interest rate on the Certificates as compared with the yields on alternative investments. Any significant increase in market interest rates could lead purchasers and holders of Certificates to demand a higher annual yield through other investments. An increase in market interest rates would probably decrease the price of the Certificates. Moreover, numerous other factors, such as governmental regulatory action and tax laws, could have a significant impact on the future price of the Certificates.

          An investment in the Certificates should be considered as a long-term investment. Investors may not be able to liquidate their investments in the event of an emergency or other circumstance. We are not obligated to repurchase Certificates at the request of an investor. Investors may not be able to sell any Certificates purchased should they need to do so for emergency purposes or otherwise. See "Description of the Certificates-Early Redemption of Certificates by Investors."

If our commitment to make loans exceeds our cash on hand, we could be subject to claims from borrowers to whom we have made commitments.

          The availability of cash flows from our operations is dependent upon the ability of the borrowers to repay loans. In the event that a significant portion of our outstanding mortgage loans were to become delinquent, we might be unable to meet our obligations under our outstanding commitments without additional financing, the terms and availability of which cannot be predicted. Should additional financing be unavailable, we would be required to liquidate certain of our investments, which could have an adverse effect upon our operations. Our loan commitments are enforceable obligations and if not timely funded, would subject us to claims for damages by borrowers to whom such commitments were made but not funded.

It may be necessary for us to raise additional funds in order to meet all of our financial obligations and such funds may not be available on acceptable terms or at all.

          It may be necessary for us to raise additional funds in order to meet all of our financial obligations including the funds needed to pay the Certificates on their scheduled maturity dates. There is no assurance that we would be able to do so, in which event it might be necessary for us to sell a portion of our loan portfolio or investment portfolio. In the event it became necessary for us to sell a portion of our loan portfolio or investment portfolio, it might be necessary that such assets be sold at a discount, which would reduce our equity to the detriment of our shareholders. The extent, if any, to which we would have to discount our loan portfolio or investment portfolio cannot be determined at this time. In addition, our ability to raise funds through borrowing may require the granting of security interest in certain of our assets.

Remedies specified in loan agreements and mortgages may be either limited or unavailable; therefore, we may be unable to recover amounts we invest in our mortgage loans.

          Certain limitations apply to the remedies provided in mortgages. The practical realization of the value from mortgaged properties upon any default depend upon the exercise of various remedies specified by the loan agreements and the mortgages. These and other remedies, in many respects, may require judicial actions, which often are subject to discretion and delay. Under existing law, the remedies specified by the loan agreements and the mortgages may not be available or may be limited. A court may decide not to order the specific performance of the covenants contained in the loan agreements and mortgages.

          In addition, the various security interests established under the loan agreements and the mortgages will be subject to other claims and interests. Examples of such claims and interests are: (1) statutory liens; (2) rights arising in favor of the United States or any agency thereof; (3) constructive trusts, equitable liens or other rights impressed or conferred by any state or federal court in the exercise of its equitable jurisdiction; and (4) federal bankruptcy laws affecting amounts earned by the borrower after institution of bankruptcy proceedings by or against the borrower.

There are certain conflicts of interest between Foundation Capital, the Manager, lenders and Affiliates of the foregoing.

          Conflicts of interest exist among our officers and Directors and the officers and Directors of the Manager. A.J. Braswell and Roland Leavell own 67% and 33% of One Capital Source, LLC, respectively, which owns 100% of the Manager.

          Foundation Capital is also subject to various conflicts of interest arising out of its relationship with the Manager. The Manager receives from Foundation Capital an asset management fee which is payable monthly based on Average Invested Assets at the beginning of each month as follows: one-twelfth of 0.3% of cash and cash equivalents and 1.25% of Average Invested Assets. The Manager receives the fees and payments for services rendered to Foundation Capital irrespective of whether the Certificates are paid and shareholders receive distributions. The Manager has certain conflicts in allocating management time, services and functions among existing and future programs it is involved in, which may result in less than satisfactory performance with respect to Foundation Capital; the size of a loan could impact the amount of compensation earned by the Manager which could result in Foundation Capital investing in loans that may be detrimental to its investing strategy; and the agreements and arrangements between Foundation Capital and the Manager were not the result of arm's-length negotiation.

          We have agreed to indemnify the Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever in respect to or arising from any acts or omissions of the Manager undertaken in good faith and pursuant to the authority granted to the Manager under the Management Agreement and which do not constitute bad faith, misconduct or gross negligence.

          A.J. Braswell indirectly owns a 60% interest in the Underwriter who will receive commissions from Foundation Capital based upon its participation in this offering. Accordingly, Mr. Braswell has a controlling interest in the Underwriter and he is the Chief Executive Officer of Foundation Capital, which could result in a conflict of interest. For example, Mr. Braswell may be more inclined to utilize the Underwriter rather than other broker-dealers. See "Conflicts of Interest."

Our success depends on our Board of Directors and our Manager.

          The Board is responsible for adoption of policies and procedures and for supervision of the Manager. The success of Foundation Capital depends to a large extent on the quality of the management services provided by the Manager and its employees and service providers. Foundation Capital is dependent for the selection, structuring and monitoring of its mortgage loans on the diligence and skill of the Manager. The officers of the Manager have experience in the business of lending to churches and other non-profit organizations, but have no previous experience in managing a REIT. See "Management."

          Holders of Certificates have no right or power to take part in the management of Foundation Capital or to approve any changes of policies. Thus, an investor should not purchase any Certificates unless the investor is willing to entrust all aspects of the management of Foundation Capital to the Board of Directors.

Holders of Certificates will have no equity interest in Foundation Capital.

          If you purchase Certificates, you will contribute capital to Foundation Capital but will not be granted an ownership interest in, or voting rights or other control over the affairs of, Foundation Capital. These Certificates are debt obligations of Foundation Capital and Certificate holders will receive a fixed rate of return and the repayment of their principal upon maturity. Certificate holders are not shareholders of Foundation Capital and will not participate with shareholders in any dividends.

If we should cease to qualify for an Investment Company Act exemption, our ability to use leverage and to conduct our business would be materially and adversely affected as would our ability to make timely payments on the Certificates.

          We at all times attempt to conduct our business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, we do not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." We are presently covered by this exemption but if we should cease to qualify for this or another exemption in the future, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in the prospectus. Any such failure to continue to qualify for exemption could have a material adverse effect on our business.

FORWARD-LOOKING STATEMENTS

          This prospectus contains certain forward-looking statements related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe" and "expect" and similar expressions are intended to identify forward-looking statements. We believe that assumptions underlying the forward-looking statements are reasonable; however, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements.

          These and other statements, which are not historical facts, are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the risks and uncertainties described in "Risk Factors."

ESCROW OF CERTIFICATE PROCEEDS

          Foundation Capital has established an Escrow Account with Reliance as Escrow Agent, into which all the proceeds of this offering will be deposited. All proceeds will be held and invested by Reliance pursuant to the terms of the Trust Indenture and Escrow Agreement. Proceeds will be disbursed to pay the expenses of the offering. Any additional proceeds in excess of the amount required to pay the expenses of the offering will be released by Reliance to Foundation Capital for the purposes described in this prospectus; provided, however, that prior to the release of any proceeds to Foundation Capital, it is required to collaterally assign and pledge to Reliance as Trustee for the benefit of the holders of the Certificates mortgage loans and other assets to secure the Certificates. See "Description of Certificates-Security for Certificates."

USE OF PROCEEDS

          The net proceeds to Foundation Capital from the issuance of the Certificates (assuming the maximum amount of Certificates are sold), after deducting estimated offering expenses, are estimated to be approximately $53,264,050. The principal purpose of the offering is to use the proceeds to make mortgage loans and to fund the acquisition of mortgage loans. Proceeds may also be used for general working capital and other corporate purposes. Pending use of the proceeds for such purposes, the net proceeds will be invested in short-term obligations, such as Treasury bills and money market funds. A portion of the assets purchased with net proceeds may be included in the collateral for the Certificates. There is no minimum amount of Certificates that must be sold.

          The following table sets forth certain information concerning the anticipated use of proceeds from the issuance of the Certificates, assuming all of the Certificates are sold.
	Amount	Percentage of Total Funds
SOURCE OF FUNDS:
Gross Offering Proceeds (1)	$55,000,000	100%
USE OF FUNDS:
Selling Commissions (2)	$893,750	1.63%
Issuance Expenses (3)	$55,000	0.10%
Offering Expenses (4)	$787,200	1.43%
Funding and Acquiring Additional Mortgage Loans (5)	$53,264,050	96.84%

(1)	This amount assumes the issuance of the full amounts of Certificates permitted under the Trust Indenture.
(2)

We will pay the Underwriter a commission of 1% of the purchase price of Certificates sold that mature at the end of 3 years, 1.5% of the purchase price of Certificates sold that mature at the end of 5 years, 2% of the purchase price of Certificates sold that mature at the end of 7 years and 2% of the purchase price of Certificates sold that mature at the end of 10 years. The exact amount of commissions we will pay upon the sale of Certificates cannot be determined at this time but is estimated based on the average rate of the commissions for all of the maturities.

(3)

In addition, we will pay the Underwriter a fee of $10.00 for each transaction executed, which is not reflected in the selling commissions set forth in the above table. The exact amount of these fees cannot be determined at this time but is estimated based on an assumed average principal amount of $10,000 per Certificate sold.

(4)

The figures are our best estimates of the legal, accounting, printing, filing fees and other expenses attendant to this offering. All of such fees and expenses have been or will be paid to independent professionals and service providers.

(5)

As noted above, the principal purpose of the offering is to use the proceeds to make mortgage loans, to fund the acquisition of mortgage loans, and for general working capital and other corporate purposes. As of September 30, 2003 we had loan commitments totaling approximately $74,885,000; however, we will not use the proceeds of this offering to make such loans.

          We began offering and selling Certificates in November 2003. As of the date of this prospectus, we have sold an aggregate total principal amount of $230,000 of Series A Certificates, $36,000 of Series B Certificates, $0 of Series C Certificates, and $5,000 of Series D Certificates have been sold. Consistent with the above-described intended uses of proceeds, Foundation Capital used the net proceeds to it from these sales to make and purchase mortgage loans.

CAPITALIZATION

          The following table summarizes our capitalization as follows:

	September 30, 2003	December 31, 2002	December 31, 2001
BORROWINGS:
Certificates of Indebtedness	$--	$--	$--
Total Borrowings	--	--	--
Limited Partnership Minority Interest(1)	170,091,865	131,652,895	81,289,161

STOCKHOLDERS' EQUITY:
Class I preferred stock, 7.25% cumulative; $10 par value;
authorized 10,000,000 shares; issued and outstanding
September 30, 2003 - 0 shares; December 31, 2002 - 200
shares; December 31, 2001 - 200 shares	--	2,000	2,000
Common Stock ; $10 par value; authorized 20,000,000 shares;
issued and outstanding September 30, 2003 - 147,543.0
shares; December 31, 2002 - 140,817.3 shares;
December 31, 2001 - 143,876.3 shares	1,475,430	1,408,173	1,438,763
Excess Stock; $10 par value; authorized 20,000,000 shares;
none issued and outstanding	--	--	--
Additional paid-in capital (deficit)	(160,000)	(160,000)	(160,000)
Retained earnings (deficit)	(107,618)	(219,138)	(88,838)
Total stockholders' equity	$1,207,812	$1,031,035	$1,191,925
Total stockholders' equity and borrowings	$171,299,677	$132,683,930	$82,481,086

(1)          As noted above, FCPI and FCPII were merged with and into Foundation Capital effective as of December 31, 2003; therefore, the limited partnership minority interest no longer exists. The following table presents our pro forma capitalization as if these mergers had occurred as of the dates indicated:
	September 30, 2003	December 31, 2002	December 31, 2001
BORROWINGS:
Certificates of Indebtedness	$--	$--	$--
Total Borrowings	--	--	--

STOCKHOLDERS' EQUITY:
Class I preferred stock, 7.25% cumulative; $10 par value;
authorized 10,000,000 shares; issued and outstanding
September 30, 2003 - 0 shares; December 31, 2002 - 200
shares; December 31, 2001 - 200 shares	--	2,000	2,000
Common Stock ; $10 par value; authorized 20,000,000 shares;
issued and outstanding September 30, 2003 - 17,156,729.5
shares; December 31, 2002 - 13,306,106.8 shares;
December 31, 2001 - 8,272,792.4 shares	171,567,295	133,061,068	82,727,924
Excess Stock; $10 par value; authorized 20,000,000 shares;
none issued and outstanding	--	--	--
Additional paid-in capital (deficit)	(160,000)	(160,000)	(160,000)
Retained earnings (deficit)	(107,618)	(219,138)	(88,838)
Total stockholders' equity	$171,299,677	$132,683,930	$82,481,086
Total stockholders' equity and borrowings	$171,299,677	$132,683,930	$82,481,086

SELECTED CONSOLIDATED FINANCIAL INFORMATION

          Our selected consolidated financial information set forth below should be read in conjunction with our Management's Discussion and Analysis of Financial Condition and Results of Operations and consolidated financial statements, including the notes thereto. The statement of income data for the years ended December 31, 2002 and 2001, and the balance sheet data as of December 31, 2002 and 2001, have been derived from, and are qualified by reference to, our consolidated financial statements appearing in this prospectus, which were audited by BKD, LLP, independent public accountants, as stated in their report appearing in this prospectus. The statement of income data for the nine-month periods ended September 30, 2003 and 2002, and the balance sheet data as of September 30, 2003 and 2002, have been derived from, and are qualified by reference to, our unaudited consolidated financial statements appearing in this prospectus.

	As of and for the nine months ended September 30, 2003	As of and for the nine months ended September 30, 2002	As of and for the year ended December 31, 2002	As of and for the year ended December 31, 2001

Interest Income	$8,747,391	$6,039,469	$8,089,301	$5,112,217
Provision for Loan Losses	68,985	--	--	92,085
Net Income (Loss)	181,231	(472)	(20,072)	31,995
Preferred Payments to Limited Partnership (1)	--	5,860,002	8,017,346	4,437,621
Total Assets	171,481,196	119,756,646	132,856,529	82,661,093
Limited Partnership Minority Interest	$170,091,865	$118,160,203	$131,652,895	$81,289,161
Shares of Common Stock Outstanding	147,543	187,057.5	140,817.3	143,876.3
Shares of Preferred Stock Outstanding	--	200	200	200

(1)          As noted above, FCPI and FCPII were merged with and into Foundation Capital effective as of December 31, 2003. The following table presents our pro forma selected financial information as if these mergers had occurred as of beginning of the periods indicated. In addition, during the first quarter of 2003, the limited partnership agreements of FCPI and FCPII were revised so that payments to the limited partners were no longer considered guaranteed payments and expensed on the income statement.

	As of and for the nine months ended September 30, 2003	As of and for the nine months ended September 30, 2002	As of and for the year ended December 31, 2002	As of and for the year ended December 31, 2001

Interest Income	$8,747,391	$6,039,469	$8,089,301	$5,112,217
Provision for Loan Losses	68,985	--	--	92,085
Net Income (Loss)	7,325,796	5,200,139	6,917,945	4,273,729
Preferred Payments to Limited Partnership (1)	--	--	--	--
Total Assets	171,481,196	119,756,646	132,856,529	82,661,093
Limited Partnership Minority Interest	$--	$--	$--	$--
Shares of Common Stock Outstanding	17,156,729.5	12,003,077.8	13,306,106.8	8,272,792.4
Shares of Preferred Stock Outstanding	--	200	200	200

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and elsewhere in this prospectus.

Overview

          Foundation Capital was formed as a Georgia corporation on June 29, 2000, to invest primarily in the work of churches, colleges, schools and other non-profit organizations through making mortgage loans to such entities and acquiring indebtedness secured by mortgages issued by such entities. Foundation Capital lends funds primarily to churches and other nonprofit organizations as funds become available for such purpose. Although Foundation Capital has the authority, in its Articles of Incorporation, to engage in the business of buying, selling and leasing of real estate, Foundation Capital currently focuses its business activities on: (1) direct mortgage lending to churches and other non-profit organizations and purchasing church mortgage loans to such entities and (2) investing in mortgage bonds issued by churches and other non-profit organizations. In addition, Foundation Capital may invest in real estate to be purchased or leased by churches and other non-profit organizations. Foundation Capital intends to make the election to be taxed as a REIT for its fiscal year ending December 31, 2003, which would allow us to deduct dividend distributions to our shareholders so long as we distribute to our shareholders an amount equal to at least 90% of taxable income. Accordingly, Foundation Capital will need to continue to meet the REIT qualification requirements.

Critical Accounting Policies

          This Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon Foundation Capital's consolidated financial statements and the notes thereto, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. On an on-going basis, management evaluates its estimates and judgments.

          Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates. If actual results are different than management's judgments and estimates, Foundation Capital's financial results could change, and the change(s) could be material to Foundation Capital.

          Material estimates and judgments that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the carrying amount of foreclosed assets held for sale. In connection with the determination of the allowance for loan losses and the carrying amount of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

          Foundation Capital has identified the following critical accounting policies and significant estimates and judgments below as critical to its business operations and the understanding of its results of operations. For a detailed discussion on the application of these significant estimates and judgments and our accounting policies, also see Note 1 of the Consolidated Financial Statements for the year ended December 31, 2002 included in this prospectus.

          Loans Receivable

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on loans collateralized by church bonds.

          Discounts and premiums on loans collateralized by church bonds are amortized to income using the interest method over the remaining period to maturity.

          Interest on loans receivable is included in income when earned on the accrual basis. The accrual of interest is discontinued and any previously accrued interest is reversed when, in the opinion of management, the full and timely collection of principal and interest is in doubt. Interest is recognized for impaired loans only upon receipt, and only after all principal amounts are current according to the terms of the contract.

          Allowance for Loan Losses

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          A loan is considered impaired when, based on current information and events, it is probable that Foundation Capital will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

          Loans not evaluated for impairment on an individual basis are collectively evaluated for impairment, and losses are estimated based on management's evaluation of the portfolio and consideration of other factors, such as past due trends, historical charge-off ratios of entities with similar loan portfolio characteristics and other factors.

          Foreclosed Assets Held for Sale

          Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

          The above listing is not intended to be a comprehensive list of all of our estimates and judgments or accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management's judgment in their application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. See our audited consolidated financial statements and notes thereto which contain accounting policies and other disclosures required by accounting principles generally accepted in the United States of America.

Financial Condition

          Allowance for Loan Losses

          During the nine months ended September 30, 2003, the allowance for loan losses and unamortized discounts increased $308,338, or 16.3% from $1,887,118 as of December 31, 2002, to $2,195,456 as of September 30, 2003. This increase was due to an increase in unamortized discounts in the amount of $239,353 and a provision for loan losses of $68,985. No losses on loans have been recognized since Foundation Capital began business in June 2000. No loan loss provisions were recorded during the nine months ended September 30, 2002.

          In November 2000, Foundation Capital made a loan to a church totaling approximately $2,500,000 to refinance its then-current indebtedness and to fund a development project for future growth. The loan remained current and the borrower was performing as agreed until mid-2001, when the church became delinquent in its loan payments. In January 2003, following a period of discussions and negotiations, Foundation Capital sent a default notice to the church and default proceedings began. Also in January 2003, the church involved in this matter voted to dissolve. In March 2003, Foundation Capital foreclosed on the property. The property is currently leased to a different church and related school under a one-year lease pursuant to which Foundation Capital collects monthly rent of $14,000. This provides Foundation Capital with revenue in an annual amount of approximately 6.20% of the recorded asset value of the property. Discussions with potential new owners of the property are continuing. The property is recorded on the balance sheet at September 30, 2003 as foreclosed assets held for sale, net, in the amount of $2,712,597.

          In November 2001, Foundation Capital made a land acquisition loan to a church in the amount of approximately $517,000. In January 2003, the church became delinquent in its loan payments. On October 23, 2003, following a period of discussions and negotiations, Foundation Capital foreclosed on the property, with a bid price of $570,000, covering principal, interest, late fees and other expenses. Under state law, the borrower has ten days after foreclosure to redeem the property. Foundation Capital believes that this is unlikely to occur. Due to the low loan-to-value percentage (57%), and the proximity of the property to other commercial developments, Foundation Capital believes at this time that the property has resale value which will ultimately make any loss resulting from the sale of this property unlikely.

Results of Operations

          Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

          Interest Income

          Interest income totaled $8,747,391 for the nine months ended September 30, 2003, an increase of $2,707,922, or 44.8%, compared to $6,039,469 for the nine months ended September 30, 2002. This increase in interest income was primarily due to a greater amount of loans receivable that were outstanding during the first three quarters of 2003, as compared to the first three quarters of 2002. During the nine months ended September 30, 2003, Foundation Capital closed 84 new loans totaling approximately $94,320,000, compared to 64 loans totaling approximately $49,713,000 that were closed during the nine months ended September 30, 2002. Loans originated for the nine months ended September 30, 2003 totaled approximately $78,575,000 as compared to approximately $34,370,000 for the nine months ended September 30, 2002. The balance of net loans receivable was $159,426,368 at September 30, 2003, compared to $121,559,762 at December 31, 2002.

          Other Expenses

          Other expenses totaled $1,419,607 for the nine months ended September 30, 2003, an increase of $580,277, or 69.1%, compared to $839,330 for the nine months ended September 30, 2002. This increase in other expenses was due primarily to an increase in management fees of $421,190 resulting from an increase in invested assets, an increase in accounting, audit and legal fees of $135,932 related primarily to regulatory filings, and an increase in insurance expense of $25,724.

          Net Income/Loss

          Net income of $181,231 for the first three quarters of 2003 reflects an increase of $181,703 compared to the net loss of $472 for the first three quarters of 2002. This increase in net income resulted primarily from the increase in interest income discussed above, partially offset by the increase in other expenses discussed above and the effect of the revision of the limited partnership agreements discussed below.

          During the first quarter of 2003, the limited partnership agreements of FCPI and FCPII were revised so that payments to the limited partners are no longer considered guaranteed payments and expensed on the statements of operations, but rather are treated as distributions to the limited partners, payable if and when dividends are declared on Foundation Capital's Common Stock. However, each of FCPI and FCPII has merged with and into Foundation Capital.

          Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002

          Interest Income

          Interest income totaled $3,335,168 for the three months ended September 30, 2003, an increase of $929,587, or 38.6%, compared to $2,405,581 for the three months ended September 30, 2002. This increase in interest income was primarily due to a greater amount of loans receivable that were outstanding during the third quarter of 2003, as compared to the third quarter of 2002. During the three months ended September 30, 2003, Foundation Capital closed 35 new loans totaling approximately $25,019,000, compared to 29 new loans totaling approximately $14,272,000 closed during the three months ended September 30, 2002.

          Other Expenses

          Other expenses totaled $593,826 for the three months ended September 30, 2003, an increase of $186,784, or 45.9%, compared to $407,042 for the three months ended September 30, 2002. This increase in other expenses was due to an increase in management fees of $169,226 resulting from an increase in invested assets, less a decrease in net loan origination and loan referral fees of $47,140 due to the increase in loans made during the period, and an overall increase in professional fees and various expenses of $65,815 due to our growth and required 2003 regulatory filings that were not required in the third quarter of 2002.

          Net Income/Loss

          Net income of $120,464 for the third quarter of 2003 reflects an increase of $108,329, or 892.7% compared to net income of $12,135 for the third quarter of 2002. This increase in net income resulted primarily from the increase in interest income discussed above, partially offset by the increase in other expenses discussed above and the effect of the revision of the limited partnership agreements previously discussed, as well as increased minority interest discussed below.

          Fiscal Year Ended December 31, 2002 Compared to Fiscal Year Ended December 31, 2001

          Interest Income

          Interest income totaled $8,089,301 for the fiscal year ended December 31, 2002, an increase of $2,977,084 compared to $5,112,217 for the fiscal year ended December 31, 2001. This increase in interest income was primarily due to interest income from new loans closed during 2002. During 2002, Foundation Capital closed 88 new loans totaling approximately $79,000,000.

          Allowance for Loan Losses

          During 2002, allowance for loan losses and unamortized discounts increased $1,038,201 from $848,917 as of December 31, 2001 to $1,887,118 as of December 31, 2002. This increase is due entirely to discounts on bond-collateralized loans. No losses on loans have been recognized since we began business in June 2000 and no provision for loan losses was recorded in 2002.

          Net Income/Loss

          The 2002 net loss of $20,072 reflects a decrease in income of $52,067 compared to the 2001 net income of $31,995. This reduction in 2002 net income resulted primarily from an increase in insurance expense of approximately $57,000, an increase in expenses associated with Board of Directors meetings totaling approximately $43,000, and an increase in regulatory and filing fees of approximately $40,000, net of a reduction in the provision for loan losses of approximately $92,000.

          Fiscal Year Ended December 31, 2001 Compared to Six Months Ended December 31, 2000

          Interest Income

          Interest income was $5,112,217 for the fiscal year ended December 31, 2001, compared to $1,488,852 for the six months of operations ended December 31, 2000. This increase in interest income was primarily due to interest income from new loans closed during the period.

          Allowance for Loan Losses

          The allowance for loan losses and unamortized discounts increased $451,491 from $397,426 on December 31, 2000 to $848,917 on December 31, 2001. This increase was due to $359,406 of discounts on bond-collateralized loans and a $92,085 provision for loan losses. No losses on loans have been recognized since we began business in June 2000.

          Net Income/Loss

          Net income increased from approximately $8,430 for the six months of operations ended December 31, 2000 to $31,995 for the fiscal year ended December 31, 2001. The annualized increase results from an increase in income producing assets and an increase in the overall rate of return on such assets.

Liquidity and Capital Resources

          Foundation Capital primarily makes and purchases mortgage loans to churches and other nonprofit organizations and invests in mortgage bonds issued by them. Foundation Capital expects that the cash to be generated from the mortgage loans made and acquired by Foundation Capital will be adequate to pay operating expenses and provide distributions to stockholders. Foundation Capital is not aware of any known trends or uncertainties, other than national economic conditions, which have had or which may be reasonably expected to have a material impact, favorable or unfavorable, on revenues or income from mortgage loans.

          Foundation Capital's income from the mortgage loans made or purchased and bond interest income provides cash flow to Foundation Capital, which it uses to make new mortgage loans or fund dividends to stockholders. Nevertheless, we believe that it may be desirable, if not necessary, to sell additional debt or equity securities of Foundation Capital in order to enhance our capacity to make mortgage loans on a continuous basis. There can be no assurance that we will be able to raise additional capital on favorable terms. Foundation Capital may procure lines of credit with financial institutions, and may draw down on those lines of credit from time to time if necessary, to maintain Foundation Capital's liquidity.

          This prospectus constitutes part of a Form S-11 Registration Statement that Foundation Capital has filed with the Securities and Exchange Commission to register $55,000,000 of Certificates. We began offering and selling Certificates in November 2003. As of the date of this prospectus, an aggregate total principal amount of $230,000 of Series A Certificates, $36,000 of Series B Certificates, $0 of Series C Certificates, and $5,000 of Series D Certificates have been sold.

          Net cash used in operating activities totaled $1,186,277 for the nine months ended September 30, 2003, compared to $890,907 for the nine months ended September 30, 2002. The $295,370 increase in net cash used in operating activities reflects an increase in the accretion of discounts on loans and held-to-maturity securities of $308,297, a decrease in other assets of $296,254, a decrease in accounts payable and accrued expenses of $141,733, and a decrease in interest receivable of $27,039, less the increase of $215,765 in the amortization of deferred origination fees, the increase in net income of $181,703, and the increase in the provision for loan losses of $68,985.

          Net cash used in investing activities totaled $41,266,584 for the nine months ended September 30, 2003, compared with net cash used in investing activities of $28,457,696 for the nine months ended September 30, 2002. The $12,808,888 increase in net cash used in investing activities was due to an increase in new loans originated of $44,205,001, less the $27,697,507 increase in proceeds from principal payments received in the first three quarters of 2003, less the proceeds received from the sale of loans of $4,458,738, plus purchases of held-to-maturity securities totaling $912,288 and less maturities of held-to-maturity securities of $152,156.

          Net cash provided by financing activities totaled $38,434,516 for the nine months ended September 30, 2003, compared with net cash provided by financing activities of $36,956,872 for the nine months ended September 30, 2002. This $1,477,644 increase in net cash provided by financing activities was due primarily to the increase in minority interest contributions from limited partners to fund the increased loan originations discussed above.

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, equipment and commercial real estate.

          At September 30, 2003, Foundation Capital had outstanding commitments to make loans aggregating approximately $74,885,000, all at adjustable rates of interest. The commitments extended over varying periods of time with the majority to be disbursed within a one-year period. At September 30, 2002, Foundation Capital had outstanding commitments to make loans aggregating approximately $21,138,000, all at adjustable rates of interest. The commitments extended over varying periods of time and the majority was disbursed within a one-year period.

Related Party Transactions

          Foundation Capital does not have any employees and has instead contracted with the Manager to conduct its operations. The Chief Executive Officer of Foundation Capital has an indirect ownership interest in the Manager. The Manager has in turn contracted with an entity that directly and indirectly owns Common Stock of Foundation Capital to perform certain of the administrative duties. Foundation Capital recognized $1,372,309 of expense related to these arrangements during the nine months ended September 30, 2003. Foundation Capital recognized $1,334,795 and $718,735 of expense related to these arrangements during the fiscal years ended December 31, 2002 and December 31, 2001, respectively, and $152,308 during the six months ended December 31, 2000. As of September 30, 2003, $255,535 was owing to the Manager. The amount due to the Manager at December 31, 2002, was $89,221.

Quantitative and Qualitative Disclosures about Market Risk

          Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. We are a party to commercial mortgage loans that are subject to market risk.

          Our loan portfolio is also subject to real estate market risk. Some of our loans provide for either monthly payments of interest only and a payment of principal in full at the end of the loan term and principal and interest payments with a balloon payment at the end of the loan term. A significant increase in interest rates could, however, make it more difficult for our borrowers to sell or refinance their respective properties. This could have a material adverse effect on us, either through loan defaults or the need to grant extensions of the maturity dates, thereby delaying repayment. If real estate values were to decline, borrowers might find it difficult, if not impossible, to repay some or all of the principal and accrued interest in connection with a sale or refinancing of the underlying properties. A number of factors could lead to a real estate market decline including, but not limited to, a slowdown in the growth of the economy, increasing commercial interest rates and supply and demand factors. It is not possible for us to quantify the potential loss in earnings or cash flows that might result from a real estate market decline.

          The table below illustrates the expected maturities of financial instruments at September 30, 2003:
	September 30,					Thereafter	Total
Maturities of Financial Assets	2003	2004	2005	2006	2007			Estimated 2003 Fair Value

Adjustable rate mortgage loans	$--	$--	$133,700	$--	$1,772,375	$11,185,732	$13,091,808	$12,720,701
Weighted average rate	--	--	10.50%	--	8.70%	7.92%	7.65%

Fixed rate mortgage loans	$710,552	$8,054,000	$6,073,453	$3,079,308	$1,296,590	$19,181,487	$38,395,391	$38,109,394
Weighted average rate	9.70%	7.95%	8.01%	7.48%	7.90%	7.98%	7.97%

Fixed rate church bond loans	$--	$622,500	$--	$1,475,000	$1,500,000	$69,054,361	$72,651,861	$70,432,353
Weighted average rate	--	4.70%	--	7.92%	9.50%	7.77%	7.78%

Fixed rate construction loans	$--	$1,000,000	$--	$736,250	$4,719,315	$12,394,246	$18,849,810	$20,007,936
Weighted average rate	--	8.75%	--	8.00%	8.16%	8.72%	8.55%

Variable rate construction loans	$--	$--	$--	$--	--	$18,778,856	$18,778,856	$18,151,398
Weighted average rate	--	--	--	--	--	7.78%	7.78%

Fixed rate other loans	$2,321,189	$405,577	$2,351,116	$--	$--	--	$5,077,883	$5,037,188
Weighted average rate	8.01%	7.71%	7.43%	--	--	--	7.71%

Fixed rate held to maturity securities	$--	$--	$9,500	$--	$--	$3,747,751	$3,757,251	$4,029,686
Weighted average rate	--	--	5.50%	--	--	8.65	8.65

BUSINESS

General

          Foundation Capital engages primarily in the business of making various types of mortgage loans to churches and other non-profit organizations throughout the United States. Foundation Capital generates income for repayment of the Certificates and dividends to its shareholders primarily from net cash flow from the mortgage loans and the assessment of loan fees. Foundation Capital's net cash flows result primarily from the difference between the interest income on Foundation Capital's mortgage loans and mortgage backed bonds and the costs incurred to acquire and manage the mortgage loans. Foundation Capital's business strategy is to originate its own loans, purchase church mortgage loans originated by and owned by other entities, invest in mortgage bonds issued by churches and work with church bond broker-dealers to make interim loans or loans secured by church bonds to churches that are issuing mortgage bonds. Foundation Capital invests in permanent, construction and interim loans, church bonds with varying maturities, and loans secured by church bonds with varying maturities.

          Construction loans typically are made to finance the construction of new facilities and renovation of existing facilities and generally have a maturity of 1 year to 18 months. Permanent loans are made either upon the completion of construction or for the refinancing of an existing facility, and normally have a term of 1 to 20 years with payments based upon up to a 30-year amortization schedule. Foundation Capital offers both fixed and adjustable interest rate loans. Foundation Capital makes interim loans that will be repaid from the receipt of pledged gifts. Foundation Capital also makes interim loans in connection with bond offerings of churches and other non-profit organizations that are repaid from the proceeds of such bond offerings. Foundation Capital spreads its investments throughout the United States where favorable yields prevail.

          Foundation Capital seeks to enhance the return on its loans by focusing on the origination of short-term (1-3 years) to medium-term (3-10 years) loans and on loans secured by first mortgage bonds. Such loans are made with a fixed or variable interest rate. Origination fees and discount points increase the yield on short-term loans, medium-term loans and bond collateralized loans. Except for loans in connection with bond offerings, most medium-term loans and long-term loans are subject to call by Foundation Capital every 3 to 5 years if there is a material adverse change that threatens the borrower's ability to repay the loan. Foundation Capital generally charges additional fees for the renewal of any loans.

          As of September 30, 2003, Foundation Capital had an aggregate principal amount of loans outstanding of $159,426,368, net of allowances and discounts, to churches and other non-profit organizations.

The Limited Partnerships

          In General. Before December 31, 2003, Foundation Capital was the sole general partner of FCPI and FCPII, which were operated as what are commonly called "Down REITs" and were engaged in substantially the same business as Foundation Capital. However, effective as of December 31, 2003, each of FCPI and FCPII merged with and into Foundation Capital, which was the surviving entity in these mergers. As such, Foundation Capital now directly conducts all of the activities previously conducted by FCPI and FCPII. Each of FCPI and FCPII had previously issued guaranties of the Certificates offered by this prospectus. However, because the separate existence of FCPI and FCPII has ceased as a result of the mergers described above, these guaranties no longer exist. Instead, Foundation Capital, as the surviving entity in the mergers, has succeeded to all of the assets previously held by FCPI and FCPII.

          Before the mergers, cash distributions to the limited partners of FCPI and FCPII were measured by the net earnings per share to Foundation Capital shareholders. Under the terms of the former Partnership Agreements of FCPI and FCPII, the income and expenses of each entity were consolidated to calculate consolidated net income. The consolidated net income was then divided by the number of shares of Foundation Capital outstanding plus the number of limited partnership Units outstanding to determine the net income per share and net income per Unit.

          FCPI. On June 30, 2000, Foundation Capital formed FCPI. Foundation Capital was the sole general partner, and Foundation Ministries Loan Fund, a wholly charitable trust organized under the laws of the State of

Missouri ("FMLF"), was the sole limited partner of FCPI. FMLF is managed by AGFSG, which controls the majority of Foundation Capital's Common Stock. From 2000 through 2003, FMLF contributed approximately $32,436,250 in first mortgage loans primarily to churches located in the northwest United States and approximately $97,132,150 in cash (including the reinvestment of limited partner distributions) to FCPI in exchange for Units in FCPI valued at $10.00 per Unit. (Foundation Capital, as general partner, also contributed $1,000 in exchange for Units in FCPI valued at $10.00 per Unit.) The number of Units received by FMLF with respect to the first mortgage loans was determined by the value of outstanding principal, plus accrued interest, as of the date of the transfer. FMLF's limited partnership Units in FCPI were converted into shares of Foundation Capital Common Stock in connection with the merger of FCPI with and into Foundation Capital. As of December 31, 2003, each of the loans transferred by FMLF to FCPI was current.

          FCPII. On October 31, 2000, Foundation Capital formed FCPII. Foundation Capital was the sole general partner, and AGFSG was one of the limited partners, of FCPII. From 2000 through December 31, 2003, AGFSG contributed approximately $86,541,800 (including the reinvestment of limited partner distributions) to FCPII in exchange for Units valued at $10.00 per Unit. AGFSG's and the other limited partners' limited partnership Units in FCPII were converted into shares of Foundation Capital Common Stock in connection with the merger of FCPII with and into Foundation Capital.

Competition and Market

          Foundation Capital believes that it has a competitive advantage in the church finance business because of its Directors', officers' and the Manager's experience in the church lending business and due to established relationships with other lenders, denominational loan funds and church bond brokers.

          The real estate financing industry is generally highly competitive, although competition in Foundation Capital's more narrow area of specialization is somewhat limited. Foundation Capital competes with a variety of financial institutions including banks, savings and loan associations, REITs, denominational funds, broker-dealers and other financial institutions many of whom have greater resources or lower costs of operations than Foundation Capital, larger staffs than Foundation Capital and more extensive operating histories than Foundation Capital.

          Management estimates that there are more than 400,000 churches in the United States. Management also projects that the number of churches increases by approximately 5% to 10% annually. Sources active in the church financing industry estimate that between $6 billion and $10 billion in church financing is closed annually. The market for church financing is both broad and fragmented with no one firm having a dominant position in the marketplace.

          According to The National Association of Securities Dealers, Inc. (the "NASD"), more than $365 million was raised in church and non-profit offerings that were filed with the NASD in 1995, the last year for which data is available. The $365 million in offerings in 1995 represented more than 366 offerings. According to the NASD, more than 90% of the non-profit offerings processed by the NASD were church bond offerings.

Investments

          Foundation Capital invests primarily in mortgage loans either originated by Foundation Capital or acquired from others, and loans secured by church bonds and in church bonds. In addition, Foundation Capital invests in other classes of investments consistent with applicable REIT requirements. Such investments include, but are not limited to, real property, commercial or residential mortgages, shares of other REITs and government securities.

          Foundation Capital's investment strategy is to create a diversified portfolio of mortgage loans and church bonds that preserves the capital base of Foundation Capital and generates income for Foundation Capital for repayment of the Certificates and distribution to its shareholders. As a REIT, Foundation Capital's ability to sell its assets for gain will be restricted by the REIT provisions of the Code. Some of our investments are based upon referrals from organizations who may have board members who are part of the Foundation Capital management team.

Operating Restrictions

          Foundation Capital currently operates as a REIT and intends to report its 2003 taxable income as a REIT. Foundation Capital has adopted certain compliance guidelines which include restrictions on the acquisition, holding and sale of assets. Prior to the acquisition of any asset, Foundation Capital determines whether such asset will constitute a qualified REIT asset. Substantially all of the assets that Foundation Capital acquires for investment are expected to be qualified REIT assets. Foundation Capital plans to closely monitor its purchases of assets and the income from such assets for compliance with applicable requirements for qualification as a REIT and its exemption under the Investment Company Act. This policy limits the investment strategies that Foundation Capital employs.

          Any revisions to the operating policies require the approval of the Board of Directors, including a majority of the Independent Directors. Except as otherwise restricted, the Board of Directors has the power to modify or alter the operating policies without the consent of shareholders.

Properties

          Foundation Capital does not own any real property, other than the foreclosed properties discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition." Its primary place of business at 1430 Lelia Drive, Jackson, Mississippi 39216 is owned by an Affiliate of the Manager and fees associated with our use of the space are included in the management fees. Foundation Capital's management believes that such leased property is adequately covered by insurance.

Litigation

          Management is not aware of any pending or threatened litigation against Foundation Capital and Foundation Capital is not a party to any material litigation. From time to time, Foundation Capital is involved in routine legal proceedings incidental to the conduct of its business.

Employees

          Foundation Capital has no employees and does not anticipate having any employees within the next 12 months since its business is operated by the Manager.

THE MORTGAGE LOANS

          Foundation Capital makes the following types of mortgage loans:

          Construction Loans. Construction loans typically are made to finance the construction of new worship, educational, fellowship, activity or other ministry-related facilities. Such loans normally have a maturity of 12 to 18 months. Construction loans are also made to finance the renovation of existing facilities. Construction loans are typically interest only on the outstanding balance drawn for construction.

          Interim Loans. Interim loans made to a borrower who has a short term or temporary need for capital generally involves greater risks than a loan that amortizes or fully pays out during the term of the loan. Interim loans might be made, for example, to acquire undeveloped real property, to permit a borrower to commence construction while other financing (including a bond program) is being obtained, or to proceed with capital expenditures prior to receipt of other funds from the sale of property or pledges from members. An interim loan requires repayment in full (balloon payment) within a short period of time.

          Permanent Loans. Permanent loans are made for the acquisition of property, the purchase of existing facilities or the completion of construction, or for the refinancing of existing loans. Permanent loans may have a maturity of up to 20 years with payments made on up to a 30-year amortization. Foundation Capital may retain the right to recall the loan after the first 3 or 5 years and periodically thereafter as determined by the loan committee.

          Mortgage Bonds. For many years, churches have issued bonds secured by first or second mortgages on church property. Church bonds are issued pursuant to a trust indenture and typically mature serially over a period of from 6 months to 20 years. The bonds are issued in various denominations (normally $250 or more) and pay either simple or compound interest at varying rates with the earliest maturing bonds having the lowest rates. From time to time, Foundation Capital invests in church mortgage bonds which have maturities and interest rates which are attractive to Foundation Capital. All purchases are made with the intent to hold the bond until maturity and not with a view to resell the same.

          Bond Collateralized Loans. In a BCL, Foundation Capital makes a loan that is secured by specific mortgage bonds issued by the borrower. The mortgage collateral for the bonds issued to Foundation Capital therefore also acts as the collateral for the BCL. As the borrower pays interest and principal on its bonds, these amounts are applied in payment of interest and principal on the BCL.

          Foundation Capital typically will make a BCL to a church that is in need of funds for its construction project before the church bond offering has been fully sold by the underwriter. The BCL benefits the church, since it receives the funds it needs for its construction project on a timely basis. Generally, there are no additional expenses to the church from the BCL that would exceed the proposed underwriting commissions on the bonds pledged as collateral for the BCL. As a result of these benefits to the church, Foundation Capital typically is able to charge more in fees, interest and other costs on a BCL than for other types of church loans. In addition, BCLs tend to be paid more quickly than other church loans since the bonds collateralizing the BCL tend to represent one of the highest cost of funds for the borrowing church. Accordingly, Foundation Capital views BCLs as a preferred method of lending to churches engaged in church bond offerings.

Loan Policies

          Loans are made primarily to churches and other non-profit organizations for the purchase of land, for construction of new facilities or renovation, lines of credit for ministry-related purposes, acquisition of existing facilities or refinancing of existing loans or bond programs. Loans are normally secured by a first or second priority mortgage lien (or in the case of interim bond loans a first collateral interest in specific mortgage bonds).

          Foundation Capital offers loans with fixed and variable interest rates. The terms offered to borrowers regarding interest rates, maturities, points and fees are determined from time to time by the Directors of Foundation Capital based upon current market conditions, expenses of Foundation Capital, expenses incurred in arranging the loans and such other factors as the Directors believe are relevant in determining the interest rates, fees and terms of the loans.

          Foundation Capital charges each borrower an origination fee and a loan processing fee at the inception of the loan. These fees are paid in cash or they are added to the principal of the loan at the discretion of Foundation Capital. In addition, Foundation Capital charges an additional fee for each loan renewal with rates varying based upon the then current interest rates, the applicable maturity date and the creditworthiness of the borrower.

          Loan payments are generally made monthly. Other repayment schedules, including weekly, quarterly, or semi-annually may be made available as may be determined to be appropriate. Late payments generally result in the charging of a penalty. Current policy permits borrowers to prepay their loans prior to maturity, in whole or in part, without premium or penalty.

          Loans are normally limited to no more than 85% of the value of the property securing the loan, plus any additional pledges or guarantees that may be acceptable to Foundation Capital including, but not limited to, hypothecated shares of Foundation Capital or other acceptable securities. An appraisal is normally required for purposes of determining the value of real property including land, existing or proposed facilities.

          Although Foundation Capital does not always require the normal due diligence and protections afforded commercial lenders, it is Foundation Capital's policy to generally require the normal due diligence and protections afforded church and other non-profit organization lenders. The underwriting process includes a review and analysis of the history of the organization, the denominational affiliation, the strength of the leadership, longevity, prior financial performance, financial capability and general creditworthiness. It is generally required, with respect to permanent loans, that title insurance, real estate surveys, appropriate resolutions of borrowers, appraisals of the property and evidence of fire and extended coverage insurance be obtained. Payment and performance bonds are not required on construction loans. In certain circumstances some or all of these prerequisites may be waived at the discretion of Foundation Capital. The mortgage loan documents are consistent with those currently in use in the state in which the mortgaged property is located.

Loan Processing and Underwriting

          Mortgage loan applications are prepared and verified by the Manager. Applications normally include, but are not limited to, the following unless waived by the loan committee: (1) a completed application form as provided by the Manager with all required exhibits; (2) corporate organizational documents including Articles, Bylaws and any applicable ecclesiastical governing documents; (3) financial statements in a form acceptable to Foundation Capital; (4) a certified real estate appraisal or opinion of counsel; (5) a survey, in a form acceptable to Foundation Capital, and certified to the borrower and Foundation Capital; (6) preliminary title report or title commitment; (7) evidence of all relevant insurance coverages including builders' risk (if applicable); and (8) copies of all material contracts affecting the church or organization, including, if applicable, architectural, construction and engineering contracts.

          The Credit Committee of the Board of Directors delegates to a loan committee the authority to approve completed loan applications. Before a loan is approved by a loan committee, it must meet the standards set forth in Foundation Capital's loan policy guidelines. The amount of a loan that can be approved by those that have been delegated authority is dictated by the Credit Committee. The Manager together with Foundation Capital's officers and legal counsel are responsible for the supervision of the loan closing, including the preparation of the loan documents and the forwarding of funds. It is the policy of Foundation Capital to require the borrower to pay all the expenses of the loan including Foundation Capital's legal expenses. These costs are usually deducted from the loan proceeds. To protect against loss of income as a result of the failure of a borrower to close after a loan commitment is issued, Foundation Capital requires that, prior to the issuance of a loan commitment, an application fee be paid to Foundation Capital by the borrower. This deposit is considered earned in full upon the issuance of the loan commitment.

Loan Participations

          Foundation Capital may sell participations to other lenders or investors. In addition, Foundation Capital may acquire participations in loans originated by other lenders, as long as such loans, in their entirety, otherwise meet the minimum requirements of Foundation Capital for similar loans. Foundation Capital also transfers and assigns loans, which it has acquired or originated at a premium or a discount, in order to further the investment objectives of Foundation Capital.

Loan Servicing

          The Manager provides Foundation Capital with loan administration and servicing for most loans consistent with appropriate loan servicing practices.

INVESTMENT OBJECTIVES AND POLICIES

General

          The following is a discussion of Foundation Capital's investment objectives and policies. Foundation Capital's policies with respect to these activities have initially been determined by the Board of Directors and may be amended or revised from time to time at the discretion of the Board of Directors without notice to, or a vote of, the shareholders of Foundation Capital, except that certain policies with respect to conflicts of interest must be consistent with legal requirements.

Acquisition Policies

          Foundation Capital, from time to time, and as funds permit, purchases additional church mortgage loans from non-profit organizations, banks, mortgage companies, trust companies and other REITs, as well as originating its own loans. Prior to purchasing a loan from the Manager or any Affiliate or Sponsor, Foundation Capital obtains an appraisal of the fair market value from a qualified independent appraiser selected by a majority of the Independent Directors in order to determine whether the purchase price is fair, competitive, and commercially reasonable. In addition, Foundation Capital may, to the extent such purchases are consistent with the requirements of the Code applicable to REITs, purchase and hold other investments such as church bonds. Foundation Capital only invests in mortgage loans and mortgage bonds that meet the credit and other standards established by the Board of Directors.

Restrictions on Investments

          The investment policies set forth in the Bylaws were approved by the Board of Directors. In addition to other investment restrictions imposed by the Board of Directors from time to time that are consistent with Foundation Capital's objective to continue to qualify as a REIT, Foundation Capital observes the following restrictions on its investments as set forth in its Bylaws:

          (1)          Not more than 10% of Foundation Capital's total assets are invested in unimproved real property. For purposes of this paragraph, "unimproved real property" means real property of Foundation Capital which has the following three characteristics: (a) an equity interest in the property was not acquired for the purpose of producing rental or other operating income; (b) there is no development or construction in process on the property; and (c) no development or construction on the property is planned in good faith to begin within 1 year.

          (2)          Not more than 20% of the dollar value of Foundation Capital's mortgage loans are made to entities other than churches, non-profit organizations or related ministries.

          (3)          Foundation Capital may not invest in commodities or commodity futures contracts. Such limitation is not intended to apply to future contracts, when used solely for hedging purposes in connection with Foundation Capital's ordinary business of investing in real estate assets and mortgages.

          (4)          Foundation Capital may not invest in or make mortgage loans unless, in cases in which a majority of the Independent Directors so determine and in all cases in which the transaction is with the Manager, Board of Directors, or Affiliates thereof, an appraisal of the underlying property is obtained from an independent, qualified appraiser. In addition to the appraisal, a mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained. Foundation Capital may not invest in real estate contracts of sale otherwise known as land sale contracts, unless those contracts of sale are in recordable form and are appropriately recorded in the chain of title.

          (5)          Foundation Capital may not make or invest in mortgage loans, including construction loans, on any one property, if the aggregate amount of all mortgage loans outstanding on the property, including the loans of Foundation Capital, would exceed an amount equal to 85% of the appraised value of the property as determined by an independent appraisal. However, Foundation Capital may make or invest in mortgage loans on any one property if substantial justification exists because of the presence of other underwriting criteria such as the net worth of the borrower, the credit rating of the borrower based on historical financial performance, or collateral adequate to justify waiver from application of the foregoing requirements; provided, that such loans would in no event exceed the appraised value of the property at the date of the loans.

          (6)          Foundation Capital may not make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of the Manager, any Director or Affiliate thereof.

          (7)          Foundation Capital may not invest in the equity securities of any non-governmental company, including other REITs or limited partnerships, for a period in excess of 18 months and any such investments in entities affiliated with the Manager, initial investors or Affiliates thereof are only permitted if accomplished in accordance with Foundation Capital's conflict of interest requirements.

Subject to the above restrictions, a majority of the Independent Directors may alter the investment policies if they determine that such change is in the best interest of Foundation Capital.

Loan Limit Policies

          Foundation Capital makes loans to churches and other non-profit organizations in amounts ranging from approximately $100,000 to $10,000,000. Foundation Capital will not make any loan which exceeds the greater of $5,000,000 or 10% of the total assets of Foundation Capital without prior approval of the Board of Directors. Foundation Capital's loan policies are subject to change from time to time. As the assets of Foundation Capital grow, the average size of the loans may also grow.

Other Policies

          Foundation Capital may, although it does not currently intend to, make acquisitions and investments other than as previously described. Foundation Capital has authority to issue senior securities. Foundation Capital also has authority to offer its shares of Common Stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its Common Stock or any other securities and may engage in such activities in the future. Foundation Capital does not engage in trading, underwriting, or the agency distribution or sale of securities of other companies. At all times, Foundation Capital intends to make investments in such a manner as to be consistent with the requirements of the Code applicable to REITs, because of the circumstances or changes in the Code (or the regulations promulgated thereunder), the Board of Directors determines that it is no longer in the best interests of Foundation Capital to continue to have Foundation Capital qualify as a REIT. Foundation Capital's policies with respect to such activities may be reviewed and modified from time to time by Foundation Capital's Board of Directors without notice to, or the vote of, the shareholders.

Our Property

          As of September 30, 2003, we had originated or purchased 287 mortgage loans aggregating $287,372,943 in original principal amount. Of the loans outstanding, 30.9% of the loans are permanent, 2.7% of the loans are interim, 15.7% of the loans are construction and 50.7% of the loans are bond-collateralized. Additionally, 3.0% of the loans are short-term (less than 1 year), 13.1% of the loans are medium-term (1 to 3 years) and 83.9% of the loans are long-term (over 3 years). All loans are full recourse loans.

          As of September 30, 2003, there were 3 outstanding loans that individually had principal balances in excess of 5% of total assets. Together, these 3 loans comprised approximately 18.2% of total assets. These 3 loans are not interrelated and no single loan exceeded 10% of total assets individually.

          As of September 30, 2003, Foundation Capital had outstanding commitments totaling approximately $103,259,392, which consisted of bond-collateralized, construction and permanent loans. Neither the Manager nor any Affiliate of Foundation Capital has received fees or commission in relation to the commitments. Foundation Capital has received standard application and commitments fees from the prospective borrowers.

          As of September 30, 2003, 6 loans were more than 30 days past due, which is representative of Foundation Capital's delinquency experience, on average, since June 2000. There was 1 foreclosure proceeding in March 2003, which was the first in Foundation Capital's history. The ultimate result of such foreclosure is uncertain. The loan amount for this property totaled approximately $2.5 million. The property used as collateral for this loan was appraised at approximately $5 million. Foundation Capital has leased the property to another church. There have been no extensions of maturity of any troubled loans and we have not extended any loans to include any unpaid interest in new principal amounts.

          Foundation Capital does not own any real property, other than the foreclosed properties discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition."

MANAGEMENT

General

          Foundation Capital operates under the direction of its Board of Directors, which is responsible for management and control of Foundation Capital's affairs. However, the Board of Directors has retained the Manager to manage Foundation Capital's day-to-day affairs, subject to the Board's supervision.

          Investment policies of Foundation Capital, as well as its fees and expenses are established, reviewed and approved by the Board of Directors (including a majority of the Independent Directors) not less often than annually and with sufficient frequency to determine that they are in the best interest of the shareholders. The Board is responsible, as a result of their fiduciary duties, for determining the reasonableness of Foundation Capital's fees and expenses in light of Foundation Capital's investment experience and the fees and expenses of comparable management companies in supervising the relationship of Foundation Capital with the Manager. Each such determination, and the basis for such determination, shall be set forth in the minutes of the Board of Directors.

          The Independent Directors determine, from time to time, but not less often than annually, that the compensation which Foundation Capital contracts to pay to the Manager is reasonable in relation to the nature and quality of the services performed and that such compensation is within the limits prescribed by applicable state regulatory authorities. The Independent Directors also supervise the performance of the Manager and the compensation paid to it by Foundation Capital to determine that the provisions of the Management Agreement are being carried out. Each such determination is based on the factors set forth below and all other factors that the Independent Directors deem relevant. The findings of the Independent Directors, on each such factor, are recorded in the minutes of the Board. Such factors include: (1) the size of the management fee in relation to the size, composition and profitability of Foundation Capital's portfolio; (2) the success of the Manager in generating opportunities that meet the investment objectives of Foundation Capital; (3) the rates charged to other REITs and charged to companies other than REITs by managers performing similar services; (4) the quality and extent of service and advice furnished by the Manager; (5) the performance of the investment portfolio of Foundation Capital, including income, conservation or appreciation of capital; and (6) the quality of the portfolio of Foundation Capital in relationship to the investments generated by the Manager for its own account. See "Fiduciary Responsibility of Directors and the Manager and Indemnification" and "The Manager-The Management Agreement."

Directors and Executive Officers of Foundation Capital

          The Board of Directors is currently comprised of 8 individuals whose terms of office expire in 2004. All of the directors other than Mr. Braswell are considered to be Independent Directors. Executive officers of Foundation Capital serve at the pleasure of the Board of Directors. The following table sets forth certain information concerning the Board of Directors and executive officers of Foundation Capital as of December 31, 2003:

Name	Age	Position

Kenneth C. Bray	52	Director
P.O. Box 1569 Duluth, Georgia 30096

Clay Corvin	56	Director and Secretary
3939 Gentilly Blvd. New Orleans, Louisiana 70126

Susan Eames 1222 16th Avenue South Nashville, Tennessee 37212	57	Director

Name	Age	Position

Dr. K. Milton Higgins	67	Director
945 West Alamos Fresno, California 93705

David B. Parker	49	Director
P. O. Box 12609 Oklahoma City, Oklahoma 73157

James LeRoy Roberts	65	Director
1812 Hunting Ridge Road Raleigh, North Carolina 27615

Wayne Shirley	60	Director
6201 104th Avenue, N.E. Kirkland, Washington 98033

A.J. Braswell 32 Black Banks Drive St. Simons Island, Georgia 31522	62	President, Chief Executive Officer and Director

Bobby D. Ray 1430 Lelia Drive Jackson, Mississippi	50	Senior Vice President, Chief Financial Officer and Treasurer

Douglas H. Veazey	56	Senior Vice President-Loan Servicing
1430 Lelia Drive Jackson, Mississippi 39216

Barry S. Winford	37	Senior Vice President
1430 Lelia Drive Jackson, Mississippi 39216

          Information regarding the business background and experience of Foundation Capital's Directors and executive officers follows:

          A.J. Braswell is a founder of Foundation Capital and serves as its President, Chief Executive Officer and a Director. Mr. Braswell attended Augusta College and Southern Technical Institute and majored in electrical engineering technology. For approximately 12 years, Mr. Braswell worked in the area of telecommunications engineering technology for Western Electric and for Collins Radio Company. In 1975, Mr. Braswell acquired the predecessor of Reliance. Thereafter, Mr. Braswell transformed Reliance into a nationally recognized state-chartered bank and trust company specializing in (1) trust and fiduciary services to churches issuing bonds, (2) services to church loan funds, and (3) personal and corporate trusts, asset management and retirement plan administration. In 1996, Mr. Braswell sold his ownership interest in Reliance. From 1996 to December 30, 2001, Mr. Braswell served as Managing Principal of Reliance Institutional Capital, Inc. (formerly known as Reliance Financial Corporation) in order to focus on maintaining its existing church and non-profit business and on developing additional business for Reliance. Since December 30, 2001, Mr. Braswell has not been employed by Reliance or any of its Affiliates. Mr. Braswell is Chairman of the Board of the Christian Stewardship Association, and is a Director of World Serve International. Mr. Braswell also serves as the President, Chief Executive Officer and a Director of the Manager.

          Bobby D. Ray serves as Senior Vice President, Chief Financial Officer and Treasurer of Foundation Capital. Mr. Ray received a Bachelor of Science degree in Accounting from Mississippi State University. From 1995 to 2002, Mr. Ray served as Director of Accounting for SkyTel Communications, Inc. Mr. Ray is a Member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.

          Douglas H. Veazey serves as Senior Vice President-Loan Servicing of Foundation Capital. Mr. Veazey received a Bachelor of Science degree from Mississippi State University. Prior to joining Foundation Capital, Mr. Veazey was a Financial Services Representative for Cendant Mortgage Corporation where he was responsible for mortgage loan originations. From 2000 to 2002, Mr. Veazey was Director of Finance for the Mississippi Commission For International Cultural Exchange, Inc. where his responsibilities included accounting budget, personnel and payroll issues and internal and external reporting. From 1992 to 1999, Mr. Veazey was Chief Financial Officer of First American National Bank - Mortgage Division.

          James LeRoy Roberts serves as a Director of Foundation Capital. Mr. Roberts received a Bachelor of Arts degree from Southwest Missouri State University. Mr. Roberts has served two terms as President of the National Association of Church and Institutional Financing Organization, Inc., and has participated in the placement of over $300 million in church loans. From 1979 until 2002, Mr. Roberts was the President of American Funding, Inc., a North Carolina corporation which is a dormant subsidiary of the Underwriter that no longer engages in business. Mr. Roberts has been a frequent lecturer, speaker and workshop facilitator at church finance and building conferences.

          Wayne Shirley serves as a Director of Foundation Capital. Mr. Shirley attended Northwest College and Southern California College. Since 1975, Mr. Shirley has worked in the areas of real estate sales and mortgage insurance. Mr. Shirley is currently Vice President and sales manager for Home Mortgage Corporation. Prior to joining Home Mortgage, Mr. Shirley was a Vice President and sales manager for Washington Mutual Bank where he began working in 1992. Mr. Shirley has also worked with Freddie Mac as an account manager where he marketed loan products and Freddie Mac purchase certificates to banks, savings and loans and mortgage companies in the northwest and Northern California. Mr. Shirley is currently the Secretary of the Northwest College Foundation Board and is a member of the Board of Directors of FMLF.

          Kenneth C. Bray serves as a Director of Foundation Capital. Mr. Bray received a Bachelor of Arts degree in Accounting from the University of West Florida. Mr. Bray has been an auditor with the Internal Revenue Service and was a senior partner in Bray, Marsh & McConnell, P.C., an accounting firm. Mr. Bray became the Chief Executive Officer of Brayson Homes, Inc. on May 1, 2000. Mr. Bray is also a member of the American Institute of Certified Public Accountants, the Georgia Society of Certified Public Accountants and the Home Builders Association.

          Dr. K. Milton Higgins serves as a Director of Foundation Capital. Dr. Higgins received a Bachelor of Arts degree from Baylor University, a Bachelor of Divinity degree from Golden Gate Baptist Seminary and a Doctor of Ministry degree. Dr. Higgins served as the Executive Vice President of California Baptist Foundation from 1991 to 1996. Dr. Higgins currently serves as the President and Chief Executive Officer of California Baptist Foundation, where he has served in such capacity since 1997 and is a member of the Southern Baptist Convention Annuity Board.

          David B. Parker serves as a Director of Foundation Capital. Mr. Parker received a Bachelor of Science degree in Computer Science with a minor in Business from the University of Central Oklahoma. Since 1996, Mr. Parker has served as Vice President of the Extension Loan Fund, Inc. of the International Pentecostal Holiness Church. He is directly responsible for management of investments, loan activities, and investor activities. Mr. Parker has also served as a Secretary and Treasurer for his church and as a member of the Planning and Budgetary Committee of the International Pentecostal Holiness Church.

          Clay Corvin serves as a Director and the Secretary of Foundation Capital. Mr. Corvin received a Bachelor of Science degree from the University of Alabama and a Master of Religious Education Degree from New Orleans Baptist Theological Seminary. From 1995 to the present, Mr. Corvin has served as Executive Director, Providence Educational Foundation, and Professor of Administration at the New Orleans Baptist Theological Seminary. From 1979 to the present, he has served as Vice President-Business Affairs of the New Orleans Baptist Theological Seminary.

          Susan Eames serves as a Director of Foundation Capital. Ms. Eames received a Bachelor of Science degree in Business Administration from Regis College. From 1986 to 1990, Ms. Eames was Regional Manager for Team Resources, Inc., and provided executive search and selection counsel to not-for-profit organizations and

Christian ministries, as well as to for-profit companies. In 1990, Ms. Eames founded The Cedarwood Group, an executive recruiting and placement firm that serves publishing companies, faith-based entities and educational institutions.  Ms. Eames currently serves as the President of The Cedarwood Group. Ms. Eames is a member of the Board of Directors of Christianity Today International and the Christian Stewardship Association.

          Barry S. Winford serves as a Senior Vice President of Foundation Capital. Mr. Winford received a Bachelor of Business Administration degree from Mississippi State University. Mr. Winford has worked in the field of real estate finance since 1992 as a Commercial Real Estate Lender with Deposit Guaranty National Bank in Jackson, Mississippi and Compass Bancshares headquartered in Birmingham, Alabama. From 1996 to 2000, Mr. Winford served as a Commercial Mortgage Banker for Capital Advisors based in Charlotte, North Carolina. Mr. Winford is currently the Senior Vice President of the Manager. Mr. Winford is also a member of the Board of Battlefield Park Children's Foundation.

Committees of the Board of Directors

          Audit Committee. The Board has established an Audit Committee consisting of 3 Directors, including 2 Independent Directors. The Audit Committee is composed of Kenneth C. Bray, Chairman, Clay Corvin, and K. Milton Higgins. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of Foundation Capital's internal accounting controls, monitors management's efforts to correct deficiencies described in an audit and communicates risk management concerns to the Board of Directors.

          Executive Committee. The Board has established an Executive Committee consisting of 3 Directors, including 2 Independent Directors. The Executive Committee is composed of A.J. Braswell, Chairman, Kenneth C. Bray and Susan Eames. The Executive Committee acquires, disposes of and finances investments for Foundation Capital, executes contracts and agreements, including those related to the lending of money by Foundation Capital, establishes or approves policies and procedures required for the daily operation of Foundation Capital, monitors the status of all threatened or pending litigation, coordinates the work of all other committees of the Board of Directors and generally exercises all other powers of the Board of Directors, except as prohibited by law.

          Credit Committee. The Board has established a Credit Committee consisting of 4 Directors, including 3 Independent Directors. The Credit Committee is composed of A.J. Braswell, Chairman, James LeRoy Roberts, David B. Parker and Wayne Shirley. The Credit Committee reviews Foundation Capital's lending policies and monitors compliance with such policies, verifies that management follows appropriate procedures to recognize adverse lending trends, to take corrective actions, and to maintain an adequate allowance for loan losses, determines that risk controls are in place governing compliance with loan related, or other applicable, laws and regulations, evaluates credit applications and assists with credit decisions to the extent that proposed loans exceed the approval level of Foundation Capital's officers established by Foundation Capital's policies and procedures.

          Administrative Committees. In addition to Board Committees, administrative committees may be established from time to time in accordance with Foundation Capital's policies and procedures. Administrative committees shall administer the business of Foundation Capital and carry out the policies of the Board of Directors. Administrative committees shall consist of members of the Board of Directors, officers and employees of Foundation Capital and such other individuals as the Board of Directors shall determine.

Meetings of Directors

          The Board of Directors meets on a quarterly basis to review the performance of Foundation Capital, its borrowings and other matters.

Compensation of Directors

          Foundation Capital pays a fee of $500 to its Board members for each Board meeting they attend. (This fee will be increased to $1,000 beginning in April 2004.) In addition, Foundation Capital reimburses members of the Board of Directors for travel expenses incurred in connection with their activities on behalf of Foundation Capital.

THE MANAGER

The Management Agreement

          The Manager is a Georgia limited liability company formed in June 2000 for the purpose of managing Foundation Capital. The officers of the Manager are A.J. Braswell, President and CEO; Barry S. Winford, Senior Vice President; Bobby D. Ray, Senior Vice President, CFO and Treasurer; and Douglas H. Veazey, Senior Vice President-Loan Servicing.

          Under the terms of the Management Agreement, the Manager generally has responsibility for the day-to-day operations of Foundation Capital, administers Foundation Capital's bookkeeping and accounting functions, serves as Foundation Capital's consultant in connection with policy decisions to be made by the Board of Directors, manages or causes to be managed Foundation Capital's assets and renders other services as the Board of Directors deems appropriate. The Manager is subject to the supervision of the Board of Directors and has only such functions as are delegated to it.

          The Manager bears the expenses incurred by it in connection with performance of its duties under the Management Agreement, including, employment expenses of its personnel, rent, telephone, and equipment expenses to the extent such expenses relate to the office maintained by the Manager and miscellaneous administrative expenses incurred in its performance under the Management Agreement. The Manager receives reimbursement for certain expenses it incurs. Foundation Capital bears its own expenses for functions not required to be performed by the Manager under the Management Agreement, which generally include capital raising and financing activities, corporate governance matters, audits and other activities. The Manager has four Affiliates (i.e., One Capital Source, LLC, A.J. Braswell, Roland Leavell and the Underwriter), however, none of them engage in any lending activities.

          The Management Agreement, which was entered into by Foundation Capital with the unanimous approval of the Independent Directors, is for a 1-year term. The Management Agreement may be renewed for successive 1-year terms, provided that each 1-year renewal term is approved by the Independent Directors. The Management Agreement may be terminated by a majority of the Independent Directors of Foundation Capital or the Manager, as the case may be, upon 60 days' written notice. In the event of the termination of the Management Agreement, the Manager will cooperate with Foundation Capital and take all reasonable steps requested to assist the Board of Directors in making an orderly transition of the Manager function.

          The Manager receives an annual management fee, payable monthly, and based upon Average Invested Assets at the beginning of each month as follows: one-twelfth of 0.3% of cash and cash equivalents, plus 1.5% for Average Invested Assets less than $50 million; 1.4% for Average Invested Assets greater than or equal to $50 million and less than $75 million; 1.3% for Average Invested Assets greater than or equal to $75 million and less than $100 million; and 1.25% for Average Invested Assets greater than or equal to $100 million. (Because Foundation Capital currently has Average Invested Assets greater than $100 million, the 1.25% fee applies.) However, for any year in which Foundation Capital qualifies as a REIT, the Manager must reimburse Foundation Capital to the extent that the Total Operating Expenses (including the management fee) paid during the previous calendar year exceed the greater of (1) 2% of Foundation Capital's Average Invested Assets for the calendar year, or (2) 25% of Foundation Capital's Net Income for that calendar year.

          Many REITs which are listed on national exchanges or markets are considered "self-administered," since the employees of the REIT perform all significant management functions. In contrast, REITs that are not self-administered, like Foundation Capital, typically engage a third-party to perform management functions on its behalf, such as a manager or advisor. In the future, it may be in Foundation Capital's best interest to become self-administered. In this event, if the Independent Directors of Foundation Capital determine that Foundation Capital should become self-administered, the Management Agreement permits the Manager thereof to merge into Foundation Capital and for Foundation Capital to allow such merger. In the event the Manager is merged into Foundation Capital, certain key employees of the Manager will become employees of Foundation Capital. The Manager may receive as merger consideration cash or shares of stock in Foundation Capital in an amount which would be determined at that time, based upon the value of all fees given up or waived by the Manager through the merger.

          Foundation Capital has agreed to indemnify the Manager with respect to acts or omissions of the Manager, except if such liability or loss was due to the bad faith, misconduct or gross negligence of Manager.

Compensation

          Foundation Capital has not paid any cash compensation to its executive officers as of the date of this prospectus. None of the officers, including the Chief Executive Officer of Foundation Capital, receive compensation as a Foundation Capital officer.

COMPENSATION TABLE

          The following table discloses the compensation received from the Manager by Foundation Capital. The following aggregate amounts of the annual compensation and fees payable to the Manager by Foundation Capital are not subordinated to the return to the shareholders of Foundation Capital.

Type of Compensation	Method of Compensation	Estimated Dollar Amount

Upon Completion of Offering:

Reimbursable Expenses

The Manager will be reimbursed for its actual costs incurred in connection with the offering on behalf of Foundation Capital. Such actual costs may include any legal, printing or other general administrative costs incurred in connection with this offering.

Actual amounts to be reimbursed are not determinable at this time.

Operational Stage:

Manager REIT Management Fee

The Manager receives from Foundation Capital an asset management fee which is payable monthly based on Average Invested Assets at the beginning of each month as follows: one-twelfth of 0.3% of cash and cash equivalents and 1.25% of Average Invested Assets. For any year in which Foundation Capital qualifies as a REIT, the Manager must reimburse Foundation Capital: (1) to the extent that the management fee plus Total Operating Expenses paid during the previous calendar year exceed 2% of Foundation Capital's Average Invested Assets for that calendar year, or (2) 25% of the Net Income of Foundation Capital for

Actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time. Under no circumstances, however, will the amount exceed 2% of Foundation Capital's Average Invested Assets.

the calendar year. See "The Manager-The Management Agreement"

Brokerage and Acquisition Fees

If the Manager provides a substantial amount of the services in the effort to sell the property of Foundation Capital, then the Manager may receive up to one-half of the brokerage commission paid, but in no event to exceed an amount equal to 3% of the contracted-for sales price. In addition, the amount paid when added to the sums paid to unaffiliated parties in such a capacity may not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the contracted-for sales price. The term "Competitive Real Estate Commission" means a real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property.

In addition, the Manager could receive fees relating to the acquisition of property by Foundation Capital. However, under Foundation Capital's Bylaws, the total of all Acquisition Fees (as defined in Foundation Capital's Bylaws) and Acquisition Expenses (as defined in Foundation Capital's Bylaws) must be reasonable, and may not exceed an amount equal to 6% of the Contract Price for the Property (as defined in Foundation Capital's Bylaws), or in the case of a mortgage loan, 6% of the funds advanced. However, a majority of the directors (including a majority of the independent directors) not otherwise interested in a transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to Foundation Capital.

Actual amounts are dependent upon future events and, therefore, cannot presently be determined. Under no circumstances, however, will the amounts exceed the limits described in Foundation Capital's Bylaws.

          Although no management fees will be payable to the Manager solely as a result of issuance of the Certificates, to the extent that proceeds of the offering are invested in making mortgage loans, the size of Foundation Capital's mortgage portfolio will be increased with a corresponding effect on the Manager's base fee.

          From January 1, 2001 through December 31, 2002, the Manager received management fees totaling $2,053,530. These fees totaled $718,735 in 2001, which was 1.25% of Foundation Capital's Average Invested Assets for that year, and $1,334,795 in 2002, which was 1.21% of Foundation Capital's Average Invested Assets for that year. From January 1, 2003 through September 30, 2003, the Manager received management fees totaling $1,372,309, which was 1.21% of Foundation Capital's Average Invested Assets for that period.

PRINCIPAL SHAREHOLDERS

In General

          The following table provides information concerning beneficial ownership of our Common Stock as of September 30, 2003, by:

•	each shareholder that we know owns more than 5% of our outstanding Common Stock;

•	each of our named executive officers;

•	each of our Directors; and

•	all of our Directors and executive officers as a group.

          As noted above, on November 19, 2003, Foundation Capital, FCPI and FCPII entered into a Merger Agreement whereby both FCPI and FCPII were merged with and into Foundation Capital, effective as of December 31, 2003. The table also contains additional columns that reflect the expected conversion of limited partnership Units of FCPI and FCPII into Foundation Capital Common Stock on a one-for-one basis in these mergers (as if they had occurred as of September 30, 2003):
	Before the Mergers			After the Mergers
Name and Address of Owner	Number of Shares of Common Stock Held Directly and Indirectly		Percentage Ownership of Common Stock Held Directly and Indirectly(1)	Number of Shares of Common Stock Held Directly and Indirectly		Percentage Ownership of Common Stock Held Directly and Indirectly

A.J. Braswell 32 Black Banks Drive St. Simons Is., GA 31522	673.86	(2)	*	3,231.17	(2)	*

James LeRoy Roberts 1812 Hunting Ridge Road Raleigh, NC 27615	3,058.96	(3)	2.07%	3,058.96	(3)	*

Wayne Shirley 6201 104th Avenue, N.E. Kirkland, WA 98033	11.21	(4)	*	11.21	(4)	*

Kenneth C. Bray P. O. Box 1569 Duluth, GA 30096	121.67	(5)	*	121.67	(5)	*

Dr. K. Milton Higgins 945 West Alamos Fresno, CA 93705	2,724.31	(6)	1.85%	2,724.31	(6)	*

	Before the Mergers			After the Mergers
Name and Address of Owner	Number of Shares of Common Stock Held Directly and Indirectly		Percentage Ownership of Common Stock Held Directly and Indirectly(1)	Number of Shares of Common Stock Held Directly and Indirectly		Percentage Ownership of Common Stock Held Directly and Indirectly

Susan Eames 1222 16th Avenue South Nashville, TN 37212	--		--	--		--

Clay Corvin 3939 Gentilly Blvd. New Orleans, LA 70126	--		--	--		--

Douglas H. Veazey 1430 Lelia Drive Jackson, MS 39216	587.53	(7)	*	587.53	(7)	*

Bobby D. Ray 1430 Lelia Drive Jackson, MS 39216	587.53	(7)	*	587.53	(7)	*

Barry S. Winford 1430 Lelia Drive Jackson, MS 39216	615.66	(7), (8)	*	615.66	(7), (8)	*

David B. Parker P. O. Box 12609 Oklahoma City, OK 73157	--		--	--		--

Assemblies of God Loan Fund (9)	31,335.93		21.24%	31,335.93		0.18%

Assemblies of God Financial Services Group(9)	31,335.93		21.24%(10)	8,589,750.65	(10)	49.46%

Assemblies of God Foundation(9)	31,335.93		21.24%	31,335.93		0.18%

Ministers Benefit Association(9)	31,335.93		21.24%	31,335.93		0.18%

Foundation Ministries Loan Fund(9)	--		--	8,610,327.48	(11)	49.58%

All Officers and Board of Directors as a group (10 persons)	8,380.73		5.68%	10,938.04		0.06%

*	Indicates less than 1% ownership.

(1)

For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock outstanding as of September 30, 2003 was 147,543.08. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. As of September 30, 2003, there were 110 record holders of Foundation Capital's Common Stock. There is no established trading market for Foundation Capital's Common Stock.

(2)

Includes 86.33 shares of Foundation Capital's Common Stock owned by Mr. Braswell and 587.53 shares of Foundation Capital's Common Stock held by the Manager. Mr. Braswell, as an officer of the Manager, may be deemed to beneficially own the Manager's shares. Also includes 2,557.31 shares held by Partners III, a partnership in which Mr. Braswell is one of three partners. Does not include 22.46 shares of Foundation Capital's Common Stock held by Mr. Braswell's wife, Phyllis Braswell.

(3)	Does not include 3,058.96 shares of Foundation Capital's Common Stock held by Mr. Roberts' wife, Jeanine Roberts.
(4)	Does not include 11.21 shares of Foundation Capital's Common Stock held by Mr. Shirley's wife, Sheri Shirley.
(5)	Does not include 121.67 shares of Foundation Capital's Common Stock held by Mr. Bray's wife, Cynthia B. Bray.
(6)

Includes 224.31 shares of Foundation Capital's Common Stock owned by Dr. Higgins and 2,500 shares of Foundation Capital's Common Stock held by California Baptist Foundation. Dr. Higgins, as an officer of the California Baptist Foundation, may be deemed to beneficially own California Baptist's shares. Does not include 224.31 shares of Foundation Capital's Common Stock held by Dr. Higgins' wife, Jarrene Higgins.

(7)

Includes 587.53 shares of Foundation Capital's Common Stock held by the Manager. Mr. Veazey, Mr. Ray and Mr. Winford, as officers of the Manager, may be deemed to beneficially own the Manager's shares.

(8)

Includes 28.13 shares of Foundation Capital's Common Stock owned by Mr. Winford. Does not include 28.03 shares of Foundation Capital's Common Stock held by Mr. Winford's wife, Christine Winford, or 28.03shares of Foundation Capital's Common Stock held by each of Mr. Winford's daughters, Aiden Winford and Brittan Winford.

(9)	The address for all of these entities is 1661 North Boonville Ave. Suite B, Springfield, MO 65803.
(10)

Consists of shares of Common Stock that were converted from Class II Preferred Stock. The "After the Mergers" column also includes 8,558,414.72 shares of Common Stock that would have been converted from limited partnership Units in FCPII had the mergers occurred as of September 30, 2003. Following the mergers, AGFSG directly and indirectly owns more than 99% of Foundation Capital's Common Stock.

(11)	The "After the Mergers" column includes 8,610,327.48 shares of Common Stock that would have been converted from limited partnership Units in FCPI had the mergers occurred as of September 30, 2003.

Dividend Reinvestment Plan

          Foundation Capital offers a Dividend Reinvestment Plan to its shareholders, participation in which is voluntary. If a shareholder elects to participate in the Dividend Reinvestment Plan (each, a "Participant"), Foundation Capital will apply all dividends (including capital gain dividends) paid with respect to the shares of Foundation Capital Common Stock held by the Participant to the purchase of additional shares of Foundation Capital Common Stock. Foundation Capital receives no fees for selling shares of Common Stock under the Dividend Reinvestment Plan. Shares of Common Stock will be purchased under the Dividend Reinvestment Plan on the record date for the dividends. The purchase price per share of Foundation Capital Common Stock is determined by Foundation Capital's Board of Directors from time to time. However, if Foundation Capital Common Stock becomes listed on a national securities exchange or market, shares of Common Stock purchased under for Dividend Reinvestment Plan will be purchased on such exchange or market, at the prevailing market price, and will be sold to Participants at that price.

          Participants in the Dividend Reinvestment Plan may also purchase fractional shares so that 100% of the dividends will be used to acquire shares of Common Stock. However, a Participant will not be able to acquire shares of Common Stock under the Dividend Reinvestment Plan to the extent the purchase would cause the shareholder to exceed the ownership limits contained in the Foundation Capital's Articles of Incorporation.

          A Participant may terminate participation in the Dividend Reinvestment Plan at any time, without penalty. Prior to listing of the shares of Common Stock on a national stock exchange or market, any transfer of shares of Common Stock by a Participant to a non-Participant will terminate participation in the Dividend Reinvestment Plan with respect to the transferred shares of Common Stock.

          Prior to the mergers of FCPI and FCPII with and into Foundation Capital, the limited partners in FCPI and FCPII also had the ability to reinvest their partnership distributions. As a result, 96.5% of all shareholder dividends and 99.7% of all limited partner distributions were reinvested in the third quarter of fiscal 2003. There can be no assurance that shareholders of Foundation Capital will continue to reinvest their distributions in additional equity. A material reduction in the rate at which shareholders reinvest their dividends and other distributions could have a material adverse effect on Foundation Capital's ability to repay principal and interest on the Certificates.

FIDUCIARY RESPONSIBILITY OF DIRECTORS AND
THE MANAGER AND INDEMNIFICATION

General

          Consistent with the duties and obligations of, and limitations on, the Board of Directors as set forth in the Articles and Bylaws and under the laws of the State of Georgia, the Directors are accountable to the shareholders as fiduciaries and are required to perform their duties in good faith and in a manner each Director believes to be in the best interest of Foundation Capital and the shareholders, with such care, including reasonable inquiry, as a prudent person in a like position would use under similar circumstances. In addition, the Independent Directors must review at least annually the relationship of Foundation Capital with the Manager and the Manager's performance of its duties under the Management Agreement and must determine that the compensation paid to the Manager is reasonable in relation to the nature and quality of the services performed. The Manager also has a fiduciary duty to Foundation Capital and its shareholders.

Limitation of Liability and Indemnification

          The liability of the Board of Directors and officers of Foundation Capital is limited by the Articles, Bylaws and the Georgia Business Corporation Code (the "Georgia Code"). The Board of Directors and officers shall not be liable to Foundation Capital or its shareholders if such officer or Director acted in a manner he believed in good faith to be in or not opposed to the best interests of Foundation Capital and with respect to any criminal proceeding if he had no reasonable cause to believe his conduct was unlawful. Foundation Capital will not indemnify any Director or officer in connection with any proceeding by or in the right of Foundation Capital in which said person was adjudged liable to Foundation Capital or in which he was adjudged liable on the basis that personal benefit was improperly received by him. To the extent that a Director or officer has been successful on the merits or otherwise in the defense of any proceeding to which he was a party Foundation Capital shall indemnify him against expenses actually and reasonably incurred by him in connection therewith. Except where an officer or Director has been successful on the merits or otherwise in the defense of any proceeding and except as ordered by the court, Foundation Capital shall not indemnify any Director or officer unless authorized by the Bylaws and a determination has been made that indemnification of the Director or officer is proper in the circumstances because he has met the applicable standard of conduct. Reasonable expenses (including attorneys' fees) incurred by a Director or officer who is a party to a proceeding shall be paid by Foundation Capital in advance of the final disposition of such proceeding if the Director or officer furnishes Foundation Capital with a written affirmation of his good faith belief that he has met the applicable standard of conduct and the Director or officer furnishes Foundation Capital with a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification.

          Foundation Capital has purchased and maintains insurance for officers and Directors against any liability asserted against such officer or Director whether or not Foundation Capital would have the power to indemnify him against such liability under Foundation Capital's Bylaws.

          TO THE EXTENT THAT THE INDEMNIFICATION MAY APPLY TO LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, FOUNDATION CAPITAL HAS BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

CONFLICTS OF INTEREST

General

          Foundation Capital is subject to various conflicts of interest arising out of its relationship with its Affiliates: the Manager (One Capital Advisors, LLC) and the Underwriter (Rives, Leavell & Co., Inc.). Our Chief Executive Officer directly owns 67% of the Manager, which owns 90% of the Underwriter. All agreements and arrangements, including those relating to compensation, between Foundation Capital and the Manager are not the result of arm's-length negotiations. The limitations on the Manager described below have been adopted to control when Foundation Capital enters into transactions with the Manager. With respect to the conflicts of interest described in this prospectus, the Manager endeavors to balance the interests of Foundation Capital with the interests of the Manager in making any determination. Occasions may arise when our interests would be in conflict with those of one or more of the Directors, our Manager or their Affiliates.

Competition for the Time and Service of the Manager

          Foundation Capital relies on the Manager for the daily operation of Foundation Capital and the management of its assets. The Manager has conflicts of interest in allocating management time, services and functions among its existing business affairs and any future real estate programs or other entities which it may organize or serve, as well as other business ventures in which it is involved. The Manager believes it is fully capable of discharging its responsibilities in connection with Foundation Capital and its other business ventures.

          The compensation paid to the Manager under the Management Agreement is on terms no less favorable to Foundation Capital than those customary for similar services performed by independent firms in the relevant geographic area, but in no event more than 2% of the Average Invested Assets. See "Compensation Table."

Process for Resolution of Conflicting Opportunities

          The Independent Directors must, by a majority vote, approve all actions by the Manager which present potential conflicts with Foundation Capital. See "The Manager-The Management Agreement."

Receipt of Compensation by the Manager

          In connection with the offering and operations of Foundation Capital, the Manager will receive the compensation as described in the "Compensation Table." The compensation is not dependent on the Manager's performance. As the size of a loan could impact the amount of compensation earned by the Manager, a conflict of interest could arise since the acquisition or disposition of a particular loan could be advantageous to the Manager, but detrimental to Foundation Capital, or vice-versa. For example, the acquisition of a large loan by Foundation Capital may be advantageous to the Manager since its potential compensation is higher. However, that same loan may ultimately be detrimental to Foundation Capital, if it does not provide for the type of return that a different, perhaps smaller, loan may provide. Also such compensation is payable notwithstanding the lack of cash available to make distributions to the Certificate holders. The Manager recognizes that it has a fiduciary duty to Foundation Capital and the Certificate holders, and represents that its actions and decisions will be made in the manner most favorable to Foundation Capital and its Certificate holders, so as not to breach its fiduciary duty.

Non-Arm's-Length Agreements

          The agreements and arrangements, including those relating to compensation, between Foundation Capital and the Manager are not the result of arm's-length negotiations, but are expected to approximate the terms of arm's-length transactions.

          The Manager is not prohibited from providing services to, and otherwise dealing or doing business with, persons who deal with Foundation Capital. Except as disclosed in this prospectus, there are no present arrangements with respect to any such services. See "Certain Transactions With Affiliates." However, the Manager may not

participate in any reciprocal business arrangements which would have the effect of circumventing any of the provisions of the Management Agreement.

Compensation to the Underwriter and Conflicts of Interest

          Our President and Chief Executive Officer owns a 60% indirect ownership interest in the Underwriter. Therefore, we are subject to the following conflicts of interest. We may be more inclined to utilize the Underwriter rather than other broker-dealers. We may make a bond collateralized loan or purchase bonds in an offering underwritten by the Underwriter, which may result in fee income to the Underwriter. Moreover, if we do so before the offering has been fully sold, there is a risk that the balance of the bond issue might not be sold. In that event, the project for which the bonds were to be sold may not be completed and the value of the collateral for the bonds may be less than anticipated. This risk increases when Foundation Capital makes a bond collateralized loan or purchases bonds before the minimum offering amount has been sold to other investors.

Our Affiliates May Compete with Us

          Any of our Directors, officers, other Affiliates or security holders may have personal business interests that conflict with our interests and may engage in the lending business or any other business. A Director, officer, Affiliate or security holder may have an interest in an entity we engage to render advice or services and may receive compensation from such entity in addition to compensation received from us.

Foundation Capital and the Manager are Represented by the Same Law Firms

          Womble Carlyle Sandridge & Rice, PLLC and Warner Norcross & Judd LLP, act as counsel to both Foundation Capital and the Manager.

CERTAIN TRANSACTIONS WITH AFFILIATES

          In approving any transaction or series of transactions between Foundation Capital and a direct or indirect owner or an Affiliate, a majority of the Board of Directors not otherwise interested in such transaction, including a majority of the Independent Directors, must determine that the transaction is fair, competitive, and commercially reasonable and no less favorable to Foundation Capital than transactions between unaffiliated parties under the same circumstances.

          The Manager has entered into contracts with Partners III, LLC, a Mississippi limited liability company ("Partners III"), for office space, utilities and certain administrative services. A.J. Braswell is a minority member of Partners III.

          Foundation Capital anticipates that certain broker-dealers, denominational entities and others referring loans to Foundation Capital may invest in Foundation Capital's capital stock. Such persons or institutions may also sell loans to Foundation Capital, underwrite church bonds which serve as security for loans made by Foundation Capital, or underwrite church bonds or loans which are purchased by Foundation Capital.

DESCRIPTION OF THE CERTIFICATES

Certificates of Indebtedness

          We are offering $55,000,000 in Certificates at various interest rates, as set forth below, with maturities of 3, 5, 7 and 10 years from November 1, 2003. We will issue the Certificates under a Trust Indenture between us and Reliance, as Trustee. See "Trust Indenture." The Certificates will be sold at par with minimum purchase requirements of $5,000 and they will be collateralized by an assignment of certain assets of Foundation Capital. Interest on the face value of simple interest Certificates will be paid semi-annually on November 1 and May 1 from the date of issuance (i.e., the date of purchase) until maturity. Interest on compound interest Certificates will accrue on the face value from the date of issuance (i.e., the date of purchase), will compound semi-annually on November 1 and May 1 of each year and will be paid at maturity. See "Payment of Principal and Interest."

          We began offering and selling Certificates in November 2003. As of the date of this prospectus, an aggregate total principal amount of $230,000 of Series A Certificates, $36,000 of Series B Certificates, $0 of Series C Certificates, and $5,000 of Series D Certificates have been sold. See "Use of Proceeds."

Interest Rates and Maturity Schedule

          The Certificates will bear interest and mature on the dates and at the rates set forth in the following table, which assumes that all Certificates were sold as of November 1, 2003 at the then-prevailing interest rates:
Maturity	Interest Rate	Simple(1)	Compound(1)	Total Amount(2)
November 1, 2006	4.35%	13,750,000	0	13,750,000
November 1, 2008	4.75%	9,250,000	4,500,000	13,750,000
November 1, 2010	5.65%	9,250,000	4,500,000	13,750,000
November 1, 2013	6.20%	9,250,000	4,500,000	13,750,000

(1)	Represents the amount of simple and compound Certificates that may be sold at the respective maturity dates.
(2)	Represents the maximum of Certificates that may be sold at the respective maturity dates.

          Certificates will bear an additional 25 basis points to those Certificate holders that make a single investment of at least $100,000 with the same maturity date

Change in Rates

          We will establish interest rates on the Certificates offered in this prospectus, from time to time, based on market conditions and our financial requirements. We expect that the primary market conditions that will affect the interest rates that we offer will be the rates of return that we anticipate receiving on our outstanding mortgages and other receivables. The interest rates we establish on the Certificates are intended to provide Foundation Capital with a positive spread over expenses.

          Foundation Capital reserves the right to issue Certificates at rates that are different from those initially set forth above. Interest rates thus may be either increased or decreased as required by market conditions. Interest rates on Certificates issued prior to such an interest rate change (the "Change Date") will not be affected. Any Change Date shall be on the first day of the month and notice of the change shall be provided to Reliance as Trustee prior to the change. Potential purchasers will be notified, by a sticker to this prospectus or other means, of the current interest rate.

          In establishing its interest rates, Foundation Capital will consider current market conditions, interest rate yields (both on competing investments and the mortgage loans and other investments it intends to make) and the requisite margin required to pay its operating expenses, including debt service on these Certificates and other indebtedness, and generate income to provide for projected dividends to its shareholders.

Payment of Principal and Interest

          Each Certificate represents the right of the Certificate holder to be paid the face amount or principal balance thereof plus accrued interest at the rate provided. Principal shall be paid at the maturity date or earlier redemption at the corporate trust office of Reliance in Atlanta, Georgia, or to its successors in trust, or at the duly designated office of any paying agent. Interest will accrue from the date of issuance (i.e. the date of purchase which shall be the date on which Reliance as the Registrar receives a fully executed Subscription Agreement and good funds). Interest on the Certificates will be computed on the basis of a 360-day year consisting of 12 30-day months.

          With respect to simple interest Certificates, interest shall be paid semi-annually on November 1 and May 1 until maturity or earlier redemption. Simple interest Certificate holders, with a minimum investment of $20,000, may elect to have interest paid monthly. With respect to compound interest Certificates, interest will be compounded semi-annually on November 1 and May 1 of each year until maturity and will be paid at maturity or early redemption.

          Interest and principal on the Certificates is payable to the persons appearing as the registered owners of the Certificates in the Certificate Register at the close of business on the 15th calendar day of the month immediately preceding each scheduled interest payment date. It is the obligation of each Certificate holder to keep Reliance as the Registrar informed, at all times, as to his/her current mailing address to receive interest and/or principal payments, any redemption notice and to receive annual tax reporting information.

          Except as may otherwise be required by any applicable escheat or unclaimed property laws, any money deposited with Reliance as the Trustee in trust for the payment of the principal of or interest on any Certificate which remains unclaimed for two years after such principal or interest has become due and payable shall be paid to Foundation Capital on its request and the holder of such Certificate shall thereafter, as an unsecured general creditor, look only to Foundation Capital for payment thereof. However, the Trustee, before being required to make any such repayment, may mail to any such holder notice that such amount remains unclaimed and that, after a date specified in the notice, which shall not be less than 30 days after the date of mailing, any unclaimed balance of such amount then remaining will be repaid to Foundation Capital.

Security for Certificates

          Certificates will be collateralized by assets of Foundation Capital, which will execute and deliver to Reliance as the Trustee a collateral assignment of certain Eligible Assets (defined below). The face amount of Pledged Assets shall, at all times, be not less than the face amount of the outstanding Certificates (the "Minimum Pledge"). The Minimum Pledge shall be made up of "Eligible Assets" which means mortgage loans, BCLs, mortgage bonds, short-term money market instruments and cash. A loan or bond shall not be an Eligible Asset if an event of default in the payment has occurred with respect to such loan or bond and continues for 90 days. In the event any Pledged Asset should cease to be an Eligible Asset, Foundation Capital shall promptly substitute other Eligible Assets as collateral. A cumulative report will be provided by Foundation Capital to Reliance as the Trustee on a quarterly basis specifying the face amount of outstanding Certificates and the face amount of the Pledged Assets, and confirming that the Pledged Assets are Eligible Assets and that the face amount of the Pledged Assets is not less than the Minimum Pledge. Foundation Capital reserves the right to substitute Pledged Assets, from time to time, provided that the Minimum Pledge of Eligible Assets is met.

          In the event of a default of the Certificates, Reliance as Trustee will be responsible for obtaining possession of and legal title to the Pledged Assets, collecting and/or selling the underlying loans and bonds, and distributing the proceeds to the Certificate holders. If the Pledged Assets are insufficient to pay the Certificates, then Foundation Capital will remain liable for any deficiency.

Certificate Payment Account

          In order to facilitate the payment of principal and interest on the Certificates, Foundation Capital has agreed in the Trust Indenture that, so long as any Certificates issued under the Trust Indenture, or a supplemental indenture, are outstanding, it will make payments into a payment account sufficient to pay the principal and interest as it becomes due and payable on the Certificates. Such payments will be due on or before each payment due date.

          Minimum payments for the Certificates, if all the Certificates are sold, will be required as set forth in the following chart, which assumes that all Certificates were sold as of November 1, 2003 at the then-prevailing interest rates:
Beginning Date	Semi-Annual Payments	Beginning Date	Semi-Annual Payments

May 1, 2004	$1,072,000	May 1, 2009	$550,375
November 1, 2004	1,072,000	November 1, 2009	550,375
May 1, 2005	1,072,000	May 1, 2010	550,375
November 1, 2005	1,072,000	November 1, 2010	16,458,220

Beginning Date	Semi-Annual Payments	Beginning Date	Semi-Annual Payments
May 1, 2006	1,072,000	May 1, 2011	287,906
November 1, 2006	14,822,000	November 1, 2011	287,906
May 1, 2007	771,219	May 1, 2012	287,906
November 1, 2007	771,219	November 1, 2012	287,906
May 1, 2008	771,219	May 1, 2013	287,906
November 1, 2008	15,718,687	November 1, 2013	17,844,804

Redemption or Rollover of Certificates at Maturity

          Approximately 45 days prior to the maturity of your Certificate (the "Maturity Date"), we will notify you of the Maturity Date and whether you will be entitled to automatically renew your Certificate. If we are offering renewal of Certificates, we will provide you an opportunity to automatically rollover your maturing Certificate for a extended term equal to the original term and at the then current interest rates being offered on Certificates of such term and duration as the maturing Certificate. Unless we receive notice from you at least 10 business days prior to the Maturity Date, we will renew your Certificate. If you notify us prior to the Maturity Date that you do not want the Certificate renewed, we will forward you your principal and accrued interest by check on the Maturity Date. In the event of an automatic rollover, you will have a period of 30 days after the Maturity Date to notify us of your desire to redeem your rollover Certificate and we will forward you your principal and accrued interest within 30 days after we receive your request. If your Certificate is rolled over, compounded interest will be included in the rollover Certificate. The investor's opportunity to renew will be subject to any limitations imposed by federal law or applicable state law.

          If you reside in Ohio, we will notify you of the Maturity Date by certified mail, return receipt requested.

Early Redemption of Certificates by Investors

          Certificates may not be redeemed by the investors prior to their Maturity Date, except that Foundation Capital may elect to redeem Certificates at the request of an investor after the investor has owned a Certificate for a period of not less than 1 year and upon a showing of exceptional need or hardship. Foundation Capital, however, will have no legal obligation to redeem the Certificate. Additionally, there is no assurance that this practice will continue. In such instances of early redemption, an early withdrawal penalty may be imposed that is equal to 6 months interest on the principal amount of the Certificate.

Early Redemption of Certificates by Foundation Capital

          Foundation Capital reserves the right to call any Certificate for redemption, without premium, at any time on 30 days prior written notice to the investor by payment of the face amount or the principal balance, as applicable, plus accrued interest. From and after the effective date of such redemption, no interest will be paid or accrued on the principal balance of such Certificate.

Registry and Transfer of Certificates

          The Registrar of the Certificates, Reliance, will prepare and maintain at its office a Certificate register that shows the names, addresses, and amounts of all Certificates issued in this offering. No transfer of any Certificates will be valid unless a transfer and assignment duly signed by the registered owner or by his attorney duly authorized in writing is presented to Reliance. Upon presentation for transfer of ownership, Reliance will be entitled to charge the holder a transfer fee and to require compliance with such reasonable regulations as Reliance may prescribe.

Book-Entry Only Registration

          The Certificates will be registered in book-entry form (without delivery of a separate negotiable certificate) in denominations of $5,000 or any integral multiple of $1,000 in excess of $5,000 at the office of the Trustee,

Reliance. Principal is payable at the corporate trust office of Reliance in Atlanta, Georgia, or to its successors in trust, or at the duly designated office of any paying agent.

          Investors will not receive certificates representing the Certificates.

Purchase of Certificates by Payment to Escrow Agent

          The Certificates will be offered at par, subject to availability, and will be offered only in those states where this offering is permitted. Persons who desire to purchase a Certificate will execute a Subscription Agreement covering the Certificate(s) being purchased. Checks in payment for Certificates should be made payable to RELIANCE TRUST COMPANY FBO Foundation Capital Resources, Inc. as Escrow Agent. All funds received by Foundation Capital will be promptly transmitted to Reliance. A copy of the Subscription Agreement will be mailed to Reliance, who will provide the registered owner with the certification confirmation that confirms book-entry. All subscribers will be notified within two weeks of receipt of their Subscription Agreement as to whether their subscription has been accepted or rejected. If the subscription has been accepted, the notification will also constitute a confirmation of receipt of payment. If the Certificate confirmation for the purchase is not received within this time period, the investor should notify Reliance.

Investment Limits

          From time to time Foundation Capital imposes investment limits on the size of a single investment or the amount of aggregate investments from any one investor. Potential investors are notified of the imposition of such limits and must receive written approval from Foundation Capital prior to making an investment in Foundation Capital that exceeds that limit.

TRUST INDENTURE

General

          In connection with the offering, Foundation Capital executed a Second Amended and Restated Trust Indenture, as amended, under which Reliance as Trustee, Paying Agent, Escrow Agent and Registrar exercises certain responsibilities on behalf of Foundation Capital and Certificate holders regarding the registration of the Certificates and the payment of principal and accrued interest by Foundation Capital. The Trust Indenture complies with the provisions of the Trust Indenture Act of 1939, as amended. In the following discussion of the Trust Indenture, capitalized terms that are not defined have the meanings given to them in the Trust Indenture. The following summarizes certain provisions of the Trust Indenture and is qualified in its entirety by reference to the Trust Indenture, a copy of which was filed as an exhibit to the registration statement of which this prospectus forms a part.

Default and Remedies

          The Trust Indenture sets forth the procedure to be followed by the Trustee on behalf of the Certificate Holders in the event that Foundation Capital defaults under the Trust Indenture. The following are Events of Default under the Trust Indenture:

          (1)          if Foundation Capital shall default in the payment when and as due of any installment of principal of or interest on any Certificate;

          (2)          if Foundation Capital shall breach, or default in the due observance or performance of, any other of its covenants in the Trust Indenture, and such Default shall continue for a period of 30 days after there shall have been given, by registered or certified mail, (a) to Foundation Capital by the Trustee, or (b) to Foundation Capital and the Trustee by the Holders of Certificates representing more than two-thirds of the aggregate Principal Amount of outstanding Certificates, or (c) with respect to Holders who are residents of South Carolina ("South Carolina Holders") only, to Foundation Capital and the Trustee by South Carolina Holders who are Holders of Certificates representing at least 25% of the aggregate Principal Amount of outstanding Certificates of the same issue (i.e., the same type, term and offering) held by South Carolina Holders, a written notice specifying such Default and requiring it to be remedied and stating that such notice is a "Notice of Default;"

          (3)          if any representation or warranty of Foundation Capital made in the Trust Indenture or any certificate or other writing delivered pursuant hereto or in connection therewith shall prove to be incorrect in any material respect as of the time when the same shall have been made and, within 30 days after there shall have been given, by registered or certified mail, written notice thereof (a) to Foundation Capital by the Trustee, or (b) to Foundation Capital and the Trustee by the Holders of Certificates representing more than two-thirds of the aggregate Principal Amount of outstanding Certificates, or (c) to Foundation Capital and the Trustee by South Carolina Holders who are Holders of Certificates representing at least 25% of the aggregate Principal Amount of outstanding Certificates of the same issue (i.e., the same type, term and offering) held by South Carolina Holders, the circumstance or condition in respect of which such representation or warranty was incorrect shall not have been eliminated or otherwise cured;

          (4)          the entry of a decree or order for relief by a court having jurisdiction in respect of Foundation Capital in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Foundation Capital or of any substantial part of its property, or ordering the winding up or liquidation of the affairs of Foundation Capital and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

          (5)          the commencement by Foundation Capital of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by Foundation Capital to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Foundation Capital or of any substantial part of its property or the making by Foundation Capital of an assignment for the benefit of creditors or the failure by Foundation Capital generally to pay its debts as such debts become due or the taking of corporate action by Foundation Capital in furtherance of any of the foregoing.

          Should an Event of Default occur and continue, the Trustee or the Holders of two-thirds of the aggregate Principal Amount of the Certificates then outstanding may declare the principal of all Certificates then outstanding under the Trust Indenture, together with all accrued interest thereon, to be immediately due and payable. In addition, South Carolina Holders who hold 25% or more of the aggregate Principal Amount of the Certificates of the same issue (i.e., the same type, term and offering) held by all South Carolina Holders may, should an Event of Default occur and continue, declare the principal of all Certificates of that issue then outstanding and held by South Carolina Holders (but not Certificate Holders who are not South Carolina Holders), together with all accrued interest thereon, to be immediately due and payable.

          Notwithstanding the foregoing, if at any time after the principal of the Certificates is declared due and payable and before the sale of any of the collateral has been made, all defaults under the Trust Indenture have been cured and all amounts in default under the Trust Indenture together with the expenses and reasonable charges of the Trustee and reasonable attorneys' fees have been paid, then the Trustee or Holders of more than a majority of the aggregate Principal Amount of outstanding Certificates may waive such default and its consequences.

          If an Event of Default shall have occurred and be continuing and the Certificates have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Trustee may do one or more of the following:

          (1)          institute Proceedings for the collection of all amounts then payable on the Certificates, or under the Trust Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from Foundation Capital moneys adjudged due;

          (2)          sell the Pledged Assets or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

          (3)          institute legal or other Proceedings from time to time for the complete or partial foreclosure of the Trust Indenture with respect to the Pledged Assets; and

          (4)          exercise any remedies of a secured party under the Uniform Commercial Code and take any other appropriate action to protect and enforce the rights and remedies of the Trustee or the Holders of the Certificates.

          The Trustee will be permitted to take possession, hold, operate and manage the collateral conveyed in the Trust Indenture for the Certificates; however, the Trustee will not be obligated to take possession in the event of default.

          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, composition or other judicial Proceeding relative to Foundation Capital or any other obligor upon any of the Certificates or the property of Foundation Capital or of such other obligor or their creditors, the Trustee (irrespective of whether the Certificates shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on Foundation Capital for the payment of any overdue principal or interest) shall be entitled and empowered, by intervention in such Proceeding or otherwise to: file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Certificates and file such other papers or documents and take such other actions as it deems necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such Proceeding; and collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any receiver, assignee, trustee, liquidator or sequestrator (or other similar official) in any such Proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee.

          The Trustee is not authorized to consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting any of the Certificates or the rights of any Holder thereof, or to vote in respect of the claim of any Holder in any such Proceeding.

          All rights of action and claims under the Trust Indenture or any of the Certificates may be prosecuted and enforced by the Trustee without the possession of any of the Certificates or the production thereof in any Proceeding relating thereto, and any such Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be for the ratable benefit of the Holders of the Certificates in respect of which such judgment has been recovered. Any surplus shall be available for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

          If the Certificates have been declared due and payable following an Event of Default and such declaration and its consequences have not been rescinded and annulled, any money collected by the Trustee with respect to the Certificates and any monies that may then be held or thereafter received by the Trustee with respect to the Certificates shall be applied for the benefit of the Persons entitled to such payments, after payment to the Trustee of such amounts as may be payable to it, in the order, at the date or dates fixed by the Trustee and, in case of the distribution of the entire amount due on account of principal of, and interest on, such Certificates as follows:

          First: To the payment of amounts then due and unpaid to any servicer of the Pledged Assets, provided that such servicer is not Foundation Capital and such amounts are payable pursuant to the terms of a written servicing agreement;

          Second: To the payment of amounts of interest and principal then due and unpaid upon the Outstanding Certificates; and

          Third: To the payment of the remainder, if any, to Foundation Capital or any other Person legally entitled thereto.

          No Holder of a Certificate shall have any right to institute any Proceedings, judicial or otherwise, with respect to the Trust Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Trust Indenture, unless:

          (1)          such Holder has previously given written notice to the Trustee of a continuing Event of Default;

          (2)          Holders of Certificates representing more than two-thirds of the aggregate Principal Amount of outstanding Certificates (or, in the case of South Carolina Holders, South Carolina Holders representing 25% or more of the Principal Amount of outstanding Certificates of the same issue (i.e., the same type, term and offering) held by South Carolina Holders) shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee under the Trust Indenture;

          (3)          Holder or Holders have offered to the Trustee indemnity in full against the costs, expenses and liabilities to be incurred in compliance with such request;

          (4)          Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such Proceeding; and

          (5)          direction inconsistent with such written request has not been given to the Trustee during such 60-day period by the Holders of Certificates representing more than one-third of the aggregate Principal Amount of outstanding Certificates; it being understood and intended that not one or more Holders of Certificates shall have any right in any manner whatever by virtue of, or by availing themselves of, any provision of the Trust Indenture to affect, disturb or prejudice the rights of any other Holders of Certificates or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under the Trust Indenture, except in the manner provided in the Trust Indenture and for the equal and ratable benefit of all the Holders of Certificates.

          The Holders representing more than two-thirds of the aggregate Principal Amount of outstanding Certificates (or, in the case of South Carolina Holders, South Carolina Holders representing 25% or more of the Principal Amount of outstanding Certificates of the same issue (i.e., the same type, term and offering) held by South Carolina Holders) shall have the right to direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, however, that (1) such direction shall not be in conflict with any rule of law or with the Trust Indenture; (2) any direction to the Trustee to undertake a Sale of the Pledged Assets shall be by the Holders of Certificates representing two-thirds of the aggregate Principal Amount of the Certificates and (3) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, provided, however, that, subject to the Indenture, the Trustee need not take any action which it determines in good faith might involve it in personal liability or expenses or would not be in the best interests of the Holders.

          The Holders of Certificates representing more than a majority of the aggregate Principal Amount of outstanding Certificates may on behalf of the Holders of all the Certificates waive any past Default and its consequences, except a Default (1) in the payment of any installment of principal of, or interest on, any Certificate; or (2) in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Certificate affected.

Trustee, Paying Agent, Registrar and Escrow Agent

          Foundation Capital has retained Reliance to serve in multiple capacities, including Trustee, Paying Agent, Registrar and Escrow Agent as described in the Trust Indenture. Reliance's offices are located at 3300 N.W. Expressway, Building 1, Suite 200, Atlanta, Georgia 30341. Reliance is not a guarantor or surety and does not in any way guarantee or act as surety for payment of the Certificates. Reliance makes no representations or warranties regarding the accuracy or truthfulness of any information contained in this prospectus, including, without limitation, the status of title to the collateral, the value of collateral, the adequacy of the proceeds for the purposes stated in this prospectus, cost estimates, the ability of Foundation Capital to pay the Certificates, or the accuracy or reliability of the financial information in this prospectus.

          Duties of Trustee.

          If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Trust Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth in the Trust Indenture and no others and no implied covenants or obligations shall be read into the Trust Indenture; and, in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Trust Indenture. The Trustee shall, however, examine such certificates and opinions to determine whether they conform to the requirements of the Trust Indenture. The Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from the requisite number of Certificate Holders requiring the Trustee to take certain actions.

          The Trustee shall not be deemed to have notice or knowledge of certain Events of Default unless one of its officers assigned to and working in the Trustee's corporate trust department has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or default is received by the Trustee at its corporate office, and such notice references the Certificates generally, Foundation Capital, the Pledged Assets or the Trust Indenture.

          No provision of the Trust Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Trust Indenture, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

          Notice of Default.

          Within 90 days after the occurrence of any Event of Default known to the Trustee, the Trustee shall transmit by mail to all Holders of Certificates notice of each such Event of Default, unless such Default shall have been cured or waived; provided, however, that in certain cases, the Trustee shall be protected in withholding such notice if and so long as it, in good faith, determines that the withholding of such notice is in the interests of the Holders of the Certificates.

          Rights of Trustee.

          In performing its duties and responsibilities under the Trust Indenture, the Trustee shall be entitled to the following protections:
(1)

the Trustee may request and rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note, Certificate or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(2)

any request or direction of Foundation Capital mentioned in the Trust Indenture shall be sufficiently evidenced in writing from an authorized officer of Foundation Capital, and any resolution of the Board of Directors may be sufficiently evidenced by a written resolution;

(3)

whenever in the administration of the Trust Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action thereunder, the Trustee (unless other evidence is specifically prescribed in the Trust Indenture) may, in the absence of bad faith on its part, rely upon an officers' certificate;

(4)

the Trustee may consult with counsel, and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under the Trust Indenture in good faith and in reliance thereon;

(5)

the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Trust Indenture at the request or direction of any of the Holders pursuant to the Trust Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(6)

the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, Certificate, note or other paper or document, but the Trustee, in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, on reasonable prior notice to Foundation Capital, to examine the books, records and premises of Foundation Capital, personally or by agent or attorney, during Foundation Capital's normal business hours; provided that the Trustee shall and shall cause its agents to hold in confidence all such information except to the extent disclosure may be required by law and except to the extent that the Trustee, in its sole judgment, may determine that such disclosure is consistent with its obligations under the Trust Indenture;

(7)

the Trustee may execute any of the trusts or powers under the Trust Indenture or perform any duties under the Trust Indenture either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed and supervised with due care by it under the Trust Indenture; and

(8)	the Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

          The recitals contained in the Trust Indenture and in this prospectus shall be taken as the statements of Foundation Capital, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations with respect to the Pledged Assets or as to the validity or sufficiency of the Trust Indenture or of the Certificates. The Trustee shall not be accountable for the use or application by Foundation Capital of the Certificates or the proceeds thereof or any money paid to Foundation Capital or upon Foundation Capital's order.

          Foundation Capital has agreed to pay the Trustee from time to time reasonable compensation for all services rendered by it (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with the performance of its duties under the Trust Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and to indemnify the Trustee and its employees, Directors, officers and agents for, and to hold them harmless against, any loss, liability or expense incurred without negligence or bad faith on their part, arising out of, or in connection with, the acceptance or administration of the Trust, including the costs and expenses of defending themselves against any claim in connection with the exercise or performance of any of their powers or duties. A prior lien, superior to the interest of the Certificate Holders is imposed by Foundation Capital in favor of the Trustee upon the assets of the Trust.

          The Trustee may resign, be removed by Foundation Capital (provided no Event of Default has occurred and continues) or be removed by owners of Certificates representing a majority of the principal amount of Certificates outstanding. In the event of resignation of the Trustee, a successor trustee may be appointed by Foundation Capital (if no Event of Default continues) or by owners of Certificates representing a majority of the principal amount of the Certificates outstanding. If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, Foundation Capital, or any Certificate Owner, who has been a bona fide owner of a Certificate for at least 6 months, may petition any court of competent jurisdiction for the appointment of a successor Trustee.

          Paying Agent. Foundation Capital has appointed Reliance as Paying Agent for the Certificates. The Paying Agent will receive all payments made by Foundation Capital or any successor, and will disburse therefrom all payments of principal and interest on the Certificates, Trustee's fees and such other sums as provided in the Trust Indenture as referenced. The Paying Agent may hold said funds in trust, commingled with similar funds of other companies, but will maintain detailed records to reflect the shares thereof attributable to each company. The Paying Agent may invest such funds in any form of account or deposit insured by depositor insurance or in interest-bearing obligations issued by any domestic corporation, individual or the U.S. Government or any political subdivision thereof. The Paying Agent will furnish periodic statements to Foundation Capital reflecting all receipts and disbursements from the sinking fund. Foundation Capital reserves the right to remove Reliance and appoint a successor Paying Agent or to act as its own Paying Agent.

          Registrar. All Certificates will be deposited with Reliance as Registrar, for transfer promptly after execution of the Certificates as directed in the Trust Indenture. The Registrar will deliver the Certificates to investors upon the written order from Foundation Capital, and upon receipt of full payment for said Certificates and such documentation as may be required in accordance with the Registrar's normal procedures. All proceeds from the sale of Certificates received by the Registrar will be deposited with the Escrow Agent. Foundation Capital reserves the right to remove Reliance and appoint a successor Registrar or to act as its own Registrar.

          Escrow Agent. Reliance will also serve as Escrow Agent and will hold funds received from the purchase of Certificates in an escrow fund to be disbursed in accordance with the purposes and uses of this offering. See "Use of Proceeds." Foundation Capital reserves the right to remove Reliance and appoint a successor Escrow Agent.

Modification

          Foundation Capital and the Trustee, without the consent of the Holders of any Certificates, may enter into one or more indentures supplemental hereto, for any of the following purposes: (1) to correct or amplify the description of any property at any time subject to the lien of the Trust Indenture, or better to assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of the Trust Indenture, or to subject to the lien of the Trust Indenture additional property (and to provide for the method of valuation of the same); (2) to add to the conditions, limitations and restrictions on the authorized amount, terms and purposes of the issuance, authentication and delivery of any Certificates, additional conditions, limitations and restrictions thereafter to be observed; (3) to evidence the succession of another Person to Foundation Capital, and the assumption by any such successor of the covenants of Foundation Capital in the Trust Indenture and the Certificates; (4) to add to the covenants of Foundation Capital, for the benefit of the Holders of all Certificates or to surrender any right or power conferred upon Foundation Capital in the Trust Indenture; (5) to cure any ambiguity, to correct or supplement any provision in the Trust Indenture which may be defective or inconsistent with any other provision in the Trust Indenture, or to make any other provisions with respect to matters or questions arising under the Trust Indenture, which shall not be inconsistent with the provisions of the Trust Indenture, provided that such action shall not adversely affect the interests of the Holders of the Certificates; (6) to provide for additional Certificates issued by Foundation Capital; or (7) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of this Indenture under the Trust Indenture Act or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly required by the Trust Indenture Act.

          The Trustee may in its discretion determine whether or not the rights of the Holder of Certificates would be adversely affected by any supplemental indenture, and any such determination shall be conclusive upon the Holders of all Certificates, whether theretofore or thereafter authenticated and delivered. In making such determination, a supplemental indenture shall be conclusively deemed by the Trustee not to adversely affect the Certificates if the supplemental indenture effects no change in principal payment, interest rates, substitution of Pledged Assets, Payment Dates, Record Dates, or other payment terms. The Trustee shall not be liable for any such determination made in good faith.

          With the consent of the Holders of Certificates representing not less than two-thirds of the aggregate Principal Amount of the Certificates, Foundation Capital and the Trustee may enter into a supplemental indenture or indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Trust Indenture or of modifying in any manner the rights of the Holders of the Certificates under the Trust Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Certificate affected thereby: (1) change the Stated Maturity of the final installment of the principal of, or any installment of interest on, any Certificate or reduce the principal amount thereof or the Certificate Interest Rate thereon, change any place of payment where, or the coin or currency in which, any Certificate or any interest thereon is payable, or impair the right to institute suit for the enforcement of the payment of any installment of interest due on any Certificate on or after the Stated Maturity thereof or for the enforcement of the payment of the entire remaining unpaid principal amount of any Certificate on or after the Stated Maturity of the final installment of the principal thereof; (2) reduce the percentage of the aggregate Principal Amount of the Certificates, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with provisions of the Trust Indenture or Defaults under the Trust Indenture and their consequences provided for in the Trust Indenture; or (3) modify any of the provisions of the Trust Indenture in such manner as to materially and adversely affect rights of the Holders of the Certificates to the benefits of any provisions for the mandatory redemption of Certificates contained in the Trust Indenture.

          The Trustee may in its discretion determine whether or not the rights of the Holders of Certificates would be materially and adversely affected by any supplemental indenture and any such determination shall be conclusive upon the Holders of all Certificates authenticated and delivered under the Trust Indenture. The Trustee shall not be liable for any such determination made in good faith.

          Future Certificates. Foundation Capital shall have the right to issue additional Certificates to be secured hereby, provided Foundation Capital is not in default under any provision of the Trust Indenture. Such additional Certificates shall be issued pursuant to resolution duly adopted by the governing body of Foundation Capital; provided, however, that the additional Certificates are issued pursuant to a supplement to the Trust Indenture. An executed copy of said Supplemental Trust Indenture, signed by the Trustee, shall serve as a modification of the Trust Indenture. Such additional Certificates shall be of equal standing and priority with the other series of Certificates secured hereby.

Release of Collateral

          The Trustee may, from time to time, so long as Foundation Capital is not in default, release from the lien of the Trust Indenture any of the Collateral covered by the Trust Indenture when in the Trustee's judgment, based upon the certificate of some disinterested person selected by the Trustee for the purpose of investigating the question, other property of equal value is substituted therefor and is subjected to the lien of the Trust Indenture.

Redemption of Certificates by Foundation Capital

          The Trust Indenture provides that Foundation Capital may redeem any Certificate prior to the maturity date by paying to the owner of such Certificate the principal amount thereof plus accrued interest. The Trustee is required to give the owner of such Certificate 30 days written notice prior to early redemption. No interest will be paid on the Certificates after the maturity date.

PRIOR PERFORMANCE OF FOUNDATION CAPITAL AND ITS AFFILIATE

          Foundation Capital makes mortgage loans, purchases mortgage loans and acquires indebtedness secured by mortgages issued by churches, colleges, schools and other non-profit organizations. Prior to this offering, Foundation Capital sold stock to various shareholders in order to capitalize its business operations. One of its shareholders, Assemblies of God Loan Fund ("AGLF"), which is deemed to be an Affiliate of Foundation Capital, also makes loans to churches and other non-profit organizations. Additionally, AGLF has raised capital in the past in order to make these loans. See "Appendix I, Tables I and II."

          The Assemblies of God ("AOG") is a religious denomination with a constituency of more than 2.5 million in the United States and over 35 million overseas. The General Council of the Assemblies of God ("GCAOG") is a non-profit cooperative fellowship that unites the assemblies in ministry and provides them with a legal identity while leaving each congregation self-governing and self-supporting. The membership of the GCAOG consists of all ordained ministers holding a current fellowship certificate and churches holding a Certificate of Affiliation issued by the GCAOG. Membership of the AOG consists of all ministers of the AOG and all other persons who are members of churches affiliated with the GCAOG and its district councils.

          AGLF is a non-profit corporation formed to establish, promote, fund, extend and maintain the Christian faith according to the teachings outlined by the GCAOG. Therefore, AGLF exists for the exclusive benefit of the GCAOG and all of its affiliated ministries. Its Board of Directors is appointed by the GCAOG.

          AGLF has conducted 1 private offering, on a continuous basis, over the last 10 years (which has been updated as appropriate) and, as a result of the offering, has raised approximately $43,745,866 from a total of 14,855 investors. AGLF handles all aspects of the offering; therefore, all of the proceeds were available to make loans since it did not have to pay selling commissions, organizational expenses or other related fees. AGLF has made 1,444 loans in all 50 states and Puerto Rico. The average size of the loans is $695,000 and they consist of construction and permanent financing for church buildings, church expansion and church educational facilities secured primarily by first mortgages and/or deeds of trust. All of the borrowers of these funds were AOG churches or related church-controlled institutions. The loans are construction and permanent financing loans to AOG churches and related church-controlled institutions. None of the loans have been sold. See "Appendix I."

          AGLF considers any loan that is greater than 90 days past due to be delinquent. Of the 1,444 loans made by AGLF, 37 of such loans, or 2.6%, were deemed past due as of July 31, 2002.

          The above information is being provided because the history and the prior performance of AGLF may provide a basis to evaluate your investment in the Certificates. However, AGLF, as a non-profit entity, makes loans only to denominationally affiliated borrowers and is motivated in part to expand the outreach of its denominations. In addition, while Foundation Capital believes that AGLF's loan policies are similar to Foundation Capital's loan policies, there may be important differences between them. Furthermore, AGLF is not directly involved in the management of Foundation Capital nor is it responsible in any way for this offering or repayment of the Certificates. For all of these reasons, as well as the risks described in "Risk Factors" and "Forward-Looking Statements," the actual performance of Foundation Capital's loan portfolio may be less favorable than that of AGLF. See "Appendix I, Table III."

FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion summarizes the anticipated material federal income tax consequences of your purchase, ownership and disposition of our Certificates. This discussion only addresses such tax consequences for initial purchasers of Certificates who acquire their Certificates at the "issue price" (defined below). Womble Carlyle Sandridge & Rice, PLLC has provided an opinion that the statements set forth under this heading, "Federal Income Tax Considerations", to the extent they constitute matters of federal law or legal conclusions with respect thereto, are a fair and accurate summary of the matters discussed therein under existing law and based on the assumptions stated therein. In rendering such an opinion, counsel has relied upon representations contained in certificates of officers of Foundation Capital as well as the representations and warranties contained in, and the facts described in this prospectus, the Registration Statement, the Trust Indenture and any other document that is material to this offering. Any material defect in any assumption or representation on which such counsel has relied would adversely affect their opinion. The matters set forth herein are entirely qualified by such opinion.

          This discussion is based upon the Code and related regulations, administrative rulings and court decisions in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not address every aspect of the federal income tax laws that may be relevant to all categories of investors. The discussion below does not purport to deal with persons in special tax situations, such as banks or other financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting of securities holdings, tax-exempt entities, expatriates, persons holding Certificates in a tax-deferred or tax-advantaged account, persons holding Certificates as a hedge against currency or interest rate risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, holders who are "U.S. persons" (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or holders who are not "U.S. persons" (as defined below). Further, this discussion assumes that the Certificates are being held by you as property held for investment (i.e., as a capital asset). Moreover, it does not address estate, state, local or foreign tax concerns. Accordingly, you are urged to consult your own tax advisor regarding the specific federal, estate, state, local and foreign tax consequences to you of investing in our Certificates.

          We do not address all of the tax consequences that may be relevant to a holder who is a "U.S. person" (as defined below). In particular, we do not address:
•	the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of Certificates;

•	the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of Certificates; or

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of Certificates.

          A U.S. person is:
•	a citizen or individual resident of the United States, as defined in Section 7701(b) of the Code;

•

a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

          Please be advised that we have not received any rulings, and will not seek any rulings, from the Service with respect to the federal income tax consequences discussed below. Thus, there can be no assurance that the Service or a court will agree with our statements. You should also be aware that under applicable Treasury regulations a provider of advice on anticipated transactions is generally not considered an income tax return preparer. Accordingly, in preparing your tax return, you are advised to consult with your own tax advisor regarding the specific consequences to you of your purchase, ownership and disposition of our Certificates, including any potential changes in applicable tax laws.

Tax Classification of the Certificates

          Our tax counsel has advised us that, in their opinion, the Certificates will be classified for federal income tax purposes as debt of Foundation Capital. By your acceptance of a Certificate, and by virtue of any person's acquisition of a beneficial interest in a Certificate, you and or any such beneficial owner agree to treat the Certificates as debt for all tax purposes.

          Our characterization of the Certificates as debt is not binding on the Service and the Service could maintain that our Certificates represent an ownership interest in the equity of Foundation Capital or in the mortgage collateral. The Service's treatment of our Certificates as equity interests could adversely affect our ability to maintain our REIT status, could result in collateral tax consequences to our Certificate holders, including changes in the characterization and timing of income received with respect to the Certificates and could adversely affect our cash flow. The remainder of this discussion assumes that our Certificates are treated as debt for federal income tax purposes.

Tax Consequences to Certificate Holders

          Taxation of Interest Income on the Certificates. Interest paid or accrued on the Certificates generally will be treated as ordinary income to you and will be includible in your income in accordance with your regular method of accounting for federal income tax purposes, except as discussed below.

          Original Issue Discount. Holders of compound interest Certificates, with respect to which interest will be paid at maturity or earlier redemption, will be required to include in gross income for federal income tax purposes an amount of ordinary interest income as original issue discount ("OID") for each accrual period prior to and including the maturity date or earlier redemption of the Certificates that equals:

(1)

the product of (i) the adjusted issue price (as defined below) of the Certificates as of the beginning of the accrual period and (ii) the yield to maturity (as defined below) of the Certificates, adjusted for the length of the accrual period;

(2)	divided by the number of days in the accrual period; and

(3)	multiplied by the number of days during the accrual period that the holder held the Certificates.

          The inclusion in gross income of OID will be required of a compound interest Certificate holder regardless of such holder's normal method of accounting for federal income tax purposes.

          A Certificate's issue price is the first price at which a substantial amount of the Certificates having the same maturity date is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Certificate is its issue price increased by any interest income previously accrued and decreased by the amount of any interest payment previously made with respect to the Certificate.

          A Certificate's yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the Certificate, produces an amount equal to the issue price of the Certificate. In the case of a compound interest Certificate, with respect to which the interest will be paid at maturity or earlier redemption, the yield to maturity will be equal to the Certificate's stated interest rate.

          Sale of Certificates. Generally, if you sell or otherwise dispose of your Certificate, you will recognize gain or loss in an amount equal to the difference between the amount you realize on the sale and your adjusted tax basis in your Certificate. In the case of a simple interest Certificate, a holder's adjusted tax basis is generally equal to the issue price. In the case of a compound interest Certificate, a holder's adjusted tax basis is generally equal to the issue price, increased by the amount of any OID included in the holder's gross income. Any such gain or loss recognized by you will be long term capital gain or loss if you hold your Certificate for more than 1 year as a "capital asset" (generally, property held for investment) with the meaning of Code Section 1221, and will be short term capital gain or loss if you hold your Certificate for not more than 1 year. If, however, the sale or other disposition of a simple interest Certificate occurs between interest payment dates, then a portion of the amount realized will be characterized as interest income in an amount equal to the accrued but unpaid interest.

          Backup Withholding and Information Reporting. In general, if you are a noncorporate U.S. person holding Certificates, we are required to report to the Service all payments of principal, interest on, and any constructive distribution with respect to the Certificates, including amounts accruing under the OID rules. In addition, we are required to report to the Service any payment of proceeds of the sale of the Certificates within the United States before maturity. Additionally, United States federal backup withholding tax will apply at the rate of 30% to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Taxation as a REIT

          The Board of Directors intends to cause Foundation Capital to operate in such a manner as to qualify for taxation as a REIT, under Sections 856 through 860 of the Code. Foundation Capital currently operates as a REIT and intends to report its 2003 taxable income as a REIT. The ability of Foundation Capital to qualify as a REIT for federal income tax purposes will depend, in part, on the timing and success of the offering and nature of Foundation Capital's investments. Among other things, if Foundation Capital encounters difficulty in making the proposed investments, the time when Foundation Capital is able to qualify as a REIT may be delayed. There can be no assurance as to whether or when Foundation Capital will qualify to be taxed as a REIT.

Tax Classification of Foundation Capital

          If Foundation Capital qualifies for taxation as a REIT and distributes to its shareholders at least 90% of its REIT taxable income (excluding net capital gains), it generally will not be subject to federal corporate income tax on the portion of its ordinary income or capital gain that is timely distributed to shareholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at the corporate and shareholder levels) generally applicable to most corporations. If Foundation Capital were to fail to qualify as a REIT, it would be taxed at rates applicable to corporations on all of its income, whether or not distributed to its shareholders. Even if Foundation Capital qualifies as a REIT, Foundation Capital may be subject to federal income or excise tax as follows:

          (1)          Foundation Capital will be taxed at regular corporate rates on REIT taxable income and net capital gains not distributed to shareholders.

          (2)          Under certain circumstances, Foundation Capital may be subject to the "alternative minimum tax" on its items of tax preference, if any.

          (3)          If Foundation Capital has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business) such income will be subject to a 100% tax.

          (4)          If Foundation Capital should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the greater of the amount by which Foundation Capital fails the 75% or 95% test, multiplied by a fraction intended to reflect Foundation Capital's profitability.

          (5)          If Foundation Capital should fail to distribute during each calendar year at least the sum of: (a) 85% of its REIT ordinary income for such year, (b) 90% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

          (6)          If Foundation Capital has (a) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by Foundation Capital by foreclosure or otherwise on default on a loan secured by such property) which is held primarily for sale to customers in the ordinary course of business, or (b) other nonqualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate.

Requirements for Qualification as a REIT

          General. The Code defines a REIT as a corporation, trust or association:

          (1)          which is managed by one or more trustees or Directors;

          (2)          the beneficial ownership of which is evidenced by transferable shares or by transferable certificates;

          (3)          which would be taxable as a domestic corporation but for provisions of Sections 856 through 860 of the Code;

          (4)          which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

          (5)          which has the calendar year as its taxable year;

          (6)          the beneficial ownership of which is held by 100 or more persons;

          (7)          during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by 5 or fewer individuals (as defined in the Code to include certain exempt entities);

          (8)          which meets certain income and asset tests, described below; and

          (9)          which elects to be taxed as a REIT or has in effect such an election made for a previous taxable year.

          Conditions (1) through (9), inclusive, must be met during the entire taxable year and condition (6) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (6) and (7) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. As noted above, Foundation Capital intends to report its 2003 taxable income as a REIT.

          Asset Tests. In order for Foundation Capital to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must satisfy the following tests relating to the nature of its assets:

          (1)          At least 75% of the value of Foundation Capital's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and certain government securities;

          (2)          Not more than 25% of Foundation Capital's total assets may be represented by securities other than those includible in the 75% asset class; and

          (3)          Of the investments included in the 25% class (excluding taxable REIT subsidiaries as defined in the Code), the value of any one company's securities owned by Foundation Capital may not exceed 5% of the value of Foundation Capital's total assets, and, Foundation Capital may not own more than 10% of any one company's outstanding voting securities or more than 10% of the value of any one company's outstanding securities. The 5% test must generally be met for any quarter in which a REIT acquires securities of a company.

          (4)          Not more than 20% of the value of its total assets is represented by securities of one or more taxable REIT subsidiaries.

          The mortgage loans in which Foundation Capital will invest will constitute qualified assets for purposes of the 75% asset test. Foundation Capital expects that more than 75% of the value of its assets will be real estate assets.

          After initially meeting the asset tests at the close of any quarter, Foundation Capital will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Foundation Capital intends to maintain adequate records of the value of its assets to insure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

          Income Tests. In order for Foundation Capital to maintain its qualification as a REIT, it must satisfy 2 separate percentage tests relating to the source of its gross income in each taxable year.

          (1)          The 75% Test. At least 75% of Foundation Capital's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from specified real estate sources, including rents from real property and interest and certain other income earned from mortgages on real property, gain from the sale of real property or mortgages (other than in prohibited transactions), dividends from other REITs, gain from the sale of REIT shares, refunds and abatements of real property taxes, income and gain from foreclosure property, commitment and certain other fees, or income from qualified types of temporary investments.

          (2)          The 95% Test. At least 95% of Foundation Capital's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test (other than qualified temporary investment income) or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

          If Foundation Capital fails to satisfy 1 or both of the 75% or 95% gross income test for any taxable year, it may still qualify as a REIT in such year if (1) it attaches a schedule of the amount and nature of each item of its gross income to its federal income tax return for such year, (2) the inclusion of any incorrect information in its return was not due to fraud with intent to evade tax, and (3) Foundation Capital's failure to meet such tests is due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances Foundation Capital would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, Foundation Capital will still be subject to a 100% tax imposed with respect to the excess net income.

          Annual Distribution Requirements. Foundation Capital, in order to qualify as a REIT, is required to distribute dividends (other than capital gain distributions) to its shareholders in an amount at least equal to (A) the sum of (1) 90% of Foundation Capital's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain), and (2) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such dividends must generally be paid in the taxable year to which they relate. However, dividends may be paid the following taxable year if (1) the dividend is declared before Foundation Capital timely files its tax return for such year, (2) Foundation Capital elects in its tax return to have a specified dollar amount of such dividend treated as if paid in the prior year, and (3) if paid on or before the first regular dividend payment after such declaration, or if (1) the dividends are declared by Foundation Capital in October, November, or December, (2) the dividends are payable to shareholders of record for one of such months, and (3) the dividends are actually paid during January of the following year. To the extent that Foundation Capital does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount generally at regular capital gains and ordinary corporate tax rates. Moreover, if Foundation Capital should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 90% of its REIT net capital gain income for such year, and (3) any undistributed taxable income from prior periods, Foundation Capital will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

          Foundation Capital intends to make timely dividends sufficient to satisfy the annual distribution requirements. It is possible that Foundation Capital, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. In order to avoid any problem with the 90% distribution requirement, Foundation Capital will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds in order to satisfy the distribution requirements.

          If Foundation Capital fails to satisfy the 90% distribution requirement as a result of an adjustment to Foundation Capital's tax return by the Service, Foundation Capital may be permitted to remedy such a failure by paying a "deficiency dividend" (plus applicable interest and penalties) within a specified time.

          Failure to Qualify. If Foundation Capital fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, Foundation Capital will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Dividends to shareholders in any year in which Foundation Capital fails to qualify will not be deductible by Foundation Capital, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all dividends to shareholders will be taxable to them as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Foundation Capital also will be ineligible for qualification as a REIT for the 4 taxable years following the year during which qualification was lost.

          Our tax counsel has advised us in connection with our intended election to be taxed as a REIT. Whether we will in fact so qualify as a REIT will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to our income, assets, distributions, ownership and certain administrative matters, the results of which may not be reviewed by our tax counsel. Moreover, certain aspects of our method of operations and structure for compensating our manager have not been considered by the courts or the Service. There can be no assurance that the courts or the Service will agree that Foundation Capital will qualify as a REIT. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, our tax counsel is unable to opine whether Foundation Capital does or will in fact qualify as a REIT under the Code in all events.

STATE AND LOCAL TAX CONSIDERATIONS

          In addition to the federal income tax consequences described above, you should also consider the potential state and local income tax consequences of any investment in the Certificates. State and local income tax laws may differ substantially from the corresponding federal tax laws and the above discussion does not purport to describe any state or local income tax consequences of investing in the Certificates. Accordingly, as a prospective Certificate holder, you should consult your own tax advisers concerning state and local tax matters applicable to your investment in the Certificates.

ERISA INVESTORS

          A fiduciary of a pension, profit-sharing, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the code or the fiduciary responsibility provisions of the ERISA and, collectively, a "plan," should consider:

          (1)          whether the ownership of our Certificates is in accordance with documents and instruments governing the plan,

          (2)          whether the ownership of our Certificates is consistent with the fiduciary's responsibilities and satisfies the applicable requirements of ERISA, in particular, the diversification, prudence and liquidity requirements of section 404 of ERISA,

          (3)          the prohibitions under ERISA on improper delegation of control over, or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets, and

          (4)          the need to value the assets of the plan annually.

          You should understand the illiquid nature of your investment in our Certificates and that no secondary market will exist for them.

SUMMARY OF THE ORGANIZATIONAL DOCUMENTS

          The organizational documents, consisting of the Articles and Bylaws, were reviewed and ratified by all of the Directors. The following is a summary of certain provisions of the organizational documents and does not purport to be complete. This summary is qualified in its entirety by specific reference to the organizational documents that are exhibits to the registration statement of which this prospectus forms a part.

Certain Articles and Bylaws Provisions

          Shareholders' rights and related matters are governed by the Georgia Code and the Articles and Bylaws. Certain provisions of the Articles and Bylaws, which are summarized below, may make it more difficult to change the composition of the Board and may discourage or make more difficult any attempt by a person or group to obtain control of Foundation Capital.

Board of Directors

          The Bylaws provide that the number of Directors of Foundation Capital may not be fewer than 3 nor more than 11, a majority of which (prior to an election to be taxed as a REIT) will be Independent Directors. This provision may only be amended by a vote of a majority of the Board. A vacancy in the Board caused by the death, resignation or incapacity of a Director or by an increase in the number of Directors (within the limits described above) may be ratified by the vote of a majority of the remaining Directors. With respect to a vacancy created by the death, resignation or incapacity of an Independent Director, the remaining Independent Directors shall nominate a replacement. Vacancies occurring as a result of the removal of a Director by shareholders shall be filled by a majority vote of the shareholders. Any Director may resign at any time and may be removed with or without cause by the shareholders owning at least a majority of the voting shares of Foundation Capital.

          A Director shall have had at least 3 years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by Foundation Capital.

Amendment of the Organizational Documents

          The Articles and the Bylaws may be amended by the affirmative vote of a majority of the then outstanding shares of voting stock, without the necessity for concurrence by the Directors. The Bylaws may also be amended by a majority vote of the Directors, provided that (1) the amendment does not adversely affect the rights, preferences and privileges of the shareholders, (2) the amendment of any matter which requires greater than a majority vote of the Directors is amended by the requisite vote, and (3) the Bylaws provide that the amendment may be made without a shareholder vote.

Dissolution or Termination of Foundation Capital

          Foundation Capital has an infinite life and may be dissolved pursuant to the procedures set forth in the Georgia Code at any time by the affirmative vote of a majority of the shareholders.

Transactions with Affiliates

          The Bylaws impose certain restrictions upon dealings between Foundation Capital, the executive officers, any Director, the Manager or Affiliates. In approving any transaction or series of transactions between Foundation Capital and the Manager, officer or any Director or Affiliate of such persons, a majority of the Directors not otherwise interested in the transaction, including a majority of the Independent Directors must determine that:

          (1)          the transaction as contemplated is fair and reasonable to Foundation Capital and its shareholders and is at least as favorable to Foundation Capital as the terms of a comparable transaction made at arms length;

          (2)          if the transaction involves compensation to any Manager or its Affiliates for services rendered in a capacity other than contemplated by the management arrangements, such compensation, to the knowledge of the Directors, is not greater than the customary charges for comparable services generally available from other competent unaffiliated persons and is not in excess of compensation paid to any advisor and its Affiliates for any comparable services;

          (3)          if the transaction involves the purchasing of loans, the making of loans (other than in the ordinary course of Foundation Capital's business) or the borrowing of money, the transaction is fair, competitive, and commercially reasonable and no less favorable to Foundation Capital than loans between unaffiliated lenders and borrowers under the same circumstances; and

          (4)          if the transaction involves the investment in a joint venture, the transaction is fair and reasonable and no less favorable to Foundation Capital than to other joint ventures.

Restrictions on Borrowing

          Foundation Capital may not incur indebtedness to enable it to make distributions except as necessary to satisfy the requirement that Foundation Capital distribute at least 90% of its REIT Taxable Income, or otherwise as necessary or advisable to assure that Foundation Capital maintains its qualification as a REIT for federal income tax purposes. The aggregate borrowings of Foundation Capital, secured and unsecured, shall be reasonable in relation to the net assets (as defined in the Bylaws) of Foundation Capital and shall be reviewed by the Board of Directors at least quarterly. It is Foundation Capital's policy that the maximum amount of borrowing in relation to net assets shall, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300% of the net assets of Foundation Capital. Any borrowing in excess of such 300% level shall only occur with the consent of a majority of the Independent Directors.

PLAN OF DISTRIBUTION

          Foundation Capital has entered into an Underwriting Agreement with the Underwriter. Mr. Roland Q. Leavell is the President of the Underwriter. Pursuant to the Underwriting Agreement, the Underwriter will offer the Certificates for sale on a "best efforts" basis. Accordingly, the Underwriter does not have any obligation to purchase any Certificates from Foundation Capital in the event it is unable to effect the sale of part or all of the Certificates. The Underwriter may enter into one or more Selected Dealer Agreements with other broker/dealer firms which are members of the National Association of Securities Dealers, Inc. (the "NASD"), pursuant to which such other broker/dealers may offer part of the Certificates for sale. This offering will be conducted on a continuous basis pursuant to applicable rules of the Securities and Exchange Commission and will terminate not later than October 1, 2005 (approximately 21 months from the date hereof), or upon completion of the sale of all Certificates, whichever first occurs. We may terminate this offering at any time; however, there will be no extensions.

          Foundation Capital has agreed to indemnify the Underwriter and such broker/dealers participating in the offering against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

          Foundation Capital will pay to the Underwriter a sales commission equal to 1% of the purchase price of Certificates sold that mature at the end of 3 years, 1.5% of the purchase price of Certificates sold that mature at the end of 5 years, 2% of the purchase price of Certificates sold that mature at the end of 7 years and 2% of the purchase price of Certificates sold that mature at the end of 10 years. In addition, Foundation capital will pay the Underwriter a fee of $10.00 for each transaction executed. Further, in the case of those Certificates whose holder has made an election to renew the Certificates at the time of purchase, Foundation Capital will pay the Underwriter, upon the respective maturity and renewal of such Certificates, a renewal fee equal to .5% of the aggregate gross amount of Certificates due at year 3, .5% of Certificates due at year 5, .5% of Certificates due at year 7 and .5% of Certificates due at year 10.

          We began offering and selling Certificates in November 2003. As of the date of this prospectus, an aggregate total principal amount of $230,000 of Series A Certificates, $36,000 of Series B Certificates, $0 of Series C Certificates, and $5,000 of Series D Certificates have been sold. See "Use of Proceeds." The Underwriter has received aggregate commissions of approximately $3,100 with respect to these sales.

          Checks in payment for Certificates should be made payable to "RELIANCE TRUST COMPANY FBO Foundation Capital Resources, Inc.," as Escrow Agent. Payments received by the Underwriter or participating broker/dealers will be transmitted to Reliance, by noon of the next business day, where they will be held for subscribers in a segregated escrow account. The funds in the escrow account (including interest earned thereon but after deducting commissions due to the Underwriter) will be delivered to Foundation Capital.

Subscription Process

          Our Certificates will be offered to the public through the Underwriter, and they are being sold when, as and if we receive and accept subscriptions therefor, subject to our satisfaction. We have the unconditional right to accept or reject any subscription. All subscribers will be notified within two weeks of receipt of their Subscription Agreement as to whether their subscription has been accepted or rejected. If the subscription has been accepted, the notification will also constitute a confirmation of receipt of payment. If we reject your subscription, your funds will be returned to the Underwriter, without interest, and they will be returned to you within 30 business days from the date of rejection. We will not accept initial subscriptions for less than the minimum amount of $5,000.

          The Underwriter may offer the Certificates only through its own registered representatives and broker-dealers who are members of the NASD.

          A sale will be deemed to have been made on the date reflected in the written confirmation. The confirmation will be sent to each purchaser by the Underwriter on the first business day following the date upon which we advise the Underwriter in writing that a subscription has been accepted. The Underwriter must receive payment of the purchase price by the settlement date set forth in the confirmation. No sale of the Certificates offered hereby may be completed until at least 5 business days after you receive a final prospectus.

          The foregoing discussion of the material terms and provisions of the Underwriting Agreement is qualified in its entirety by reference to the detailed terms and provisions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

          There will be no public market for the Certificates as they are not being listed on any securities exchange or NASDAQ.

Suitability Standards for Investment

          Our Certificates are suitable only for investment by persons who have adequate financial means and can commit their investment for the full term of the Certificates purchased. You will be required to provide us with certain financial information in your subscription form. To purchase Certificates, you must meet 1 of the following standards: (1) a net worth (excluding home, home furnishings and automobiles) of at least $45,000 and estimated gross income during the current year (without regard to investment in the Certificates) of at least $45,000; or (2) a net worth (excluding home, home furnishings and automobiles) of at least $150,000.

          If you are from Michigan or Tennessee, you must meet 1 of the following standards to purchase Certificates: (1) a net worth (excluding home, home furnishings and automobiles) of at least $60,000 and a current annual gross income of at least $60,000; or (2) a net worth (excluding home, home furnishings and automobiles) of at least $225,000. Michigan investors may not invest more than 10% of their net worth in the Certificates.

          If you are from Arizona, New Mexico or North Carolina, you must meet one of the following standards to purchase Certificates: (1) a net worth (excluding home, home furnishings and automobiles) of at least $225,000; or (2) a net worth (excluding home, home furnishings and automobiles) of at least $60,000, and taxable income or estimated taxable income during the current tax year (without regard to investment in the Certificates) of at least $60,000.

          If you are from Missouri, Ohio or Oklahoma, your investment in the Certificates may not exceed 10% of your liquid net worth (excluding home, home furnishings and automobiles). We may also impose different suitability standards in other states, which will be set forth in the Subscription Agreement.

          In the case of gifts to minors or purchases in trusts, the suitability standards must be met by the custodian or the grantor. Foundation Capital, the Underwriter and each person selling Certificates on their behalf is responsible to make every reasonable effort to determine that the purchase of Certificates is suitable and appropriate for each investor based on information provided by the investor regarding the investor's financial situation and investment objectives. By acceptance of the confirmation of purchase or delivery of the Certificates, you will represent satisfaction of the applicable suitability standards.

EXPERTS

          The consolidated financial statements of Foundation Capital Resources, Inc. as of and for the fiscal years ended December 31, 2002 and December 31, 2001, included in this prospectus, have been audited by BKD, LLP, independent accountants, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

          Certain legal matters, including certain federal income tax matters, are being passed upon for us by Womble Carlyle Sandridge and Rice, PLLC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We file annual, quarterly and special reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

          This prospectus is part of a registration statement on Form S-11 which we have filed with the SEC (Registration No. 333-105923). While we do not intend to make periodic reports to Certificate Holders, you may request a free copy of any of the above SEC filings by writing, calling or e-mailing us at:

Foundation Capital Resources, Inc.
Attention: Ann Beauchamp
1430 Lelia Drive
Jackson, Mississippi 39216
Telephone: 601-321-1800
Email: abeauchamp@onecapitaladvisors.com

          You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

SALES LITERATURE

          In addition to this prospectus, sales literature may be prepared by us for use in the solicitation of offers to purchase Certificates. The offering of the Certificates is made only by means of this prospectus.

GLOSSARY

          As used in the prospectus, the capitalized terms listed below have the meanings indicated.

          "Affiliate" shall mean (1) any person directly or indirectly controlling, controlled by or under common control with another person, (2) any person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such other person, (3) any officer, Director, trustee, general partner of such person, and (4) if such other person is an officer, Director, trustee or partner of another entity, then the entity for which that person acts in any such capacity.

          "AGFSG" shall mean Assemblies of God Financial Services Group, a Missouri nonprofit corporation.

          "Average Invested Assets" shall mean for any period, the average of the aggregate book value of the assets of Foundation Capital invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during such period.

          "BCL" shall mean a bond collateralized loan.

          "Best Efforts" shall mean a method of underwriting whereby the Underwriter is committed to use its best efforts to sell the shares on our behalf, but is not required to purchase the shares or otherwise guarantee their sale.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Down REIT" shall mean a REIT that forms a partnership with an owner/developer and the Down REIT contributes cash and/or property for a general partnership interest whereas the owner/developer contributes properties for a limited partnership interest, which can be converted into REIT shares in the future. The REIT's cash contribution is used to pay down debt encumbering the property.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

          "Foundation Capital" shall mean Foundation Capital Resources, Inc., a Georgia corporation.

          "Independent Director(s)" shall mean the Director(s) of Foundation Capital who have (has) not been associated within the last 2 years, directly or indirectly, with the Manager or Sponsor of Foundation Capital, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or who serves as an officer or Director of, the Manager, Sponsor or an affiliated business entity of the Manager or Sponsor. A Director shall not be considered independent if he or she is serving as a Director for more than 3 corporations organized by the Sponsor. Independent Director(s) shall also mean those who perform no other services for Foundation Capital, except as Director(s). An indirect relationship shall include circumstances in which a member of the immediate family of a Director has one of the foregoing relationships with the Manager or the Sponsor of Foundation Capital or the corporation for which he serves as Director. For purposes of determining whether or not a business or professional relationship is material, the gross revenue derived by the prospective Independent Director from the Sponsor and the Manager and the Affiliates shall be deemed material per se if it exceeds 5% of the prospective Independent Director's annual gross income, derived from all sources during either of the last 2 years or net worth on a fair market value basis.

          "Manager" shall mean, initially, One Capital Advisors, LLC, a Georgia limited liability company, or its successors, and generally the person(s) or entity responsible for directing or performing the day-to-day business affairs of the corporation, including a person or entity to which the Manager subcontracts substantially all such functions.

          "Pledged Assets" shall mean church mortgage loans, mortgage bonds, short-term money market instruments and cash that collateralize the Certificates.

          "Net Income" shall mean for any period, total revenues applicable to such period, less the expenses applicable to such period other than additions to reserves for depreciation or bad debts or similar non-cash reserves.

          "REIT" shall mean a real estate investment trust as defined under Section 856 of the Code.

          "Reliance" shall mean Reliance Trust Company, a Georgia corporation.

          "Service" shall mean the Internal Revenue Service.

          "Sponsor" shall mean any person directly or indirectly instrumental in organizing, wholly or in part, Foundation Capital, and any Affiliate of any such person. The term Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

          "Taxable Income" shall mean for any year the taxable income of Foundation Capital Resources, Inc. for such year subject to certain adjustments provided in Section 857 of the Code.

          "Total Operating Expenses" shall mean all operating, general and administrative expenses of Foundation Capital, as determined under generally accepted accounting principals, except the expenses of raising capital, interest payments, taxes, non-cash expenditures (e.g., depreciation, amortization and bad debt reserve), fees and the costs related directly to asset acquisition, operation and disposition. For purposes of the foregoing definition, general and administrative costs include, without limitation, rent, depreciation, utilities, capital equipment, salaries, fringe benefits, travel expenses and other administrative items.

          "Underwriter" shall mean Rives, Leavell & Co., Inc., an Alabama corporation.

FOUNDATION CAPITAL RESOURCES, INC.
INDEX TO FINANCIAL STATEMENTS

Foundation Capital Resources, Inc.
Consolidated Balance Sheets
September 30, 2003 and December 31, 2002

	September 30, 2003 (Unaudited)	December 31, 2002
Assets
Cash and cash equivalents	$2,388,058	$6,406,403
Accounts receivable	57,554	11,017
Due from affiliates	224,500	124,292
Interest receivable	2,324,450	1,480,693
Loans receivable, net of allowance for loan losses and unamortized discounts of $2,195,456 and $1,887,118 at September 30, 2003 and December 31, 2002, respectively	159,426,368	121,559,762
Foreclosed assets held for sale, net	2,712,597	-
Held-to-maturity securities	3,705,099	2,940,917
Deferred debt offering costs	631,062	273,858
Other	11,508	59,587

Total assets	$171,481,196	$132,856,529

Liabilities and Stockholders' Equity

Liabilities
Accounts payable and accrued expenses	$181,519	$172,599

Total liabilities	181,519	172,599

Limited Partnership Minority Interest	170,091,865	131,652,895

Stockholders' Equity
Class I preferred stock, 7.25% cumulative; $10 par value; authorized 10,000,000 shares; issued and outstanding September 30, 2003 and December 31, 2002 - 0 shares and 200 shares, respectively.	-	2,000
Common stock; $10 par value; authorized 20,000,000 shares; issued and outstanding September 30, 2003 - 147,543.0 shares, December 31, 2002 - 140,817.3 shares.	1,475,430	1,408,173
Excess Stock; $10 par value; authorized 20,000,000 shares; none issued and outstanding	-	-
Additional paid-in capital (deficit)	(160,000)	(160,000)
Retained earnings (deficit)	(107,618)	(219,138)

Total stockholders' equity	1,207,812	1,031,035

Total liabilities and stockholders' equity	$171,481,196	$132,856,529

See Notes to Consolidated Financial Statements

Foundation Capital Resources, Inc.
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2003 and 2002
(Unaudited)

	Three Months Ended 2003	Three Months Ended 2002	Nine Months Ended 2003	Nine Months Ended 2002

Interest Income
Loans	$3,235,920	$2,256,146	$8,433,272	$5,598,713
Held-to-maturity securities	81,526	50,600	261,733	150,711
Deposits with banks	17,722	98,835	52,386	290,045
Total interest income	3,335,168	2,405,581	8,747,391	6,039,469

Provision for Loan Losses	26,843	-	68,985	-

Interest Income After Provision for Loan Losses	3,308,325	2,405,581	8,678,406	6,039,469

Other Income	37,144	-	66,997	-
	3,345,469	2,405,581	8,745,403	6,039,469
Other Expenses	593,826	407,042	1,419,607	839,330

Income Before Income Taxes	2,751,643	1,998,539	7,325,796	5,200,139

Provision (Credit) for Income Taxes	-	(4,000)	-	-
Income Before Preferred Payments to Limited Partnership and Minority Interest	2,751,643	2,002,539	7,325,796	5,200,139

Preferred Payments to Limited Partnership	-	2,148,447	-	5,860,002

Income (Loss) Before Minority Interest	2,751,643	(145,908)	7,325,796	(659,863)

Minority Interest	2,631,179	(158,043)	7,144,565	(659,391)

Net Income (Loss)	$120,464	$12,135	$181,231	$(472)

Basic and Diluted Earnings per Common Share	$0.83	$0.08	$1.27	$-

Dividends Declared and Paid per Common Share	$0.12	$0.19	$0.49	$0.57

See Notes to Consolidated Financial Statements

Foundation Capital Resources, Inc.
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2003 and 2002
(Unaudited)

Operating Activities	2003	2002
Net income (loss)	$181,231	$(472)
Items not requiring (providing) cash
Provision for loan losses	68,985	-
Accretion of discounts on loans and held-to-maturity securities	(361,551)	(53,254)
Amortization of deferred loan origination fees	215,765	-
Changes in
Interest receivable	(843,757)	(816,719)
Other assets	(455,870)	(159,615)
Accounts payable and accrued expenses	8,920	150,653
Income taxes payable	-	(11,500)

Net cash used in operating activities	(1,186,277)	(890,907)

Investing Activities
Origination of loans	(78,574,581)	(34,369,580)
Proceeds from principal payments on loans	33,609,391	5,911,884
Proceeds from sale of loans	4,458,738	-
Purchases of held-to-maturity securities	(912,288)	-
Maturities of held-to-maturity securities	152,156	-

Net cash used in investing activities	(41,266,584)	(28,457,696)

Financing Activities
Proceeds from issuance of common stock	67,257	175,589
Redemption of preferred stock	(2,000)	-
Dividends paid	(69,711)	(89,759)
Increase in minority interest	38,438,970	36,871,042

Net cash provided by financing activities	38,434,516	36,956,872

Increase (Decrease) in Cash and Cash Equivalents	(4,018,345)	7,608,269

Cash and Cash Equivalents, Beginning of Period	6,406,403	7,046,063

Cash and Cash Equivalents, End of Period	$2,388,058	$14,654,332

See Notes to Consolidated Financial Statements

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

Note 1: Basis of Presentation

The accompanying unaudited interim consolidated financial statements of Foundation Capital Resources, Inc. ("Foundation Capital") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. The financial statements presented herein reflect all adjustments which are, in the opinion of management, necessary to fairly present the financial position, results of operations and cash flows of Foundation Capital for the periods presented. Those adjustments consist only of normal recurring adjustments. Operating results for the three months ended September 30, 2003 and 2002, and the nine months ended September 30, 2003 and 2002, are not necessarily indicative of the results that may be expected for the full year.

Certain information and note disclosures normally included in Foundation Capital's annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Foundation Capital's Annual Report on Form 10-KSB for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Nature of Operations

Foundation Capital was formed as a Georgia corporation to invest primarily in the work of churches and other nonprofit organizations by making mortgage loans to such entities and to acquire indebtedness secured by mortgages issued by them. Foundation Capital plans to qualify as an infinite life real estate investment trust (a "REIT") for its fiscal year ending December 31, 2003, in accordance with the requirements of the Internal Revenue Code of 1986, as amended. Foundation Capital will be taxed as a "C" corporation until REIT status is attained.

Principles of Consolidation

The consolidated financial statements include the accounts of Foundation Capital and two Georgia limited liability limited partnerships, Foundation Capital Partners I, LLLP and Foundation Capital Partners II, LLLP, (collectively, the "Limited Partnerships"), which are controlled by Foundation Capital in its capacity as the sole general partner. All significant inter-entity accounts and transactions have been eliminated in consolidation.

Minority Interest

The Limited Partnerships are recorded as minority interest on Foundation Capital's balance sheet because, as the sole general partner, Foundation Capital effectively controls the Limited Partnerships.

Note 2: Changes in Accounting Standards

The Financial Accounting Standards Board ("FASB") recently issued Statement of Financial Accounting Standards No. 149 ("SFAS No. 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. Foundation Capital adopted SFAS No. 149 on July 1, 2003, with no impact to the financial statements of Foundation Capital.

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

The FASB recently issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This statement established standards on the classification and measurement of certain financial instruments with characteristics of both debt and equity. Foundation Capital adopted SFAS No. 150 on July 1, 2003, with no impact to the financial statements of Foundation Capital. In accordance with SFAS No. 150, the limited partnership minority interest on the consolidated balance sheet is recorded at estimated fair value.

Note 3: Earnings Per Share

Earnings (loss) per share (EPS) were computed as follows:
	Nine Months Ended September 30, 2003
	Income	Weighted Average Common Shares	Per Share Amount

Net income	$181,231

Basic and diluted earnings per share
Income allocable to common stockholders	$181,231	143,050	$1.27

	Nine Months Ended September 30, 2002
	Income/(Loss)	Weighted Average Common Shares	Per Share Amount

Net income/(loss)	$(472)

Basic and diluted earnings per share
Loss allocable to common stockholders	$(472)	151,373	$(.00)

	Three Months Ended September 30, 2003
	Income	Weighted Average Common Shares		Per Share Amount

Net income	$120,464

Basic and diluted earnings per share
Income allocable to common stockholders	$120,464	145,300	$	..83

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	Three Months Ended September 30, 2002
	Income	Weighted Average Common Shares		Per Share Amount

Net income	$12,135

Basic and diluted earnings per share
Income allocable to common stockholders	$12,135	155,097	$	..08

Note 4: Debt Offering

Foundation Capital has filed a Form S-11 Registration Statement with the Securities and Exchange Commission to register $55,000,000 of unsecured debt obligations with terms varying from three to ten years with interest rates currently ranging from 4.35% to 6.20% ("Debt Certificates"). The Form S-11 Registration Statement was declared effective by the Securities and Exchange Commission on October 16, 2003. Foundation Capital has also received clearance to offer and sell the Debt Certificates in several states.

Note 5: Limited Partnership Agreement Revisions

During the first quarter of 2003, the limited partnership agreements of the Limited Partnerships were revised so that payments to the limited partners are no longer considered guaranteed payments and expensed on the income statement, but rather are treated as distributions to the limited partners, payable if and when dividends are declared on Foundation Capital's common stock.

Independent Accountants' Report

Board of Directors
Foundation Capital Resources, Inc.
Jackson, Mississippi

          We have audited the accompanying consolidated balance sheets of Foundation Capital Resources, Inc. ("Foundation Capital") as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Foundation Capital Resources, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Springfield, Missouri
February 14, 2003

Foundation Capital Resources, Inc.
Consolidated Balance Sheets
December 31, 2002 and 2001

	2002	2001

Assets
Cash and cash equivalents	$6,406,403	$7,046,063
Accounts receivable	11,017	51,459
Due from affiliates	124,292	-
Interest receivable	1,480,693	1,053,166
Loans receivable, net of allowance for loan losses and unamortized discounts of $1,887,118 and $848,917 at December 31, 2002 and 2001, respectively	121,559,762	72,328,695
Held-to-maturity securities	2,940,917	2,082,210
Deferred debt offering expenses	273,858	99,500
Other	59,587	-

Total assets	$132,856,529	$82,661,093

Liabilities and Stockholders' Equity
Liabilities
Accounts payable and accrued expenses	$172,599	$168,507
Income taxes payable	-	11,500

Total liabilities	172,599	180,007

Limited Partnership Minority Interest	131,652,895	81,289,161

Stockholders' Equity
Class I preferred stock, 7.25% cumulative; $10 par value; authorized 10,000,000 shares; issued and outstanding 2002 and 2001 - 200 shares	2,000	2,000
Common stock; $10 par value; authorized 20,000,000 shares; issued and outstanding 2002 - 140,817.3 shares, 2001 - 143,876.3 shares	1,408,173	1,438,763
Excess stock; $10 par value; authorized 20,000,000 shares; none issued and outstanding	-	-
Additional paid-in capital (deficit)	(160,000)	(160,000)
Retained earnings (deficit)	(219,138)	(88,838)

Total stockholders' equity	1,031,035	1,191,925

Total liabilities and stockholders' equity	$132,856,529	$82,661,093

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foundation Capital Resources, Inc.
Consolidated Statements of Operations
Years Ended December 31, 2002 and 2001

	2002	2001

Interest Income
Loans	$7,545,411	$4,774,215
Held-to-maturity securities	207,861	51,365
Deposits with banks	336,029	286,637

Total interest income	8,089,301	5,112,217

Provision for Loan Losses	-	92,085

Interest Income After Provision for Loan Losses	8,089,301	5,020,132

Other Income	13,495	21,246
	8,102,796	5,041,378

Other Expense	1,184,851	756,149

Income Before Income Taxes	6,917,945	4,285,229

Provision for Income Taxes	-	11,500

Income Before Preferred Payments to Limited Partnership and Minority Interest	6,917,945	4,273,729

Preferred Payments to Limited Partnership	8,017,346	4,437,621

Income (Loss) Before Minority Interest	(1,099,401)	(163,892)

Minority Interest	(1,079,329)	(195,887)

Net Income (Loss)	(20,072)	31,995

Less Cash Dividends Accrued on Noncumulative Class II Preferred Stock	-	80,200

Net Loss Allocable to Common Stockholders	$(20,072)	$(48,205)

Basic and Diluted Loss Per Common Share	$(0.13)	$(1.36)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foundation Capital Resources, Inc.
Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2002 and 2001

	Class I Preferred Stock	Class II Preferred Stock	Common Stock	Additional Paid-in Capital (Deficit)	Retained Earnings (Deficit)	Total

Balance, January 1, 2001	$-	$1,051,000	$1,500	$(80,000)	$(12,195)	$960,305

Net income	-	-	-	-	31,995	31,995
Issuance of Class I preferred stock, 200 shares	2,000	-	-	-	-	2,000
Issuance of Class II preferred stock, 3,578.25 shares	-	357,825	-	-	-	357,825
Issuance of common stock, 2,843.80 shares	-	-	28,438	(80,000)	-	(51,562)
Conversion of Class II preferred stock to common stock, 140,882.5 shares	-	(1,408,825)	1,408,825	-	-	-
Dividends on common stock, $.20 per share	-	-	-	-	(28,438)	(28,438)
Dividends on Class II preferred stock	-	-	-	-	(80,200)	(80,200)

Balance, December 31, 2001	2,000	0	1,438,763	(160,000)	(88,838)	1,191,925

Net loss	-	-	-	-	(20,072)	(20,072)
Retirement of common stock, 24,250.5 shares	-	-	(242,505)	-	-	(242,505)
Issuance of common stock, 21,191.5 shares	-	-	211,915	-	-	211,915
Dividends on common stock, $.78 per share	-	-	-	-	(110,228)	(110,228)

Balance, December 31, 2002	$2,000	$0	$1,408,173	$(160,000)	$(219,138)	$1,031,035

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foundation Capital Resources, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2002 and 2001

	2002	2001

Operating Activities
Net income (loss)	$(20,072)	$31,995
Items not requiring (providing) cash
Provision for loan losses	-	92,085
Accretion of discounts on loans and held-to-maturity securities	(192,599)	(72,365)
Amortization of deferred origination fees	(51,285)	(28,506)
Changes in
Due from affiliates	(124,292)	-
Interest receivable	(427,527)	(790,207)
Other assets	(19,145)	(32,568)
Accounts payable and accrued expenses	(105,908)	115,865
Income taxes payable	(11,500)	7,900

Net cash used in operating activities	(952,328)	(675,801)

Investing Activities
Origination of loans	(78,933,101)	(46,025,411)
Proceeds from principal payments on loans	29,943,216	11,383,547
Purchases of held-to-maturity securities	(856,005)	(2,081,520)

Net cash used in investing activities	(49,845,890)	(36,723,384)

Financing Activities
Proceeds from issuance of common and preferred stock	211,915	359,825
Payments from retirement of common stock	(242,505)	-
Payment of costs related to issuance of stock	(64,358)	(179,500)
Dividends paid	(110,228)	(100,825)
Increase in minority interest	50,363,734	42,741,734

Net cash provided by financing activities	50,158,558	42,821,234

Increase (Decrease) in Cash and Cash Equivalents	(639,660)	5,422,049

Cash and Cash Equivalents, Beginning of Year	7,046,063	1,624,014

Cash and Cash Equivalents, End of Year	$6,406,403	$7,046,063

Supplemental Cash Flows Information
Debt offering costs in accrued expenses	$110,000	-
Reinvestment of preferred payments to limited partnership minority interest	$8,017,810	$4,437,621
Income taxes paid, net of refunds	$10,854	$2,971

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 1:          Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Foundation Capital was formed as a Georgia corporation to invest primarily in the work of churches and other nonprofit organizations by making mortgage loans to such entities and to acquire indebtedness secured by mortgages issued by such entities. Foundation Capital plans to qualify as an infinite life real estate investment trust (REIT) under the requirements of the Internal Revenue Code, but has not yet done so, and will be taxed as a "C" corporation until such time as REIT status is attained.

Principles of Consolidation

The consolidated financial statements include the accounts of Foundation Capital and two limited partnerships, Foundation Capital Partners I, LLLP and Foundation Capital Partners II, LLLP, which are controlled by Foundation Capital in its capacity of sole general partner. All significant interentity accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

Cash Equivalents

Foundation Capital considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2002 and 2001, cash equivalents consisted of a money market fund.

Securities

Held-to-maturity securities, which include any security for which Foundation Capital has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity. All of Foundation Capital's securities are classified as held to maturity.

Interest on investments in debt securities is included in income when earned on the accrual basis. The accrual of interest is discontinued, and any previously accrued interest is reversed, when in the opinion of management, the full timely collection of principal and interest is in doubt.

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Capital Stock

Under its Articles, which were revised October 1, 2001, Foundation Capital may issue up to 50,000,000 shares of capital stock. Of these total shares, 10,000,000 shares are designated as Class I Preferred Stock, 20,000,000 shares are designated as Common Stock and 20,000,000 shares are designated as Excess Stock.

Holders of Common Stock are entitled to one vote for each share owned.

Holders of Class I Preferred Stock are entitled to vote on matters only if their 7.25% dividends are in arrears for one year or longer. Class I Preferred Stock may be redeemed at the option of Foundation Capital at a price per share equal to $10 per share plus any accumulated dividends.

Excess Stock includes any Class I Preferred Stock or Common Stock for which there is a purported issuance or transfer in violation of Foundation Capital's Articles.

The deficit additional paid-in capital relates to costs incurred in conjunction with equity resulting from private placement offerings, including the one discussed in Note 11.

Dividend Rights

The holders of shares of Class I Preferred Stock and Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of Foundation Capital, cash dividends at the following rates and in the following order of preference and priority:
(i)	Holders of shares of Class I Preferred Stock shall receive any cash dividends on a cumulative basis at a rate of seven and 25/100s percent (7.25%) of par value per share per annum;

(ii)	Holders of shares of Common Stock shall receive cash dividends at rates periodically determined by the Board of Directors

Holders of shares of Excess Stock shall not be entitled to any dividends.

Loans Receivable

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on loans collateralized by church bonds. Interest income is reported on the interest method and includes amortization of net deferred loan fees over the loan term. Generally, loans are placed on nonaccrual status at ninety days past due and interest is considered a loss, unless the loan is well secured and in the process of collection.

Discounts and premiums on loans collateralized by church bonds are amortized to income using the interest method over the remaining period to contractual maturity.

The loans receivable primarily represent loans made by Foundation Capital to churches and are generally secured by mortgages on the properties and/or bonds issued by the church which are secured by the properties.

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that Foundation Capital will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Loans not evaluated for impairment on an individual basis are collectively evaluated for impairment, and losses are estimated based on management's evaluation of the portfolio and considering other factors such as past due trends, historical charge-off ratios of entities with similar loan portfolio characteristics and other factors.

Minority Interest

Foundation Capital is the sole general partner of Foundation Capital Partners I, LLLP and Foundation Capital Partners II, LLLP (collectively the "Limited Partnerships") which will be operated as what are commonly referred to as Down REITs once Foundation Capital attains REIT status. The Limited Partnerships are recorded as minority interest on Foundation Capital's balance sheet, since, as the sole general partner, Foundation Capital effectively controls the Limited Partnerships.

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

The Foundation Ministries Loan Fund (FMLF), which is managed by the Assemblies of God Financial Services Group (AGFSG) initially transferred a portfolio of loans secured primarily by church buildings at the then outstanding loan balances value, net of FMLF's related allowance for loan losses, which approximated fair value, to Foundation Capital during 2000 to establish Foundation Capital Partners I, LLLP. AGFSG initially invested $10,000,000 to establish Foundation Capital Partners II, LLLP in 2001, which had been formed by Foundation Capital on October 31, 2000. FMLF currently receives preferred payments at rates determined by the Board of Directors. AGFSG and another unrelated limited partner receive preferred payments at the same rate as dividends paid on common stock, as determined periodically by the Board of Directors. AGFSG directly or indirectly held approximately 85% and 75% of the outstanding common stock of Foundation Capital at December 31, 2002 and 2001, respectively.

Earnings Per Common Share

Earnings per common share have been computed based upon the weighted average common shares outstanding during each year. Because there are no potentially dilutive shares outstanding, diluted earnings per share is the same as basic earnings per share.

Segment Information

Foundation Capital's principal business is making mortgage loans to churches and other nonprofit organizations. The lending operation is Foundation Capital's only reportable segment. The lending segment is principally engaged in the business of originating mortgage loans secured by mortgages on church properties and/or bonds issued by the entity which are secured by the properties. These loans are funded primarily through investments by limited partners. Selected information is not presented separately for Foundation Capital's reportable segment, as there is no material difference between that information and the corresponding information in the consolidated financial statements.

Future Changes in Accounting Principle

The Financial Accounting Standards Board ("FASB") recently issued its Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This new Interpretation requires a guarantor to recognize a liability for the fair value of the obligation undertaken in issuing a guarantee at its inception and prescribes disclosures regarding guarantees. The Interpretation applies only to guarantees issued or modified after December 31, 2002. Initial adoption of the Interpretation will have no effect on Foundation Capital's financial statements. Foundation Capital's application of the Interpretation to guarantees issued or modified after December 31, 2002, will, if material, result in recognition of a liability for such guarantees, as well as recognition of fee revenue from them over the period of time the guarantees are outstanding.

In July 2002, FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires that a liability for costs associated with an exit or disposal activity be recognized when incurred rather than at the date of commitment to an exit or disposal plan. This Statement replaces EITF 94-3 and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of this Statement is not expected to have a material effect on Foundation Capital's financial statements.

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 2:          Securities

The amortized cost and approximate fair values of securities classified as held to maturity are as follows:
	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value

Church bonds	$2,940,917	$343,143	$(2,726)	$3,281,334

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value

Church bonds	$2,082,210	$11,294	$(28,504)	$2,065,000

Maturities of held-to-maturity debt investments at December 31, 2002:
	Amortized Cost	Approximate Fair Value

After one through five years	$9,500	$6,774
After five through ten years	85,138	96,708
After ten years	2,846,279	3,177,852

	$2,940,917	$3,281,334

Note 3:          Loans Receivable and Allowance for Loan Losses

Categories of loans at December 31 include:
	2002	2001

Mortgage loans	$51,586,704	$38,905,119
Church bond loans	66,594,598	33,011,000
Construction loans	5,058,378	1,132,250
Other	502,386	160,000

Total loans	123,742,066	73,208,369

Less
Allowance for loan losses	336,283	336,283
Unamortized discounts	1,550,835	512,634
Deferred origination fees, net	295,186	30,757

	2,182,304	879,674

	$121,559,762	$72,328,695

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

          Activity in the allowance for loan losses is summarized as follows:

	2002	2001

Balance, beginning of year	$336,283	$244,198

Provision for loan losses	-	92,085

Balance, end of year	$336,283	$336,283

For the years ended December 31, 2002 and 2001, Foundation Capital did not have any loan charge-offs.

As of December 31, 2002 and 2001, the recorded investment in impaired loans approximated $4,171,000 and $0, respectively, all of which is subject to allowance for losses on loans. The average recorded investment in impaired loans during 2002 and 2001 was approximately $4,079,000 and $0, respectively. Interest of $347,208 and $0 was recognized on an accrual basis during 2002 and 2001, respectively, which was not materially different from interest recognized on a cash basis.

At December 31, 2002 and 2001, accruing loans delinquent 90 days or more totaled $2,680,751 and $0, respectively. Nonaccruing loans at December 31, 2002 and 2001, were $1,490,266 and $0, respectively.

Note 4:          Income Taxes

The provision for income taxes includes these components:
	2002	2001

Taxes currently payable	$0	$11,500

A reconciliation of income tax expense at the statutory rate to Foundation Capital's actual income tax expense is shown below:
	2002	2001

Computed at the statutory rate (34%)	$2,352,101	$1,456,978
Increase (decrease) resulting from
Limited partnership preferred payments and minority share of net income or loss taxable to limited partners	(2,358,926)	(1,442,190)
Other	6,825	(3,288)

Actual tax expense	$0	$11,500

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 5:          Limited Partnership Minority Interest

The Limited Partnership Minority Interest represents the Limited Partnership interests of Foundation Capital Partners I, LLLP and Foundation Capital Partners II, LLLP. Foundation Capital is the General Partner of each of the Limited Partnerships. The Limited Partnership Agreements for both Foundation Capital Partners I, LLLP and Foundation Capital Partners II, LLLP state that the Limited Partners cannot voluntarily withdraw from the partnership and cannot take part in the management of the business, transact business for the partnership or have the power to sign for or bind the partnership to any agreement or document, as these powers belong only to the General Partner. Additionally, the Limited Partners can sell their interest in the partnership only with the General Partner's permission. The Limited Partnership Minority Interest activity is summarized as follows:

Foundation Capital Partners I, LLLP

	2002	2001

Balance, beginning of year	$47,227,315	$38,547,427
Cash contributions	15,500,000	5,500,000
Reinvestment of preferred payments	4,199,031	3,172,095
Withdrawals	(6,329,746)	-
Allocation of earnings (loss)	(501,469)	7,793

Balance, end of year	60,095,131	47,227,315

Foundation Capital Partners II, LLLP

	2002	2001

Balance, beginning of year	34,061,846	-
Cash contributions	34,255,000	33,000,000
Reinvestment of preferred payments	3,818,779	1,265,526
Allocation of loss	(577,861)	(203,680)

Balance, end of year	71,557,764	34,061,846

Limited partnership minority interest	$131,652,895	$81,289,161

Note 6:          Management Services

Foundation Capital does not have any employees and instead has contracted with an entity affiliated with certain of its common stockholders to manage the operations of Foundation Capital. The management company in turn has contracted with an entity affiliated with certain common stockholders to perform certain of the administrative duties. Foundation Capital recognized $1,334,796 and $718,735 of expense related to this management arrangement during the years ended December 31, 2002 and 2001, respectively. The amounts due from (to) the management company at December 31, 2002 and 2001, were $89,221 and $(37,765), respectively.

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 7:          Disclosures About Fair Value of Financial Instruments

The following table presents estimated fair values of Foundation Capital's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, Foundation Capital does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.
	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets
Cash and cash equivalents	$6,406,403	$6,406,403	$7,046,063	$7,046,063
Interest receivable	1,480,693	1,480,693	1,053,166	1,053,166
Loans receivable	121,559,762	123,859,000	72,328,695	76,140,000
Held-to-maturity securities	2,940,917	3,281,334	2,082,210	2,065,000

Unrecognized financial instruments (net of contract amount)
Commitments to extend credit	-	-	-	-

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and Cash Equivalents

The carrying amount approximates fair value.

Loans and Interest Receivable

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of interest receivable approximates its fair value.

Securities

Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Commitments to Extend Credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 8:          Commitments and Credit Risk

Commitments to Originate Loans

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but typically includes commercial real estate.

Foundation Capital had outstanding commitments to originate loans aggregating approximately $15,280,000 and $5,376,000, all at fixed rates of interest, at December 31, 2002 and 2001, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

Loans Receivable

Foundation Capital extends credit for real estate mortgage loans and church bond loans primarily to churches and affiliated organizations. Foundation Capital evaluates creditworthiness on a loan-by-loan basis and generally requires collateral in the form of first mortgages on the related property, or that the bonds collateralizing church bond loans are secured by first mortgages on the related property. The loans are expected to be repaid from operations of and/or contributions to the borrowers. Foundation Capital also controls credit risk through regular evaluations and monitoring procedures.

At December 31, 2002, there were three outstanding loans that individually had principal balances in excess of 5% of total assets. Together these three loans comprised approximately 20% of total assets. These three loans are not interrelated and none exceeded 10% of total assets individually. At December 31, 2001, there were no outstanding loans that individually had principal balances in excess of 5% of total assets.

At December 31, 2002 and 2001, loans to borrowers in the states of California and Washington totaled approximately 40% and 60%, respectively, of the gross loan portfolio.

Note 9:          Earnings Per Share

Earnings (loss) per share (EPS) were computed as follows:

	Year Ended December 31, 2002
	Loss	Weighted Average Common Shares	Per Share Amount

Net loss	$(20,072)
Basic and diluted earnings per share
Loss allocable to common stockholders	$(20,072)	150,482	$(0.13)

Foundation Capital Resources, Inc.
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

	Year Ended December 31, 2001
	Income	Weighted Average Common Shares	Per Share Amount

Net income	$31,995
Basic and diluted earnings per share
Loss allocable to common stockholders	$(48,205)	35,570	$(1.36)

Note 10:          Significant Estimates and Concentrations

Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in Notes 1 and 3. Current vulnerabilities due to certain concentrations of credit risk are discussed in Note 8.

Note 11:          Debt Offering

Foundation Capital has received approval by the Securities and Exchange Commission to raise funds through a public offering of up to $55,000,000 of unsecured debt obligations with terms varying from three to ten years with interest at rates currently ranging from 4.25% to 6.25%. As of December 31, 2002, no debt obligations were outstanding.

Independent Accountants' Report on
Financial Statement Schedules

Board of Directors
Foundation Capital Resources, Inc.
Jackson, Mississippi

In connection with our audits of the consolidated financial statements of Foundation Capital Resources, Inc. for each of the two years in the period ended December 31, 2002, we have also audited the following financial statement schedules. The financial statement schedules are the responsibility of Foundation Capital's management. Our responsibility is to express an opinion on the financial statement schedules based on our audits of the basic financial statements. These schedules are presented for purposes of complying with the Securities and Exchange Commission's rules and regulations and are not a required part of the consolidated financial statements.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

/s/BKD, LLP

Springfield, Missouri
February 14, 2003

Foundation Capital Resources, Inc.
Mortgage Loans on Real Estate
December 31, 2002

Column A		Column B	Column C	Column D
Range of Carrying Amounts of Mortgages	Number of Loans	Interest Rates	Final Maturity Date	Periodic Payment Terms

Mortgage Loans

Less than $3,646,800 (3)	68	7.4 - 10.50%	Various	N/A
Loan in Seattle, WA	1	7.95	12/1/04	Level Pay
	69

Investment in Church Bond Loans

Less than $3,646,800 (3)	72	6.50 - 10.50	Various	N/A
Loan in Brooklyn, NY	3	7.25 - 8.30	Various	Level Pay
Loan in Surprise, AZ	2	8.40 - 9.00	Various	Level Pay
	77

Construction Loans
Less than $3,646,800 (3)	4	7.50 - 8.75	Various	Varying

Other
Less than $3,646,800 (3)	5	7.50 - 8.50	Various	Varying

Unamortized discount
Allowance for loan losses (2)
Other

	155

Column E	Column F	Column G	Column H
Prior Liens	Face Amount of Mortgage	Carrying Amount of Mortgage	Principal Amount of Loans Delinquent

N/A	N/A	$44,242,704	$4,171,017
N/A	$7,344,000	7,344,000	-
		51,586,704	4,171,017

N/A	N/A	46,240,526	-
N/A	$11,654,072	11,654,072	-
N/A	$8,700,000	8,700,000	-
		66,594,598	-

N/A	$5,058,623	5,058,378	-

N/A	$502,386	502,386	-

		(1,550,835)	-
		(336,283)	-
		(295,186)	-

		$121,559,762	$4,171,017

Foundation Capital Resources, Inc.
Mortgage Loans on Real Estate
December 31, 2001

Column A		Column B	Column C	Column D
Range of Carrying Amounts of Mortgages	Number of Loans	Interest Rates	Final Maturity Date	Periodic Payment Terms

Mortgage Loans

Less than $2,169,861 (6)	58	7.4 - 10.50%	Various	N/A
Loan in Prattville, AL	1	10.50	11/06/20	Level Pay
Loan in Bothell, WA	1	7.40	11/03/20	Level Pay
Loan in Stockton, CA	1	8.40	01/01/24	Level Pay
Loan in Riverside, CA	1	7.50	11/28/02	Level Pay
Loan in Meza, AZ	1	7.40	12/28/04	Level Pay

	63

Investment in Church Bond Loans

Less than $2,169,861 (6)	50	6.50 - 10.50	Various	N/A
Loan in Contra Costa County, CA	1	9.50	06/30/20	Varying

	51

Construction Loans
Less than $2,169,861 (6)	1	7.50	11/24/03	Varying

Other
Less than $2,169,861 (6)	2	7.50 - 8.50	Various	Varying

Unamortized discount
Allowance for loan losses (2)
Other

	117

Column E	Column F	Column G	Column H
Prior Liens	Face Amount of Mortgage	Carrying Amount of Mortgage	Principal Amount of Loans Delinquent

N/A	N/A	$23,929,092	$1,902,676
N/A	$2,525,500	2,495,758	2,495,758
N/A	$3,167,828	3,093,440	-
N/A	$2,924,050	2,801,369	-
N/A	$3,886,000	3,885,460	-
N/A	$2,700,000	2,700,000	-

		38,905,119	4,398,434

N/A	N/A	30,286,000	-
N/A	$2,725,000	2,725,000	-

		33,011,000	-

N/A	$1,132,250	1,132,250	-

N/A	$160,000	160,000	-

		(512,634)	-
		(336,283)	-
		(30,757)	-

		$72,328,695	$4,398,434

Foundation Capital Resources, Inc.
Mortgage Loans on Real Estate
December 31, 2002

Notes
(1)	Reconciliation of the carrying amounts of loans

Balance at December 31, 2001		$72,328,695
Additions during 2002
Loan originations and purchases of church bond loans	$42,753,500
Loan originations and purchases of mortgage loans	36,179,601
Accretion of discounts	189,897
		79,122,998
Deductions during 2002
Collections of principal	29,943,216
Provision for losses	-
Other	(51,285)
		29,891,931

		$121,559,762

(2)	The provision for losses is based on management's assessment of various factors.
(3)	$3,646,800 is 3% of the total amount of loans at December 31, 2002.
(4)	The geographic distribution of Foundation Capital's whole loan portfolio at December 31, 2002, is as follows:

State or Territory	Number of Loans	Carrying Amount

Arizona	16	$17,538,146
California	25	26,733,450
Florida	10	4,454,109
North Carolina	16	9,405,133
New Jersey	7	2,737,670
Texas	10	3,933,558
Washington	36	22,541,445
Other states, less than 5 loans each	35	36,398,555
Unamortized discount	-	(1,550,835)
Allowance for loan losses	-	(336,283)
Other	-	(295,186)

	155	$121,559,762

Foundation Capital Resources, Inc.
Mortgage Loans on Real Estate
December 31, 2001

Notes
(1)	Reconciliation of the carrying amounts of loans

Balance at December 31, 2000		$37,678,735
Additions during 2001
Loan originations and purchases of church bond loans	$26,985,250
Loan originations and purchases of mortgage loans	19,040,161
Accretion of discounts	71,675
		46,097,086
Deductions during 2001
Collections of principal	11,383,547
Provision for losses	92,085
Other	(28,506)
		11,447,126

		$72,328,695

(5)	The provision for losses is based on management's assessment of various factors.
(6)	$2,169,861 is 3% of the total amount of loans at December 31, 2001.
(7)	The geographic distribution of the Company's whole loan portfolio at December 31, 2001, is as follows:

State or Territory	Number of Loans	Carrying Amount

Arizona	9	$6,936,446
California	21	25,060,121
Florida	7	4,159,261
North Carolina	7	4,164,500
Texas	7	3,693,828
Washington	46	19,435,866
Other states, less than 5 loans each	20	9,758,347
Unamortized discount	-	(512,634)
Allowance for loan losses	-	(336,283)
Other	-	(30,757)

	117	$72,328,695

Foundation Capital Resources, Inc.
Pro Forma Financial Statements

          The following tables contain unaudited pro forma combined financial information for Foundation Capital as if the mergers of FCPI and FCPII with and into Foundation Capital had been completed as described in this prospectus. The following unaudited pro forma combined balance sheet as of September 30, 2003 gives effect to the mergers as if they had occurred on January 1, 2003. The following unaudited pro forma combined statements of earnings for the year to date period ended September 30, 2003 and for the year ended December 31, 2002 give effect to the mergers as if they had occurred at the beginning of the periods presented. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined financial statements.

          It is important that when you read this information, you read it along with the separate financial statements and accompanying notes of Foundation Capital included in this prospectus. You should not rely on the following selected unaudited pro forma combined financial information as indicating the results of operations or financial condition that would have been achieved if the mergers had taken place earlier or that will be achieved after completion of the mergers.

Foundation Capital Resources, Inc.
Pro Forma Consolidated Balance Sheet
September 30, 2003
(Unaudited)

	As Reported	Pro Forma Adjustments	Pro Forma
Assets
Cash and cash equivalents	$2,388,058	$-	$2,388,058
Accounts receivable	57,554	-	57,554
Due from affiliates	224,500	-	224,500
Interest receivable	2,324,450	-	2,324,450
Loans receivable, net of allowance for loan losses and unamortized discounts of $2,195,456	159,426,368	-	159,426,368
Foreclosed assets held for sale, net	2,712,597	-	2,712,597
Held-to-maturity securities	3,705,099	-	3,705,099
Deferred debt offering costs	631,062	-	631,062
Other	11,508	-	11,508

Total assets	$171,481,196	$-	$171,481,196

Liabilities and Stockholders' Equity

Liabilities
Accounts payable and accrued expenses	$181,519	$-	$181,519

Total liabilities	181,519	-	181,519

Limited Partnership Minority Interest (Note 1)	$170,091,865	$(170,091,865)	$-

Stockholders' Equity
Class I preferred stock, 7.25% cumulative; $10 par value	-	-	-

Common stock; $10 par value (Note 1)	1,475,430	170,091,865	171,567,295
Excess stock; $10 par value	-	-	-
Additional paid-in capital (deficit)	(160,000)	-	(160,000)
Retained earnings (deficit)	(107,618)	-	(107,618)

Total stockholders' equity (Note 1)	1,207,812	170,091,865	171,299,677

Total liabilities and stockholders' equity	$171,481,196	$-	$171,481,196

SEE NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Foundation Capital Resources, Inc.
Pro Forma Consolidated Statement of Operations
For the Nine Months Ended September 30, 2003
(Unaudited)

	As Reported	Pro Forma Adjustments	Pro Forma

Interest Income
Loans	$8,433,272	$-	$8,433,272
Held-to-maturity securities	261,733	-	261,733
Deposits with banks	52,386	-	52,386
Total interest income	8,747,391	-	8,747,391

Provision for Loan Losses	68,985	-	68,985

Interest Income After Provision for Loan Losses	8,678,406	-	8,678,406

Other Income	66,997	-	66,997
	8,745,403	-	8,745,403

Other Expenses	1,419,607	-	1,419,607

Income Before Income Taxes	7,325,796	-	7,325,796

Provision for Income Taxes	-	-	-

Income Before Payments to Limited Partnership and Minority Interest	7,325,796	-	7,325,796

Payments to Limited Partnership	-	-	-

Income (Loss) Before Minority Interest	7,325,796	-	7,325,796
Minority Interest (Note 2)	7,144,565	(7,144,565)	-
Net Income (Loss) (Note 2)	$181,231	$7,144,565	$7,325,796
Basic and Diluted Earnings (Loss) per Common Share	$1.27	$(0.84)	$0.43

SEE NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Foundation Capital Resources, Inc.
Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2002
(Unaudited)

	As Reported	Pro Forma Adjustments	Pro Forma

Interest Income
Loans	$7,545,411	-	7,545,411
Held-to-maturity securities	207,861	-	207,861
Deposits with banks	336,029	-	336,029
Total interest income	8,089,301	-	8,089,301

Provision for Loan Losses	-	-	-

Interest Income After Provision for Loan Losses	8,089,301	-	8,089,301

Other Income	13,495	-	13,495
	8,102,796	-	8,102,796

Other Expenses	1,184,851	-	1,184,851

Income Before Income Taxes	6,917,945	-	6,917,945

Provision for Income Taxes	-	-	-

Income Before Payments to Limited Partnership and Minority Interest	6,917,945	-	6,917,945

Payments to Limited Partnership	8,017,346	(8,017,346)	-

Income (Loss) Before Minority Interest	(1,099,401)	(8,017,346)	6,917,945
Minority Interest (Note 2)	(1,079,329)	1,079,329	-
Net Income (Loss) (Note 2)	$(20,072)	(6,938,017)	6,917,945
Basic and Diluted Earnings (Loss) per Common Share	$(0.13)	$0.53	$0.40

SEE NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Foundation Capital Resources, Inc.
Notes to Pro Forma (Unaudited) Financial Statements

Note 1:          Pro Forma Adjustments For Conversion of Limited Partnership Units into Common Stock

The pro forma adjustments for these line items reflect the conversion of limited partnership Units in FCPI and FCPII into shares of Foundation Capital Common Stock in the proposed mergers. Following that conversion, there would no longer be a Limited Partnership Minority Interest line item on the balance sheet, the number of shares of Foundation Capital Common Stock outstanding would increase, and Stockholders' Equity would correspondingly increase.

Note 2:          Pro Forma Adjustments to Minority Interest and Net Income

The pro forma adjustments for these line items also reflect the conversion of limited partnership Units in FCPI and FCPII into shares of Foundation Capital Common Stock in the proposed mergers. Following that conversion, there would no longer be a Minority Interest line item on the statement of operations. As a result, Net Income would increase.

APPENDIX I

PRIOR PERFORMANCE TABLE

          The Prior Performance Tables ("Tables"), Appendix I of the Prospectus, contain certain information about the prior program ("Program") conducted by Assembly of God Loan Fund ("AGLF") who is deemed an affiliate of Foundation Capital. The Program had investment objectives similar to Foundation Capital in that AGLF raised proceeds in order to make and purchase mortgage loans. However, while Foundation Capital believes that AGLF's loan policies are similar to Foundation Capital's loan policies, there may be important differences between them. Furthermore, AGLF is not directly involved in the management of Foundation Capital nor is it responsible in any way for this offering or repayment of the Certificates. For all of these reasons, as well as the risks described in "Risk Factors" and "Forward-Looking Statements," the actual performance of Foundation Capital's loan portfolio may not comparable with AGLF. The purpose of the Tables is to provide certain information on the prior performance of the Program so as to allow prospective investors a basis upon which to evaluate the experience of this Affiliate of Foundation Capital.

          Prospective investors should read these Tables carefully together with the summary information regarding the Program as set forth in the "Prior Performance of Foundation Capital and its Affiliate" section of the prospectus.

          Investors in Foundation Capital will not own any interest in the Program and should not assume that they will experience returns, if any, comparable to those experienced by investors in the Program.

          The following tables are included:

                    Table I-Experience in Raising and Investing Funds

                    Table II-Compensation to Sponsor

                    Table III-Operating Results of Prior Program

TABLE I-EXPERIENCE IN RAISING AND INVESTING FUNDS

          Table I summarizes the funds raised and the use of the funds for non-public offerings completed since 1999 by AGLF, an affiliate of Foundation Capital. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been used to make or purchase mortgages. All figures for AGLF are as of March 31, 2002.

AGLF

Dollar amount offered	$200,000,000
Dollar amount raised	$39,884,950
Percentage of funds raised	19.44%
Less offering expenses:
Selling commissions and discounts retained by affiliates	0
Organizational expenses	0
Other underwriting expenses	0
Reserves	0
Percent available to issuer	100%
Acquisition costs:
Prepaid items and fees related to purchase of property	N/A
Cash down payment	N/A
Acquisition fees	N/A
Other	N/A
Total acquisition cost	N/A
Percent leverage (mortgage financing divided by acquisition cost)	N/A
Date offering began	3/99
Length of offering (mos)	3 years (1)
Months to invest 90% of amount available for investment	2 mos.

N/A   means not applicable.
(1)   Part of continuous offering which began in 1992.

TABLE II-COMPENSATION TO SPONSORS

          The following sets forth the compensation received by sponsors, including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations of AGLF having similar investment objectives with Foundation Capital. The Table represents offerings which have been completed during the period from January 1999 through March 31, 2002.

AGLF

Date offering commenced	3/99
Dollar amount raised	$39,884,950
Amount paid to sponsor from proceeds of offering:
Underwriting fees	0
Acquisition fees
real estate fees	N/A
advisory fees	N/A
Other	N/A
Other	0
Dollar amount of cash generated from operations before deducting payments to sponsor	$4,907,469
Amount paid to sponsor from operations:
Property management fees	0
Partnership management fees	0
Reimbursement	0
Leasing commissions	0
Other	0
Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash	N/A
Notes	N/A
Amount paid to sponsor from property sales and refinancing:
Real estate commissions	N/A
Incentive fees	N/A
Other	N/A

N/A   means not applicable.

TABLE III-OPERATING RESULTS OF PRIOR PROGRAMS

          The following tables set forth operating results of the AGLF offering from 1998 through 2001. The information relates only to the single program whose investment objectives were similar to those of Foundation Capital. All figures for AGLF are as of March 31, 2002.

(a)  AGLF
	2002		2001	2000	1999	1998
Gross Revenues	$8,035,524		$7,622,318	$4,994,145	$6,464,229	$6,254,704
Profit on sale of properties	-		-	-	-	-
Less: Operating expenses	2,606,246		1,621,525	1,672,706	1,158,368	636,067
Interest expense(1)	3,729,006		3,277,920	2,948,917	2,577,488	2,604,965
Depreciation	0		0	0	0	0
Change in unrestricted net assets	1,700,272		2,722,873	372,522	2,728,373	3,013,672
Taxable Income(2)
From operations	(2)		(2)	(2)	(2)	(2)
From gain on sale	(2)		(2)	(2)	(2)	(2)
Cash generated from operations	1,950,295		1,877,973	1,079,201	1,654,855	3,302,829
Cash generated from (used in) investments	(30,327,199	)(6)	3,238,895	(9,114,354)	1,412,363	(2,015,530)
Cash generated from financing(3)	20,453,548		1,271,776	8,232,145	(2,166,549)	(1,220,179)
Cash generated from operations, investments and financings	(7,923,356)		6,388,644	196,992	900,669	67,120
Less: Cash distributions to investors(4)
From operating cash flow	(4)		(4)	(4)	(4)	(4)
From sales and refinancing	(4)		(4)	(4)	(4)	(4)
From other	0		0	0	0	0
Cash generated (deficiency) after cash distributions	(7,923,356)		6,388,644	196,992	900,669	67,120
Less: Special items	-		-	-	-	-
Cash generated (deficiency) after cash distributions and special items	(7,923,356)		6,388,644	196,992	900,669	67,120
Tax and Distribution Data per $1,000 Invested
Federal Income Tax Results:(2)
Ordinary income (loss)
From operations	(2)		(2)	(2)	(2)	(2)
From recapture	(2)		(2)	(2)	(2)	(2)
Capital gain (loss)	(2)		(2)	(2)	(2)	(2)

	2002	2001	2000	1999	1998
Cash Distributions to Investors (5):
Source (on GAAP basis)
Investment income	(5)	(5)	(5)	(5)	(5)
Return of capital	(5)	(5)	(5)	(5)	(5)
Source (on cash basis)
Sales	0	0	0	0	0
Financing	(3)	(3)	(3)	(3)	(3)
Operations	(4)	(4)	(4)	(4)	(4)
Other	0	0	0	0	0
Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in Table	N/A	N/A	N/A	N/A	N/A

N/A   means not applicable.

 _________________
(1)	Includes interest payments to investors as well as to others.
(2)	No tax related information can be provided since AGLF is a non-profit entity and is, therefore, not subject to paying taxes.
(3)	Includes proceeds from sale of investments and principal repayments to investors.

	2002	2001	2000	1999	1998
Proceeds from issuance of notes	$49,144,627	$22,306,743	$18,245,074	$3,981,863	$1,326,258
Repayment of notes	29,162,379	22,239,724	12,212,120	5,699,546	2,498,156

(4)	See footnotes 1 and 3.
(5)	All investors own debt securities and received interest on such debt as well as principal on securities that matured during the period.
(6)	Investment activities for the fiscal year ended March 31, 2002 are as follows:

Increase in AGFSG Pool	(26,590,289)
Increase Direct Loans	(2,446,867)
Increase in Money Market	(1,277,728)
Other	(12,315)
TOTAL	(30,327,189)

Up to $55,000,000
Foundation Capital Resources, Inc.
Certificates of Indebtedness

PROSPECTUS

January 29, 2004

          You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, Certificates only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Certificates.

          No action is being taken in any jurisdiction outside the United States to permit a public offering of our Certificates or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.